                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     /X/ Revised preliminary proxy statement    / / Confidential, for Use of the
                                                    Commission Only (as
                                                    permitted by
                                                    Rule 14a-6(e)(2))

     / / Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          CROWLEY, MILNER AND COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                          CROWLEY, MILNER AND COMPANY
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------

     (5) Total fee paid:
- --------------------------------------------------------------------------------

     /X/ Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

                                 CROWLEYS LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD AUGUST    , 1996



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crowley, Milner and Company, a Michigan corporation (the "Company"), will be held at the principal offices of the Company, 2301 West Lafayette Boulevard, Detroit,
Michigan 48216 on Wednesday, August   , 1996 at 2:00 p.m., Eastern Daylight
Savings Time, for the following purposes:



       1. To elect four directors to hold office until the Annual Meeting of Shareholders in 1999;


       2. To approve the issuance by the Company of 514,800 shares of Common Stock of the Company to the shareholders (the "Steinbach Shareholders") of Steinbach Stores, Inc., an Ohio corporation ("Steinbach"), in exchange for all of the issued and outstanding shares of Common Stock of Steinbach (the "Acquisition") pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization, dated as of November 17, 1995, as amended, by and among the Company and the Steinbach Shareholders (the "Acquisition Agreement");

       3. To approve an amendment to the Crowley, Milner and Company 1992 Incentive Stock Plan (the "1992 Incentive Stock Plan") to increase the number of shares of Common Stock authorized for issuance under the 1992 Incentive Stock Plan from 200,000 shares to 300,000 shares; and

       4. To appoint the firm of Ernst & Young LLP to audit the financial records of the Company for the fiscal year ending February 1, 1997;

       5. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on July 5, 1996 as the record date for the determination of shareholders entitled to vote at the Annual Meeting and any adjournment thereof (the "Record Date").

     You are cordially invited to attend the meeting in person. If you do not expect to be present, please sign, date and mark the enclosed proxy and return it immediately. Your proxy may be revoked by filing with the Secretary a written revocation or a proxy bearing a later date at any time prior to the time it is voted or by attending the Annual Meeting and voting in person.

                                            By order of the Board of Directors,

                                            Mark A. Vandenberg

                                            MARK A. VANDENBERG, Secretary

Detroit, Michigan
July   , 1996

                                 Crowleys Logo

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS


                          To Be Held August    , 1996



     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Crowley, Milner and Company, a Michigan corporation (the "Company"), of proxies to be used at the Annual Meeting of Shareholders
which will be held on August   , 1996 or at any adjournment of the meeting. The
mailing address of the principal executive offices of the Company is 2301 West Lafayette Boulevard, Detroit, Michigan 48216. This Proxy Statement and the
enclosed Proxy were first sent or given to shareholders on July   , 1996.


     The cost of soliciting proxies, whether by mail, telephone, telegraph, in person or otherwise, will be borne by the Company. In addition to solicitation by mail, the Company will reimburse brokerage houses and other nominees for their expenses incurred in sending proxies and proxy material to the beneficial owners of shares held by them.

     Holders of Common Stock of record at the close of business on July 5, 1996 will be entitled to vote at the meeting (the "Record Date"). On that Record Date, 956,069 shares of Common Stock were issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock held by him. Cumulative voting for the election of directors is not available under the Company's Articles of Incorporation. Shares cannot be voted at the meeting unless the holder is present in person or represented by proxy. Any shareholder giving a proxy may revoke it at any time prior to its use. Unless revoked, the shares represented by the proxy will be voted in accordance with the specifications made. If no specifications are made, such shares will be voted
(i) FOR the election of the Company's nominees as directors, (ii) FOR the issuance of 514,800 shares of Common Stock in connection with the Acquisition,
(iii) FOR the approval of an amendment to the Crowley, Milner and Company 1992 Incentive Stock Plan (the "1992 Incentive Stock Plan") to increase the number of shares of Common Stock authorized for issuance under the 1992 Incentive Stock Plan from 200,000 shares to 300,000 shares, and (iv) FOR the appointment of Ernst & Young LLP as auditors. The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, the proxy holders will have discretionary authority to vote upon such matters and, in such event, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Crowley, Milner and Company, 2301 West Lafayette Boulevard, Detroit, Michigan 48216, Attention: Secretary, or hand delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

     For purposes of determining the number of votes cast with respect to any voting matter, except as otherwise expressly described herein, (a) only those cast "for" or "against" are included, (b) abstentions are counted only for purposes of determining whether a quorum is present at the Annual Meeting, and
(c) broker non-votes are not counted for any purpose. A majority of the outstanding shares of the Company Common Stock, represented in person or by proxy, will constitute a quorum at the meeting.

                       MATTERS TO COME BEFORE THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS.

     General; Plurality and Voting.

     The Bylaws of the Company provide that the Board of Directors shall consist of not less than nine members nor more than twelve members as shall be fixed from time to time by the Board and that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors is three years, and the terms of office of the three classes overlap.

     The Board of Directors is presently comprised of eleven directors. Four directors will be elected at this year's Annual Meeting to hold office until the Annual Meeting in 1999. The nominees named below have been selected by the Board of Directors. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board of Directors may select.

     Provided that a quorum is present, the four nominees receiving the highest number of votes cast at the Annual Meeting will be elected as directors of the Company.

     If no instructions are indicated in any properly executed proxy, such proxy will be voted FOR the election of the three individuals nominated by the Board of Directors.

     The following table sets forth the name, age, principal occupation for the past five years, other directorships with publicly owned companies and with public institutions, term of service as a director of the Company, and beneficial shareholdings with respect to the four individuals who will be nominated for election and the seven directors who were previously elected or appointed and who will continue for the terms indicated, as provided to the Company by each such person.


                                                                                   SHARES BENEFICIALLY
                                                                                       OWNED AS OF
                                                                        HAS          JUNE 30, 1996(1)
                                                                       SERVED    ------------------------
   NOMINEES FOR ELECTION                                                AS A                     PERCENT
   AS DIRECTOR UNTIL THE            PRINCIPAL OCCUPATION              DIRECTOR                      OF
    1999 ANNUAL MEETING           AND OTHER DIRECTORSHIPS       AGE    SINCE     NUMBER          CLASS(2)
- ---------------------------  ---------------------------------- ---   --------   -------         --------
Joseph C. Keys.............  Buyer for the Company............. 55      1983     132,113(1)(3)      13.8%
Richard S. Keys............  Buyer for the Company............. 57      1981     132,353(1)(3)      13.8%
Paul R. Rentenbach.........  Member in the firm of Dykema
                                Gossett PLLC, Detroit,
                                Michigan (attorneys)........... 51      1991       3,000(3)         *
James L. Schaye, Jr........  Vice-President, Schottenstein
                                Professional Asset Management
                                Corporation (formerly Jubilee
                                Co., Inc.) since 1990; formerly
                                President, Eleven Group, Inc.
                                (apparel manufacturer) from
                                1988 to 1989................... 47      1993       2,500(1)(3)      *

   DIRECTORS WHOSE TERM
  WILL CONTINUE UNTIL THE
    1998 ANNUAL MEETING
- ---------------------------
Dennis P. Callahan.........  President and Chief Executive
                                Officer of the Company since
                                November 1992; previously
                                employed as Senior Vice
                                President -- Merchandising of
                                Hess's Department Stores,
                                Allentown, Pennsylvania, from
                                May 1990 to November 1992...... 52      1992      66,420(1)          6.8%

                                                                                   SHARES BENEFICIALLY
                                                                                       OWNED AS OF
                                                                        HAS          JUNE 30, 1996(1)
                                                                       SERVED    ------------------------
   DIRECTORS WHOSE TERM                                                 AS A                     PERCENT
  WILL CONTINUE UNTIL THE           PRINCIPAL OCCUPATION              DIRECTOR                      OF
    1998 ANNUAL MEETING           AND OTHER DIRECTORSHIPS       AGE    SINCE     NUMBER          CLASS(2)
- ---------------------------  ---------------------------------- ---   --------   -------         --------
JoAnn S. Cousino...........  Private investor; former buyer for
                                the Company.................... 56      1983     133,526(1)(3)      13.9%
Alfred M. Entenman, Jr.....  Executive Consultant to BEI
                                Associates, Inc. (architectural
                                and engineering services) since
                                January 1988................... 75      1973       3,000(3)         *

   DIRECTORS WHOSE TERM
  WILL CONTINUE UNTIL THE
    1997 ANNUAL MEETING
- ---------------------------
Carroll E. Ebert...........  Retired Chairman, Carson Pirie
                                Scott & Co..................... 72      1991       3,500(3)         *
Julius L. Pallone..........  Management consultant since June
                                1993; President and Chief
                                Executive Officer of Royal
                                Financial Services, Inc. from
                                January 1989 to June 1993;
                                Chairman of the Board and
                                President of its wholly-owned
                                subsidiary, Royal Maccabees
                                Life Insurance Co. from 1968 to
                                June 1993. Also serves as a
                                trustee of the Woodward
                                Funds.......................... 65      1988       6,000(3)         *
Jerome L. Schostak.........  Chairman of the Board and Chief
                                Executive Officer of Schostak
                                Brothers & Company, Inc. (real
                                estate-commercial and
                                industrial-sales, leases,
                                development and industrial).
                                Also serves as a director of
                                Charter One Financial, Inc. ... 62      1995       --              --
Andrew J. Soffel...........  Chairman of the Board of Directors
                                of the Company since March 1991
                                and consultant to the Company
                                since January 31, 1993;
                                President and Chief Executive
                                Officer of the Company from
                                March 1988 to November 1992.... 65      1988      14,000(3)          1.5%

- -------------------------
  * Less than 1%.

(1) See "Principal Shareholders".

(2) For purposes of computing the applicable percentages of the named persons, shares which can be acquired upon the exercise of any option within the 60-day period beginning June 30, 1996 were added to the shares owned beneficially by such persons and to the total shares outstanding on that date, provided that such shares were not deemed to be outstanding for purposes of computing the percentages of any other person. Does not include shares beneficially owned by the Steinbach Shareholders. See "Principal Shareholders".

(3) Includes options to purchase 2,000 shares of Common Stock granted under the 1995 Director Stock Option Plan which are presently exercisable.

     Except as otherwise described, the individuals named above have been principally engaged in the occupations described above for the past five years.

     Richard and Joseph Keys are brothers and JoAnn S. Cousino is their cousin. None of the above individuals is a party to any contract, arrangement, or understanding with any person with respect to any securities of the Company except for the Shareholder Agreement (the "Shareholder Agreement"), dated August 18, 1992, as amended, among Ms. Cousino and Messrs. Joseph Keys and Richard Keys and except for the Acquisition Agreement in which case Mr. Schaye serves as the Vice President of an affiliate of the Steinbach Shareholders (see "Proposal 2:
Approval of Stock Issuance" and "Principal Shareholders"). Pursuant to the Shareholder Agreement, Ms. Cousino and Messrs. Joseph Keys and Richard Keys have agreed to restrict the disposition of, and regulate the voting of, the 390,062 shares (approximately 40.8%) of the Company's outstanding Common Stock subject to the Shareholder Agreement. In particular, these shares may only be transferred to certain revocable trusts, to the immediate family of one of these shareholders, or upon the approval of all of these shareholders. Moreover, in connection with the execution of the Shareholder Agreement, each of these shareholders executed an irrevocable proxy whereby any two of them have the power to vote all of such shares; provided, however, that with respect to certain proposals involving the Company (i.e., a merger or business combination, a sale of substantially all the assets, or a dissolution and liquidation), all of these shareholders acting together must agree to vote such shares. The Shareholder Agreement, and accompanying irrevocable proxy, shall continue in force through August 18, 1996, unless sooner terminated as provided therein. No cash was involved in the execution and delivery of the Shareholder Agreement. See "Principal Shareholders".

     The law firm of Dykema Gossett PLLC, of which Mr. Rentenbach is an equity member, has performed legal services for the Company during its last fiscal year and is expected to perform such services during the current year. The amounts paid to Dykema Gossett during the fiscal year ended February 3, 1996 by the Company for legal services did not exceed five percent of that firm's gross revenues for its last fiscal year.

     Meetings and Committees of the Board.

     The Board of Directors has established an Executive Committee, a Compensation Committee, an Audit Committee, and a Nominating Committee. During the fiscal year ended February 3, 1996, the Board of Directors met six times, the Executive Committee and Nominating Committee did not meet, the Compensation Committee met once, and the Audit Committee met once.

     Directors other than officers are currently paid a retainer of $9,000 per year and $300 per meeting for attending meetings of the Board and any committees on which they serve. In the case of Mr. Rentenbach, amounts paid to him as director's fees are credited against fees for legal services charged by the law firm of which he is a member.

     The present members of the Executive Committee are Messrs. Rentenbach (Chairman), Callahan, Entenman, Joseph C. Keys, and Soffel, and Ms. Cousino. The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of the business of the Company between meetings of the Board of Directors.

     The present members of the Compensation Committee are Messrs. Pallone (Chairman), Ebert, Entenman, Richard S. Keys, and Schaye. The Compensation Committee establishes from time to time the salaries of the Company's executive officers, recommends to the Board of Directors the schedule of discretionary annual bonuses to be paid under the Company's discretionary bonus program, and administers the 1992 Incentive Stock Plan and the Crowley, Milner and Company 1995 Director Stock Option Plan.

     The present members of the Audit Committee are Messrs. Entenman (Chairman), Ebert, Joseph C. Keys, Richard S. Keys, Pallone, and Schaye, and Ms. Cousino. The Audit Committee nominates the independent auditors, reviews with the independent auditors the scope and results of the auditing engagement and any non-audit services to be performed by the independent auditors and evaluates the independence of the independent auditors and their fees for audit and non-audit services.

     The present members of the Nominating Committee are Messrs. Richard S. Keys (Chairman), Ebert, Entenman, Pallone and Rentenbach. The Nominating Committee is responsible for identifying and recommending to the Board qualified candidates for election as directors of the Company. In carrying out its responsibilities, the Nominating Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company at the Company's principal executive offices.

PROPOSAL 2: APPROVAL OF STOCK ISSUANCE

     Introduction.

     Pursuant to the Acquisition Agreement, the Company will acquire from the Steinbach Shareholders and the Steinbach Shareholders will deliver to the Company all of the issued and outstanding shares of Common Stock of Steinbach in exchange for 514,800 shares of the Common Stock of the Company (representing approximately 35.0% of the issued and outstanding shares of Common Stock of the Company as of the date of this Proxy Statement (the "Consideration")). The shareholders of the Company are not entitled to preemptive rights to acquire the Company's unissued shares of Common Stock. The Steinbach Shareholders consist of 10 trusts established for the benefit of several members of the Schottenstein family. Jay L. Schottenstein serves as the sole trustee of such trusts. Upon the issuance of the 514,800 shares of Company Common Stock to the Steinbach Shareholders, and assuming 1,470,869 shares of Company Common Stock were issued and outstanding as a result thereof, the beneficial ownership of all directors and officers as a group will be diluted from 51.1% to 34.0% and the beneficial ownership of all current shareholders of the Company will be diluted from 100.0% to 65.0% of the then issued and outstanding shares of Company Common Stock. See "Principal Shareholders".

     The issuance by the Company of the 514,800 shares of Common Stock in connection with the Acquisition will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), but rather will be undertaken in compliance with the registration exemption afforded by Section 4(2) of the Securities Act. See "The Acquisition and Related Matters -- Federal Securities Laws Consequences; Registration Rights Agreement".

     Under the rules of the American Stock Exchange, the principal market on which the Company's Common Stock is traded, the approval of the Company's shareholders is required as a prerequisite to approval by the American Stock Exchange to list the shares of the Company's Common Stock to be issued to the Steinbach Shareholders. As a result, this Proposal 2 relates only to the approval for the Company to issue the 514,800 shares of Common Stock in connection with the Acquisition so that such shares can be listed on the American Stock Exchange and does not relate to the approval of the overall Acquisition Agreement itself (including, the acquisition by the Company of all of the outstanding shares of Steinbach Common Stock).

     The affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting is required to approve the issuance of 514,800 shares of Common Stock in connection with the Acquisition. As of the Record Date, directors and executive officers of the Company and their affiliates have the
right to vote         shares, or approximately    %, of the outstanding shares
of Company Common Stock. Each of the directors and executive officers has advised the Company that he or she intends to vote or direct the vote of all shares of Company Common Stock over which he or she has voting control for approval of the issuance of 514,800 shares of Common Stock in connection with the Acquisition. The Board of Directors of the Company believes that, in light of the foregoing, the shareholders will approve this Proposal 2. However, if such approval is not received, the Board will revisit this matter for purposes of determining whether, and on what basis, the Company and the Steinbach Shareholders would pursue a business combination or other strategic alliance. See "Vote Required; Recommendation of the Company's Board of Directors" and "Principal Shareholders".

     This Proxy Statement is accompanied by a copy of the Company's Annual Report to Shareholders for the fiscal year ended February 3, 1996 and by a copy of the Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 1996.

     Reference is made to, and the discussion set forth in this "Proposal 2:
Approval of Stock Issuance" is qualified in its entirety by, the more detailed information set forth in the Appendices hereto (including the Financial Statements and Pro Forma Combined Condensed Financial Statements hereto) and the documents referred to herein. Shareholders are urged to read this Proxy Statement and the Appendices hereto (including the Financial Statements and the Pro Forma Combined Condensed Financial Statements hereto) in their entirety.

     Business of the Company and Steinbach.

     The Company was organized under Michigan law as a corporation in 1914 and is presently engaged in the operation of retail specialty department stores in the metropolitan Detroit, Michigan and suburban Flint, Michigan areas. In addition to its own merchandise, the Company offers certain goods and services through licensed (or so-called leased) departments. The Company is a quality fashion department store selling moderate priced lines in men's, women's and children's apparel, accessories and decorative home furnishings. The Company's principal offices are located at 2301 West Lafayette Boulevard, Detroit, Michigan 48216 and its telephone number is (313) 962-2400.


     Effective October 30, 1994, Steinbach acquired all of the outstanding stock of Steinbach, Inc. (referred to herein as the predecessor company of Steinbach) which was subsequently merged with and into Steinbach. As of January 1994, Steinbach, Inc. (the predecessor company) operated 28 department stores. As of January 1995 and December 1995, Steinbach operated 27 and 24 department stores, respectively, in the States of Connecticut, New Hampshire, New Jersey, New York and Vermont. Since December 1995, Steinbach has closed or sold seven of its stores and two more are scheduled to be closed prior to completion of the Acquisition. Fifteen of such stores will be acquired by the Company in the Acquisition (the "15 Acquired Stores"). See "Acquisition Agreement -- Covenants; Disposition of Excluded Assets and Excluded Liabilities; Interim Operating Agreement". Steinbach's principal offices are located at 1800 Moler Road, Columbus, Ohio 48201 and its telephone number is (614) 221-9200.


     Selected Financial and Comparative Data.

     The following tables set forth certain selected financial and comparative data, on an historical and pro forma basis, relative to the Company and Steinbach (including Steinbach, Inc. (the predecessor company)). The Acquisition will be accounted for as a purchase and pro forma data is derived in accordance with such method. The pro forma information is provided for illustrative purposes and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated at the beginning of the periods indicated or of future operating results or financial position. The following tables should be read in conjunction with the separate financial statements and related notes thereto of the Company and Steinbach contained herein. See "Financial Statements" and "Pro Forma Combined Condensed Financial Statements".


     Selected Financial Data -- the Company and Steinbach. The following tables set forth selected financial data (i) for the Company on a historical basis for each of the five fiscal years ended February 1, 1992, January 30, 1993, January 29, 1994, January 28, 1995, and February 3, 1996, as well as the quarters ended May 4, 1996, and April 29, 1995, and (ii) for Steinbach, Inc. (the predecessor company) on a historical basis for each of the three fiscal years ended January 25, 1992, January 30, 1993, January 29, 1994, and for the nine month period ended October 29, 1994 and for Steinbach on a historical basis for the three month period ended January 28, 1995 and for the eleven month period ended December 30, 1995, as well as the quarters ended May 4, 1996, and April 29, 1995.

                          CROWLEY, MILNER AND COMPANY
                            SELECTED FINANCIAL DATA

                                                                                                    QUARTER ENDED
                                                          FISCAL YEAR                           ---------------------
                                   ---------------------------------------------------------    MAY 4,      APRIL 29,
                                     1995         1994        1993        1992        1991       1996         1995
                                   --------     --------    --------    --------    --------    -------     ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIO)  (UNAUDITED)
OPERATIONS
Net sales including leased
  departments....................  $105,863     $109,927    $106,935    $106,349    $103,906    $23,267      $23,593
Cost of merchandise and services
  sold...........................    72,324       73,774      70,937      69,663      65,562     16,893       17,503
Operating expenses (includes
  restructuring charge of
  $1,900,000 for 1993)...........    33,446       33,784      34,389      39,391      40,112      7,988        7,858
Interest expense.................     1,805        1,615       1,366       1,394       1,369        437          388
Earnings (loss) before income
  taxes..........................    (2,344)(1)    1,031         514      (3,947)     (2,960)    (1,369)(2)   (2,094)
Income tax credits...............        --           --          --          --        (345)        --           --
Net earnings (loss)..............    (2,344)(1)    1,031         514      (3,947)     (2,615)    (1,369)(2)   (2,094)
Dividends paid...................        --           --          --          --          --         --           --
Capital expenditures.............       504          527          57         626         452         96           53
Depreciation and amortization....     1,317        1,671       2,128       2,626       2,869        315          338
Cash provided by (used in)
  operations.....................    (1,758)       1,654      (4,933)      3,560        (746)       680       (1,444)
PER SHARE(3)
Net earnings (loss)..............  $  (2.38)    $    .84    $    .45    $  (3.88)   $  (2.57)   $ (1.43)     $ (2.00)
Dividends paid...................        --           --          --          --          --         --           --
Shareholders' equity.............      7.20        10.09        9.26        8.87       13.00       5.85         8.14
Market price -- high.............      6.00        11.88       12.13        8.75        8.13       6.00         4.75
Market price -- low..............      3.00         3.75        3.07        4.50        5.00       4.38         3.50
FINANCIAL POSITION
Working capital..................  $  4,842     $  8,143    $  6,939    $  1,485    $  7,999    $ 3,649      $ 6,455
Ratio of current assets to
  current liabilities............      1.29x        1.61x       1.45x       1.09x       1.74x      1.21x        1.45x
Inventories......................  $ 16,637     $ 17,993    $ 16,898    $ 12,646    $ 14,674    $16,587      $17,712
Properties -- net................     9,759       10,572      11,715      13,896      16,511      9,540       10,287
Total assets.....................    34,704       35,248      37,092      35,154      37,948     33,866       34,084
Long-term debt (including capital
  lease obligations).............     9,076        9,766      10,442       7,013      12,762      9,020       11,352
Shareholders' equity.............     6,953       10,584       9,431       9,027      13,230      5,591        8,531
Shareholders' return on equity...        --          9.7%        5.4%         --          --         --           --

- -------------------------
(1) Includes for the 1995 fiscal year a $957,000 operating loss and integration charge related to Steinbach.

(2) Includes for the quarter ended May 4, 1996 operating income of $653,000 related to Steinbach.

(3) All per share calculations for prior years have been adjusted to reflect the 2 for 1 stock split which occurred May 25, 1994.

                                   STEINBACH
                            SELECTED FINANCIAL DATA


                                 STEINBACH                       STEINBACH INC. (PREDECESSOR)                     STEINBACH
                        ---------------------------  ----------------------------------------------------   ---------------------
                        ELEVEN MONTHS  THREE MONTHS  NINE MONTHS
                                                                          FISCAL YEAR ENDED                  QUARTER ENDED
                            ENDED         ENDED         ENDED     ---------------------------------------   ---------------------
                        DECEMBER 30,   JANUARY 28,   OCTOBER 29,  JANUARY 29,   JANUARY 30,   JANUARY 25,    MAY 4,    APRIL 29,
                            1995           1995         1994         1994          1993          1992         1996        1995
                        -------------  ------------  -----------  -----------   -----------   -----------   --------   ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIO)             (UNAUDITED)
OPERATIONS
Net sales.............    $ 183,535      $ 76,082     $ 142,844    $ 226,377     $ 225,316     $ 221,336    $ 23,844    $  39,503
Cost of merchandise
  and services sold...      122,497        52,824        87,887      142,792       138,615       135,754      15,806       26,148
Operating expenses....       71,400        19,796        64,145       90,824        89,561        88,535      12,337       20,588
Store closing costs...        5,996         1,572           172        1,886            --            --       1,108           --
Interest expense......        2,076           360         1,050        1,582         1,553         1,776         245          158
Earnings (loss) before
  income taxes........      (18,413)        1,497       (10,371)     (10,753)        5,420         7,465      (5,579)      (7,368)
Income taxes
  (credits)...........           --            --            --         (123)        1,253         2,099          --           --
Net earnings (loss)...      (18,413)        1,497       (10,371)     (10,630)        4,167         5,366      (5,579)      (7,368)
Capital
  expenditures........          991         1,343           890        3,309         4,190         6,096          --          354
Depreciation and
  amortization........        1,294           293         4,972        6,987         6,837         6,577         355          254
Cash provided by (used
  in) operations......        1,374        16,213        (4,627)      (5,541)        7,764         5,335      (4,842)     (17,669)
PER SHARE
Net earnings (loss)...    $(184,130)     $ 14,970     $  (4,779)   $  (4,899)    $   2,498     $   3,440    $(55,790)   $ (73,680)
Dividends paid........           --            --            --           --            --            --          --
FINANCIAL POSITION
Working capital.......    $  (2,573)     $ 15,236     $  14,535    $  22,233     $  19,872     $  23,065    $ (8,211)   $   8,578
Ratio of current
  assets to current
  liabilities.........         0.92x         1.65x         1.37x        1.78x         1.68x         1.90x       0.68x        1.23x
Inventories...........    $  23,720      $ 32,054     $  47,182    $  29,378     $  31,341     $  27,932    $ 12,990    $  41,508
Properties -- net.....        6,322         7,825        28,462       32,806        36,485        39,133       5,311        7,925
Total assets..........       36,855        46,562        82,546       83,790        86,311        89,401      22,649       53,247
Long-term debt
  (including capital
  lease
  obligations)........        5,665         6,564        12,593       14,396        12,876        15,758       5,788        6,332
Shareholders'
  equity..............       (1,916)       16,497        30,650       41,020        41,651        45,818      (8,688)      10,171

- -------------------------

Note: All of the figures represent results for all of the stores operated by Steinbach, Inc. (the predecessor company) and Steinbach. The Acquisition Agreement contemplates that Steinbach will discontinue operations at nine of its stores, with the result that 15 Acquired Stores will be operated by Steinbach at the time the Acquisition is consummated. See below "The Acquisition and Related Matters -- Business of the Company and Steinbach," "-- Background and Reasons for the Acquisition," and "The Acquisition Agreement -- Covenants; Disposition of Excluded Assets and Excluded Liabilities; Interim Operating Agreement."

     Pro Forma Financial Data. The following table sets forth pro forma combined unaudited financial data for the Company on a basis assuming the Acquisition had been effective at the beginning of the fiscal year ended February 3, 1996 and at the beginning of the quarter ended May 4, 1996, as the case may be.

                 SELECTED FINANCIAL DATA -- PRO FORMA COMBINED


                                                                 FISCAL YEAR         QUARTER
                                                                    ENDED             ENDED
                                                               FEBRUARY 3, 1996    MAY 4, 1996
                                                               ----------------    -----------
                                                               (IN THOUSANDS EXCEPT PER SHARE
                                                                       DATA AND RATIO)
        OPERATIONS
          Net sales.........................................       $201,614          $39,524
          Cost of merchandise and services sold.............        138,351           25,600
          Operating expenses................................         63,246           14,937
          Interest expense..................................          2,255              497
          Loss before income taxes..........................         (2,640)          (1,464)
          Income tax credits................................             --               --
          Net loss..........................................         (2,640)          (1,464)
        PER SHARE
          Net loss..........................................       $  (1.79)         $ (1.00)
          Dividends paid....................................             --               --
          Stockholders' equity..............................           6.26             5.38
        FINANCIAL POSITION
          Working capital...................................       $  7,781          $ 6,896
          Ratio of current assets to current liabilities....           1.30x            1.24x
          Inventories.......................................       $ 28,589          $29,175
          Properties -- net.................................         12,406           12,206
          Total assets......................................         49,401           50,638
          Long-term debt (including capital lease
             obligations)...................................         12,345           12,289
          Shareholders' equity..............................          9,271            7,908



     The pro forma financial position data for the fiscal year ended February 3, 1996 reflects the combination of the balance sheet of the Company as of February 3, 1996 and of Steinbach as of December 30, 1995. The pro forma operations data for the fiscal year ended February 3, 1996 reflects the combination of the income statement for the Company for the fiscal year ended February 3, 1996 and for Steinbach for the eleven months ended December 30, 1995. The pro forma financial position data and the pro forma operations data for the quarter ended May 4, 1996 reflects the combination of the balance sheets and the income statements of the Company and Steinbach as of and for the period ended May 4, 1996. Both the Steinbach balance sheet and income statement reflect only the 15 Acquired Stores. On December 30, 1995, in accordance with the terms of an Interim Operating Agreement, the Company began operating Steinbach for its own benefit and at its own risk. See "The Acquisition Agreement -- Covenants; Disposition of Excluded Assets and Excluded Liabilities; Interim Operating Agreement" and "Pro Forma Combined Condensed Financial Statements."


     The Acquisition and Related Matters.

     Background and Reasons for the Acquisition. The terms of the Acquisition Agreement are the result of arms-length negotiations between representatives of the Company and the Steinbach Shareholders. The following is a brief discussion of the background of these negotiations.

     Beginning in the late 1980s, due to the increasing amount of competition from apparel stores operated by companies with significantly larger resources, management of the Company began to explore ways by which shareholder value might be preserved and enhanced. Several preliminary discussions were held with smaller, family-owned retail stores and chain stores in an effort to find a means of increasing the Company's revenues in order to achieve economies of scale. These discussions did not result in any definitive proposals for acquisition and none of them progressed beyond the stage of preliminary discussions, largely due to the Company's financial condition and prospects at that time and also because the families in control of these stores were hesitant to relinquish control of their respective companies. Efforts were then made to explore the possibility of selling the Company to a larger retail store operator in order to enhance shareholder value.

During the early 1990s, on two separate occasions the Company retained an investment banking firm to assist in finding a merger partner. After considerable effort in this regard, no interested parties were found. In 1992, the Company retained a consulting firm to analyze the Company's overall operations, with particular emphasis on its central office and distribution center facilities and corporate overhead, and to advise the Company on ways to reduce expenses and increase operating efficiencies. During the next two years, vigorous cost reductions were put into place and central office overhead was reduced.

     Competition in the retail apparel market in Southeastern Michigan continues to increase. Since 1990, a number of large retail chain stores, such as Target's, Kohl's and Mervyn's, have entered the market, aggressively promoting merchandise. As a result of its extensive cost reduction efforts, the Company achieved modest profits in 1993 and 1994, but the competitive situation continues to require the Company to aggressively discount its merchandise, which has eroded its gross margins. During 1995, management began to explore ways by which revenues could be increased and economies of scale achieved through store expansion or otherwise. The operations of the Schottenstein Stores Corporation ("SSC") and its affiliates were well known to Company management, because SSC had provided financing for the Company during the period from 1993 to 1994 (see below "Material Relationships During Prior Three Years"), and from time to time since 1993 the SSC management has called on Mr. Callahan to provide his advice and counsel on operational matters relating to various retail operations being conducted by SSC and its affiliated companies.

     In October 1994, the Schottenstein family purchased Steinbach from Specialty Department Stores, Inc., an affiliate of American Retail Group, Inc. In May 1995, Jay Schottenstein approached Mr. Callahan and requested his assistance in reviewing the expense structure of Steinbach, which he believed to be in need of attention. Mr. Callahan had some familiarity with Steinbach, since they were members of the same buying group as was the Company and several of Mr. Callahan's prior employers in the Eastern states. After reviewing Steinbach's expense budgets, Mr. Callahan recommended significant reductions in several areas and provided Mr. Schottenstein with specific recommendations.


     During the summer of 1995, after further consultation with Mr. Callahan, Steinbach attempted to implement many of the recommended expense reductions suggested by Mr. Callahan, but was successful in only reducing expenses by a small fraction of what had been recommended. By the early fall of 1995, Mr. Schottenstein had determined to divest Steinbach and he requested a meeting with Mr. Callahan to discuss the possibility of the Company taking over the operations of some or all of certain of the stores operated by Steinbach which were, in the opinion of Mr. Schottenstein and management of Steinbach, too small in terms of sales volume and gross profit margins to be of interest to potential acquirors, such as Value City, Inc., an affiliate of Mr. Schottenstein, or other national or regional operators of retail department stores. At the meeting, Mr. Schottenstein proposed that the Company consider acquiring some or all of the 15 Acquired Stores. After this meeting, Mr. Callahan visited all of the 15 Acquired Stores and was provided with information on the operations of each particular store, as well as information on the overall operations of the Steinbach organization since its acquisition by the Schottenstein family. After reviewing in detail the operations and analyzing the information on a store-by-store basis, Mr. Callahan proposed that the Company acquire and operate all of the 15 Acquired Stores, in exchange for an amount of Company Common Stock that would be in proportion to the value of the assets used in the operation of these stores and their revenues in relation to the book value and revenues of the existing stores of the Company.



     Mr. Callahan and the Company's counsel visited Mr. Schottenstein and his advisors in Columbus in October 1995 to discuss a specific transaction that would result in the acquisition of the 15 Acquired Stores in exchange for Company Common Stock. Following this meeting, the parties proceeded to negotiate the terms and conditions of the Acquisition Agreement, which was approved by the Board of Directors of the Company at a meeting held on November 8, 1995 and executed on November 17, 1995. At its November 8, 1995 meeting, all of the directors were in attendance, except for Mr. Schaye, and, of those in attendance, all of the directors approved the Acquisition Agreement, except for Mr. Schostak who abstained due to his then recent tenure on the Board and his corresponding lack of familiarity with the facts and circumstances surrounding the transaction. The Acquisition Agreement was subsequently amended on December 29, 1995, to provide for an extension of time for each of the parties to complete its investigation into the business and affairs of the other party and for the exchange of required information.

     On December 30, 1995, in accordance with the terms of an Interim Operating Agreement, the Company began operating Steinbach for its own benefit and at its own risk. See below "The Acquisition Agreement -- Covenants; Disposition of Excluded Assets and Excluded Liabilities; Interim Operating Agreement". During January and February 1996, the Eastern States in which Steinbach operates experienced prolonged severe winter weather which severely impacted sales and profits at the stores. In March and April 1996, as a result of the business failing to perform as expected, the parties negotiated a further amendment to the Acquisition Agreement to provide for a reduction in the amount of the Company Common Stock to be issued in the Acquisition from 782,200 shares to 514,800 shares, or from approximately forty-five percent (45%) to thirty-five percent (35%) of the total amount of the Company Common Stock to be outstanding after the Acquisition. The Acquisition Agreement provides that the 514,800 shares of Common Stock to be issued in connection with the Acquisition will not be adjusted due to the increase or decrease of the market value of the Common Stock on the American Stock Exchange (i.e., the national securities exchange on which the Common Stock is listed for trading). See "Market Prices".


     Management of the Company believes that Steinbach has a similar customer base to the Company's Michigan stores. This customer is female, 40-50 years old, with a moderate income level. The vendor structure for the 15 Acquired Stores is also very similar to that of the Company, and the Company intends to coordinate its marketing and advertising programs to eliminate redundant efforts and reduce expenses. The Company believes it can operate the 15 Acquired Stores and its existing 10 stores at reduced operating expense levels relative to sales due to the fact it will not be absorbing the existing Steinbach corporate overhead. Steinbach's corporate overhead allocated against the 15 Acquired Stores was over $10.0 million dollars for 1995. The Company anticipates adding approximately $4.5 million of additional corporate overhead to its existing overhead to accommodate the Steinbach acquisition. Total Steinbach operating expenses as a percent of sales for the eleven months ended December 30, 1995, was 38.9% compared with the Company's operating expense ratio of 31.6% for the fiscal year ended February 3, 1996. The 15 acquired stores operating expenses including the corporate overhead allocated to the stores as a percent of sales for the eleven months ended December 30, 1995, was 37.3%. The pro forma combined operating expense ratio for 1995 was 31.6%. While it is possible that there may be some additional costs that could be incurred above the $4.5 million mentioned above, these costs are not presently determinable. The Company expects that all buying operations, as well as accounting, finance, administrative and computer systems will be managed from its Detroit headquarters with minimal additions to staff. Although Steinbach operates in a different geographic region than the Company, which entails certain risks associated with managing a geographically remote operation, management of the Company believes that, based upon the similar customer base, the planned reduction in overhead and corporate expenses, the experience of management in managing remote operations in general and the Company's experience in operating Steinbach since December 30, 1995, under the Interim Operating Agreement in particular, such risks are manageable. (The information in the foregoing portion of this paragraph contains forward looking statements within the meaning of the Securities Exchange Act of 1934 and is subject to the safe harbor created by that statute; actual results could differ materially from those projected in the forward looking statements and there can be no assurance that the Company will be successful in its efforts to eliminate redundant efforts and reduce expenses in the marketing and advertising programs, in its efforts to integrate Steinbach into the Company's operations with minimal additional overhead or to significantly reduce Steinbach's corporate expenses from 1995 levels or in its efforts to operate in a geographically remote area.)


     Management of the Company and the Board also considered alternatives to a stock-for-stock transaction (including the purchase of assets in exchange for cash and/or stock and the purchase of stock in exchange for cash), but tax considerations and the lack of sufficient financing lead the Board to conclude that a stock-for-stock exchange was preferable and could be successfully negotiated with the Steinbach Shareholders. The Board believes that the terms of the Acquisition are fair to, and in the best interests of, the Company and its shareholders. Accordingly, the Board recommends approval of the Acquisition by the Company's shareholders.

     In determining to proceed with the Acquisition, the Board considered a number of factors, including historical information relating to the business, financial condition and results of operations of the Company and Steinbach, the business and financial prospects of the Company and Steinbach, the terms of the

Acquisition Agreement, and the condition in the Acquisition Agreement that, on or prior to the closing, the Company shall have received a fairness opinion from an investment banking and/or appraisal firm to the effect that the transaction contemplated therein is fair, from a financial point of view, to the shareholders of the Company. See "Opinion of the Company's Financial Advisor". The Board of Directors of the Company views the Acquisition as an opportunity to materially increase the Company's sales without significantly increasing the Company's operating expenses, due in large part to the Company's planned elimination of duplicative functions. The Board of Directors of the Company did not undertake separate analysis of each of these factors nor did the Board reach a separate conclusion with respect to each such factor in its determination as to the fairness of the terms of the Acquisition. The consideration of such factors resulted from the information relating to such factors being added to the collective business knowledge and experience of the Company's Board so as to enable the Board to apply such information in its deliberative processes. In view of the above and the variety of factors considered by the Board of Directors in reaching its conclusion as to the fairness of the Acquisition, the Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination as to the fairness of the terms of the Acquisition.


     Opinion of the Company's Financial Advisor. On July 15, 1996, First of Michigan Corporation ("FoM") delivered its opinion to the Board of Directors of the Company that the Consideration to be issued by the Company in exchange for the Steinbach Common Stock in the Acquisition is fair, from a financial point of view, to the Company and its shareholders.



     In its opinion, FoM noted, among other things, that its opinion necessarily is based upon conditions (including the current market prices for the Company Common Stock) as they existed and could be evaluated on the date of its opinion. THE FULL TEXT OF FOM'S OPINION, WHICH CONTAINS A DESCRIPTION OF QUALIFICATIONS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED, IS INCLUDED AS APPENDIX A AND INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ IN ITS ENTIRETY. As described in its opinion, FoM relied upon the accuracy and completeness of all financial and other information provided or otherwise made available to it, did not independently verify such information, and did not make or obtain any independent evaluations or appraisals of the properties or facilities of either the Company or Steinbach. With respect to financial projections (including projections of synergies from a combination of the Company and Steinbach), FoM assumed that such projections reflected the best currently available estimates and judgments of the managements of the Company and Steinbach as to the future financial performance of the two companies. It should be understood that, although subsequent developments may affect the July 15, 1996 opinion, FoM does not have any obligation to update, revise or reaffirm such opinion.


     The Consideration to be paid to the Steinbach Shareholders in connection with the Acquisition was determined through arms-length negotiations between the parties and was not determined by FoM. No limitations were placed on FoM by the Board of Directors of the Company with respect to the investigations made or the procedures followed by FoM in preparing and rendering its opinion.

     In connection with rendering its opinion, FoM reviewed and analyzed, among other things, the following: (i) the Acquisition Agreement; (ii) the Interim Operating Agreement; (iii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K for each of the fiscal years in the three year period ended February 3, 1996; (iv) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (v) certain other internal information, primarily financial in nature, concerning the business and operations of the Company furnished to FoM by the Company for purposes of FoM's analysis; (vi) certain internal information, primarily financial in nature, concerning the business and operations of Steinbach furnished to FoM by Steinbach for purposes of FoM's analysis; (vii) certain publicly available information with respect to certain other companies with businesses that FoM considered relevant to its inquiry and the trading markets for certain of such other companies' securities; and (viii) certain publicly available information concerning the nature and terms of certain other transactions that FoM considered relevant to its inquiry. In addition, FoM also met with certain officers and employees of the Company and Steinbach to discuss the foregoing, as well as certain other matters FoM believed relevant to its inquiry.

     In considering its analysis and arriving at its opinion, FoM considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following which identifies all of the material factors considered by FoM: (i) the historical and current financial position and results of operations of the Company and Steinbach; (ii) the business prospects for the Company and Steinbach; (iii) the historical and current market for the Company Common Stock and for the equity securities of certain other companies with businesses FoM considered relevant for its inquiry;
(iv) the potential pro forma financial effects of the transactions contemplated in the Acquisition Agreement; and (v) the nature and terms of certain other relevant merger and acquisition transactions that FoM believed to be relevant. FoM also took into account its assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally.

     Pursuant to its engagement of FoM, the Company has agreed to pay FoM $30,000 in connection with the rendering of its opinion. The Company has also agreed to reimburse FoM for all of its reasonable out-of-pocket expenses for its own account, up to $5,000, and to indemnify and hold harmless FoM against certain liabilities and expenses, including certain liabilities arising under the federal securities laws.

     FoM is an investment banking firm engaged, among other things, in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected FoM on the basis of such expertise, FoM's reputation and FoM's knowledge of the Company and its business. FoM has previously rendered certain investment banking services to the Company, other than in connection with the opinion rendered in connection with the Acquisition, including, over the last two years, general financial advisory and investment banking services in connection with possible acquisitions or divestitures involving the Company. The Company has not paid FoM any fees for investment banking services over the last two years.

     In the ordinary course of its business, FoM may trade the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Material Relationships During Prior Three Years. On May 20, 1993, the Company and Schottenstein Stores Corporation (i.e., "SSC"; see "The Acquisition and Related Matters -- Background and Reasons for the Acquisition") entered into a Credit and Security Agreement pursuant to which SSC provided the Company with an $8 million revolving credit facility. In connection with the consummation of this credit agreement, the Company and SSC entered into an option agreement pursuant to which the Company granted to SSC an irrevocable option to purchase up to 198,000 shares of the Company Common Stock at a purchase price of $0.50 per share.

     Separately, on May 28, 1993, Schottenstein Professional Asset Management Corporation ("SPAMC"), an affiliate of SSC, purchased an aggregate of 255,336 shares of the Company Common Stock at a price of $1.25 per share in a private transaction with persons and entities affiliated with FMR Corp. and Kelso Management Company, Inc.

     In connection with the foregoing, Mr. James L. Schaye, Jr., a Vice President of SPAMC, was nominated for, and was elected by the Company's shareholders at the 1993 Annual Meeting of Shareholders as a member of, the Company's Board of Directors. Mr. Schaye continues to serve on the Company's Board and he is a nominee at this year's Annual Meeting of Shareholders for election to the Board, with a term expiring at the 1999 Annual Meeting of Shareholders.

     Effective June 15, 1995, the Company, SSC and SPAMC consummated the following transactions:

     - SSC cancelled and surrendered to the Company its option to purchase 198,000 shares of the Company Common Stock in exchange for an aggregate purchase price of $792,000 (the market price at the time less the option exercise price of $0.50 per share). As part of the foregoing, the SSC option agreement was terminated.

     - The Company purchased from SPAMC, and SPAMC sold to the Company, 96,936 shares of the Company Common Stock in exchange at a price of $4.50 per share (or an aggregate purchase price of $436,212), which was the market price per share at the time.

     Both SSC and SPAMC are affiliates of the Steinbach Shareholders. Except for the element of common control among SSC, SPAMC and the Steinbach Shareholders, arising principally from Mr. Schottenstein's role as a director and an executive officer of SSC and SPAMC and as the trustee of the several trusts comprising the Steinbach Shareholders, none of SSC, SPAMC or Mr. Schaye, as Vice President of SPAMC, has a substantial interest in the Acquisition Agreement or the transactions contemplated therein.

     In addition, pursuant to the Acquisition Agreement, the Company has agreed to take certain actions relative to the representation of the Steinbach Shareholders on the Company's Board of Directors. See "The Acquisition Agreement
- -- Representation on Board of Directors".

     Federal Income Tax Consequences. The Acquisition will constitute a tax-free reorganization for federal income tax purposes within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, there will be no direct federal income tax consequences to the shareholders of the Company as a result of the Acquisition.

     Accounting Treatment. The Acquisition will be accounted for as a "purchase" for financial reporting purposes. Under purchase accounting, the Company will allocate the total cost of acquiring the Steinbach Common Stock to the assets and liabilities of Steinbach. The pro forma results of such accounting treatment are reflected in the unaudited financial data included elsewhere herein under "Pro Forma Combined Financial Statements".

     HSR Act. By November 22, 1995, the Company and Steinbach had filed notifications relating to the Acquisition with the Federal Trade Commission and with the Antitrust Division of the United States Department of Justice, as required by the HSR Act, and on December 4, 1995, the waiting period under the HSR Act was terminated.

     Federal Securities Law Consequences; Registration Rights Agreement. The Steinbach Shareholders will be "affiliates" of the Company and, consequently, the shares of the Company's Common Stock to be delivered to the Steinbach Shareholders in exchange for their shares of Steinbach Common Stock may not be resold unless they are registered under the Securities Act, or are sold pursuant to an applicable exemption from registration, including Rule 144 promulgated under the Securities Act.

     The Company has agreed to register such shares pursuant to the terms of a Registration Rights Agreement to be entered into by the Company and the Steinbach Shareholders as of the Closing Date. The Registration Rights Agreement will provide that the Steinbach Shareholders may request the Company to effect the registration under the Securities Act of such shares (a "demand registration"). However, the Company is not obligated to effect more than one demand registration and is not obligated to take action to have such registration become effective if, in the opinion of counsel reasonably satisfactory to the Steinbach Shareholders, no such registration is necessary under applicable federal securities laws for the sale of such shares proposed to be sold in order to receive substantially the same benefits as if such shares had been so registered. In addition to the demand registration described above, if, at any time during the four year period ending on the fourth (4th) anniversary of the Closing Date, the Company proposes to effect a registration not requested by the Steinbach Shareholders, the Company must give written notice to the Steinbach Shareholders of its intention to do so and, upon written request of the Steinbach Shareholders given after such notice, the Company shall use reasonable efforts to cause such shares to be included in such registration, subject to certain rights of the Company to reduce the participation of the Steinbach Shareholders requesting registration. The expenses of any registration of such shares will be borne by the Company, although the underwriting discounts and fees shall be borne by the Steinbach Shareholders. The Company and the Steinbach Shareholders have agreed to indemnify each other against certain liabilities under the Securities Act relating to material misstatements or omissions in any prospectus or registration statement arising as a result of the foregoing. As of the date hereof, the Steinbach Shareholders have not advised the Company as to whether or when they intend to seek registration of their shares pursuant to the Registration Rights Agreement.

     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of the "restricted shares" (as defined in Rule 144) from the Company or any "affiliate" (as defined in Rule 144) of the Company, the acquiror or subsequent holder thereof, and any affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company Common Stock or the average weekly trading volume of the shares of the Company Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of the acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the ninety days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to volume limitations, manner of sale provisions, public information requirements or notice requirements.

     The Acquisition Agreement.

     The following description of the terms and conditions of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, a copy of which is included as Appendix B and incorporated herein by reference.

     Acquisition of Steinbach Common Stock and Issuance of the Company's Common Stock. On the Closing Date, the Company shall acquire from the Steinbach Shareholders and the Steinbach Shareholders will deliver to the Company an aggregate of 100 shares of Steinbach Common Stock, constituting all of the issued and outstanding shares of the capital stock of Steinbach, in exchange for 514,800 shares of Common Stock of the Company, representing approximately 35.0% of the issued and outstanding shares of Common Stock of the Company as of the date of this Proxy Statement (i.e., the "Consideration"). The Acquisition Agreement provides that the 514,800 shares of Common Stock to be issued in connection with the Acquisition will not be adjusted due to the increase or decrease of the market value of the Common Stock on the American Stock Exchange (i.e., the national securities exchange on which the Common Stock is listed for trading). See "Market Prices."

     Closing Date. Following approval of the Acquisition by the Company's shareholders at this year's Annual Meeting of Shareholders, and subject to the satisfaction or waiver of the terms and conditions contained in the Acquisition Agreement, the Acquisition will be consummated. Assuming the approval of the Acquisition by the shareholders, the Company intends to close the Acquisition as soon as practicable thereafter (the "Closing Date").

     Conditions To Consummation of the Acquisition. The obligation of the Steinbach Shareholders and the Company to go forward with the closing, the consummation of the Acquisition and the other transactions contemplated by the Acquisition Agreement is subject to the satisfaction or waiver of several conditions, including: (i) the Steinbach Shareholders and the Company shall have executed and delivered a Registration Rights Agreement on or before the Closing Date in form and substance satisfactory to the parties, see above "The Acquisition and Related Matters -- Federal Securities Law Consequences; Registration Rights Agreement"; (ii) the Steinbach Shareholders and the Company shall have executed and delivered a Shareholder Agreement on before the Closing Date in form and substance satisfactory to the parties and relative to, among other things, the agreement by the Steinbach Shareholders and their affiliates not to acquire, at any time up to four years after the Closing Date, more than forty-five percent (45%) of the then issued and outstanding shares of the Company's Common Stock (the "Steinbach Shareholders Agreement"); and (iii) the Acquisition Agreement and the consummation of the transactions contemplated by therein shall have been approved by Congress Financial Corporation (Central), the Company's principal lender.

     The Company is currently negotiating with Congress Financial Corporation (Central), its current lender, to expand its credit facility to $24 million from the present $12 million for purposes of accommodating the financing needs of the Company on a post-Acquisition basis. Management of the Company anticipates that the expanded credit facilities will be in place on or before the closing of the Acquisition. In the event negotiations with Congress Financial Corporation (Central) are not successful, management of the Company intends to pursue negotiations with three other lenders which have previously submitted proposals to the Company for this purpose.

     The full text of the conditions to the consummation of the Acquisition are set forth in Sections V and VI of the Acquisition Agreement.


     Covenants; Disposition of Excluded Assets and Excluded Liabilities; Interim Operating Agreement. The Steinbach Shareholders and the Company have covenanted and agreed with each other in the Acquisition Agreement with respect to several matters, including: (i) except as otherwise permitted or contemplated in the Acquisition Agreement, from and after November 17, 1995, and until the Closing Date, the Steinbach Shareholders shall use all reasonable efforts to conduct the business to be acquired in the Acquisition (the "Acquired Business") in substantially the same manner as conducted prior to November 17, 1995 and, with respect to the Acquired Business, maintain its business organization intact, retain its present employees and preserve the confidence of its suppliers, distributors, dealers, representatives and customers; and (ii) except as otherwise permitted or contemplated in the Acquisition Agreement, from and after November 17, 1995, and until the Closing Date, the Company shall use all reasonable efforts to conduct its business in substantially the same manner as heretofore conducted and maintain its business organization intact, retain its present employees and preserve the confidence of its suppliers, distributors, dealers, representatives and customers.



     In addition, the Steinbach Shareholders have agreed to use their best efforts to take such actions as are necessary in order to transfer to a person or persons other than Steinbach or to otherwise dispose of those assets (the "Excluded Assets") and liabilities (the "Excluded Liabilities") of Steinbach which are not related to the operation of the 15 Acquired Stores. The full text of the several covenants and agreements are set forth in the Acquisition Agreement, particularly in Section IV thereof.



     Subject to the terms and conditions of the Interim Operating Agreement, dated December 29, 1995, among the Company, Steinbach and the Steinbach Shareholders (the "Interim Operating Agreement"), the Company, Steinbach and the Steinbach Shareholders have agreed, among other things, (i) that, during the period of December 30, 1995 through the closing of the Acquisition Agreement, the 15 Acquired Stores shall be operated under the management and supervision of the Company and all revenues, as well as all costs and expenses, relating thereto shall be for the account of the Company, and (ii) that as soon as reasonably practicable after December 30, 1995, the Steinbach Shareholders shall cause Steinbach to dispose of the Excluded Assets, to pay and discharge the Excluded Liabilities and to terminate all employees not associated with the operation of the 15 Acquired Stores and that the operation and disposition of the Excluded Assets and the Excluded Liabilities, all revenues, as well as all costs and expenses, related thereto shall be for the account and at the sole risk of the Steinbach Shareholders.


     Indemnification. Under the terms of the Acquisition Agreement, the Steinbach Shareholders have agreed to indemnify the Company with respect to certain matters, including any inaccuracy in, or breach or violation of, the representations and warranties made by the Steinbach Shareholders and the covenants and agreements undertaken by them pursuant to the Acquisition Agreement, as well as any liability arising from the actions taken by Steinbach and/or the Steinbach Shareholders with respect to the Excluded Assets and the Excluded Liabilities and the disposition thereof. In addition, the Company has agreed to indemnify the Steinbach Shareholders with respect to any inaccuracy in, or breach or violation of, the representations and warranties made by the Company and the covenants and agreements undertaken by it pursuant to the Acquisition Agreement. The foregoing indemnification obligations are limited to a maximum exposure of $1,000,000.


     Separately, under the terms of the Interim Operating Agreement, the Steinbach Shareholders have agreed to indemnify the Company with respect to certain matters, including breaches by the Steinbach Shareholders of the Interim Operating Agreement and claims asserted with respect to the operation of any of the Excluded Assets or arising out of an event at any non-Acquired Stores. In addition, the Company has agreed to indemnify Steinbach with respect to certain matters, including breaches by the Company of the Interim Operating Agreement and claims asserted with respect to the operation of the 15 Acquired Stores after December 30, 1995.


     Amendment and Termination. The Acquisition Agreement may be terminated upon the occurrence of certain events, including the following: (i) at any time by mutual written agreement of the Steinbach

Shareholders and the Company; (ii) by the Company if any of the conditions required of the Steinbach Shareholders set forth in the Acquisition Agreement shall not be fulfilled for reasons beyond the reasonable control of the Company and are not waived by the Company; (iii) by the Steinbach Shareholders if any of the conditions of the Company set forth in the Acquisition Agreement shall not be fulfilled for reasons beyond the reasonable control of the Steinbach Shareholders and are not waived by the Steinbach Shareholders; or (iv) by either the Steinbach Shareholders or the Company if the Closing has not occurred on or before July 31, 1996. The Company anticipates that the Acquisition Agreement will be amended to change such July 31, 1996 termination date to a later date which will enable the Company to schedule and hold its Annual Meeting and thereafter accommodate a closing of the Acquisition as soon as practicable.

     In the event of termination as described above, the Acquisition Agreement shall terminate without further action by any of the parties hereto. In addition, if the Steinbach Shareholders, on the one hand, or the Company, on the other hand, waive in writing compliance with any such condition to their respective obligations, the right to terminate provided herein shall no longer exist with respect to that particular condition. If the Acquisition Agreement is terminated as provided in the Acquisition Agreement, neither the Company, on the one hand, nor the Steinbach Shareholders, on the other hand, shall be under any liability to the other by reason of this Acquisition Agreement, its negotiation or its termination, or by reason of any of the transactions contemplated under this Acquisition Agreement, whether for costs, expenses, damages or otherwise (except that the letter agreement, dated September 29, 1995, between the Company and Steinbach relative to confidentiality matters shall remain in full force and effect to the extent set forth therein); provided, however, that, if the election to terminate is due to the default of a party hereunder, then the non-defaulting party shall be entitled to any and all remedies available at law or in equity.

     Representation on Board of Directors. Pursuant to the Acquisition Agreement, promptly after the closing date, the Company will take such action as is necessary to appoint one (1) nominee of the Steinbach Shareholders as a member of the Company's Board of Directors to serve a term which will expire at the Company's 1998 Annual Meeting of Shareholders. As of the date hereof, the Steinbach Shareholders have identified Benton E. Kraner, a partner in Swanson, Kraner & Gesler, Inc. (Columbus, Ohio), an accounting firm, as their initial nominee. Thereafter, on or prior to the fourth (4th) anniversary of the closing date, the Company shall take such actions as are reasonably necessary to either appoint or nominate for election in connection with Annual Meetings of Shareholders such additional nominees of the Steinbach Shareholders so that the Steinbach Shareholders' aggregate percentage of representation on the then Board of Directors approximates the Steinbach Shareholders' aggregate percentage of ownership of the then issued and outstanding shares of the Company's Common Stock. These obligations to the Company under the Acquisition Agreement automatically shall terminate at such time as the Steinbach Shareholders own less than ten percent (10%) of the then issued and outstanding shares of Common Stock. In addition, Mr. Schaye, a Vice President of SPAMC, an affiliate of the Steinbach Shareholders (see "The Acquisition and Related Matters -- Material Relationships During Prior Three Years"), has served on the Company's Board of Directors since 1993. In connection with the foregoing, the Company has been advised by the Steinbach Shareholders that Mr. Schaye will be deemed to be a representative of the Steinbach Shareholders for purposes of determining their applicable representation on the Board of Directors.

     Based upon the approximately thirty-five percent (35%) of the issued and outstanding shares of Common Stock that the Steinbach Shareholders would own as a result of the Acquisition, and assuming that the Company elected to immediately take such actions as are necessary so that the Steinbach Shareholders' aggregate percentage of representation on the Board approximated the Steinbach Shareholders' aggregate percentage ownership of the Company Common Stock, then the Steinbach Shareholders' would be entitled to be represented by four (4) of the current eleven (11) members of the Company's Board of Directors.

     After giving effect to the Steinbach Shareholders Agreement (see "The Acquisition Agreement -- Conditions to Consummation of the Acquisition"), the Steinbach Shareholders' aggregate percentage of representation on the then Board of Directors will not exceed forty-five percent (45%) on or prior to the fourth
(4th) anniversary of the closing date. In addition, after the termination of the Steinbach Shareholders Agreement (which expires by its terms on the fourth (4th) anniversary of the closing date), the Company will be under no contractual obligation to appoint nominees to the Board on behalf of the Steinbach Shareholders and, after the earlier to occur of the Steinbach Shareholders' ownership of less than 10% of the then issued and outstanding Company Common Stock or the fourth
(4th) anniversary of the closing date, the Steinbach Shareholders will be under no contractual obligation to limit their ownership of the Company Common Stock. As a result of the foregoing, upon the cessation of such contractual obligations relating to the appointment of nominees and the limitation of stock ownership, normal corporate, shareholder, market and related factors then in existence will determine the Steinbach Shareholders' aggregate percentage of representation on the Board of Directors of the Company, including the possible control by the Steinbach Shareholders of a majority of the directors.

     Market Prices.

     The Company Common Stock is traded on the American Stock Exchange under the symbol "COM". Following the Acquisition, the Company Common Stock will continue to be traded on the American Stock Exchange.

     The information set forth in the table below represents the high and low sale prices quoted on the American Stock Exchange for the Company Common Stock on November 16, 1995, the last full trading day prior to the public announcement
that the Acquisition Agreement had been executed and delivered, and on July   ,
1996, the last full trading day for which quotations are available at the time of the printing of this Proxy Statement.

                                                                             HIGH         LOW
                                                                            -------     -------
        November 16, 1995................................................   $ 4 1/2     $ 4 1/2
        July   , 1996....................................................   $           $

     For information relating to market prices of and dividends on the Company Common Stock during the two fiscal years ended January 28, 1995 and February 3, 1996, see the Company's Annual Report to Shareholders for the fiscal year ended February 3, 1996 (a copy of which accompanies this Proxy Statement). Because the market price of the Company Common Stock is subject to fluctuation, the market value of the Company Common Stock that the Steinbach Shareholders receive as the Consideration for the Acquisition may increase or decrease prior to the closing of the Acquisition Agreement. The Acquisition Agreement provides that the 514,800 shares of Common Stock to be issued in connection with the Acquisition will not be adjusted due to the increase or decrease of the market value of the Common Stock on the American Stock Exchange (i.e., the national securities exchange on which the Common Stock is listed for trading).

     Management's Discussion and Analysis of Results of Operations and Financial Condition -- the Company.


     Management's Discussion and Analysis of Results of Operations and Financial Condition relative to the Company is hereby incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996, as amended on June 11, 1996, and the Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 1996, copies of which accompany this Proxy Statement.


     Management's Discussion and Analysis of Results of Operations and Financial Condition -- Steinbach.


     Effective October 30, 1994, Steinbach acquired all of the outstanding stock of Steinbach, Inc. (the predecessor company) which was subsequently merged with and into Steinbach. In connection with such acquisition, Steinbach allocated the purchase price to fixed assets, resulting in a $8.9 million write-down of fixed assets. This write-down decreased depreciation charges for fiscal 1994 from the prior year's level. Also, Steinbach changed its inventory accounting principles to a first-in, first-out (FIFO) method from a last-in, last-out (LIFO) method, resulting in a $2.0 million increase to equity with no profit or loss impact. The following represents management's discussion and analysis of the results of operations and the financial condition of Steinbach, Inc. (the predecessor company) and Steinbach for all of the stores operated by such entities during the periods indicated. In addition, the discussion of the results of operations for the fiscal year ended January 28, 1995, represent the combination of the results of operations of Steinbach, Inc. (the predecessor company) for the nine month period ended October 29, 1994 and the results of operations of Steinbach for the three month period ended January 28, 1995. Historical financial information specific to the 15 Acquired Stores (e.g., comparative store sales and gross profit margins) is not available for any of the periods, including the interim quarterly periods, discussed below. In addition, the Company considers sales and margin results to be not meaningful in light of the Company's plans to change the operations of the 15 Acquired Stores in the future, including an upgrading of merchandise lines and a more focused promotional effort.



     As of December 30, 1995, Steinbach operated 24 stores in five eastern states. Pursuant to the terms of the Acquisition Agreement, the Company will acquire all of the outstanding Common Stock of Steinbach. Between December 31, 1995 and the Closing Date, the Steinbach Shareholders have agreed to use their best efforts to take such actions as are necessary in order to transfer to another person or persons or to otherwise dispose of those assets (the "Excluded Assets") and liabilities (the "Excluded Liabilities") of Steinbach which are not related to the operations of the 15 Acquired Stores, which actions include, among other things, the following: (i) the transfer of the nine stores which are non-acquired stores (and the assets and liabilities related thereto) and which are to be closed prior to the Closing Date; (ii) the termination or other disposition of the leases pertaining to Steinbach's corporate offices in White Plains, New York, and its central accounting offices in Bridgeport, Connecticut;
(iii) the disposition to a third party of the assets and liabilities related to its distribution center in Eatontown, New Jersey; and (iv) the termination of all of Steinbach's employees, except for those actively involved in the day-to-day operations of the 15 Acquired Stores and specifically identified by the Company as employees to be retained after the Closing Date (and, in connection therewith, the Steinbach Shareholders have agreed to pay all separation costs related to the terminated employees. The assets and liabilities that are being acquired by the Company as a result of the Acquisition include the 15 Acquired Stores, as well as all cash, prepaid expenses, inventory, fixed assets, personnel, accounts payable and accrued liabilities associated with the 15 Acquired Stores. See "The Acquisition Agreement -- Covenants; Disposition of Excluded Assets and Liabilities; Interim Operating Agreement". Since December 1995, Steinbach has closed or sold seven of its stores and two more are scheduled to be closed prior to completion of the Acquisition. On December 30, 1995, in accordance with the terms of an Interim Operating Agreement, the Company began operating the 15 Acquired Stores for its own benefit and at its own risk.


     Eleven Months Ended December 30, 1995 and Fiscal Years Ended January 28, 1995 and January 29, 1994. The following includes a discussion relative to Steinbach's financial condition and results of operations as of and for the eleven month period ended December 30, 1995; the underlying data relative to the foregoing discussion is not necessarily indicative of the financial condition or results of operations that would have occurred as of and for the fiscal year ended February 3, 1996, inasmuch as the operating results of Steinbach in particular, and the retail industry in general, during the month of January are historically below those of the immediately prior months. The impact on operating results if 1995 would have been a complete fiscal year rather than an eleven month period would have been to increase the net loss reported. The 15 Steinbach stores operated by the Company recorded a $727,000 loss for the month of January 1996 (which included a $700,000 reserve related to the change of certain price points at Steinbach to conform with the Company's pricing policies). See above "The Acquisition Agreement -- Business of the Company and Steinbach", "-- Background and Reasons for the Acquisition", and "-- Covenants; Disposition of Excluded Assets and Excluded Liabilities; Interim Operating Agreement".

        Results of Operations. Net sales for the eleven months ended December 30, 1995 were $183,535,000 compared with $218,926,000 for the twelve month fiscal year ended January 28, 1995 ("fiscal 1994") and $226,377,000 for the twelve month fiscal year ended January 29, 1994 ("fiscal 1993"). Comparable store sales for the three fiscal periods decreased 8.6%, 2.5%, and 1.0%, respectively. The competitive nature of the retail economic environment was the primary factor contributing to the comparative store sales decline for each period. The impact of inflation on Steinbach's sales has been minimal during the past three years, although the precise impact cannot be determined. Steinbach has experienced price increases in its purchase of merchandise and other operating expenses, but has generally been able to offset the increases through adjusting retail prices and controlling expenses.

     Steinbach has had comparative store sales declines in the eleven months ended December 30, 1995 and in each of the prior two fiscal years. The decline for the eleven months ended December 30, 1995 was 8.6% when compared with the same period for the previous year. The Company's plan to address the sales declines includes a more focused promotional effort, upgrading the merchandise lines carried in the stores, and emphasizing more direct mail advertising than has occurred in the past. Since December 30, 1995, new merchandise lines have been brought in to the Acquired Stores, improving both the content and the quality of the inventory.


     Gross margin dollars were $61,038,000 for the eleven months ended December 30, 1995 compared with $78,215,000 for fiscal 1994, and $83,585,000 for fiscal
1993. Gross margins as a percent of sales were 33.3% for the eleven months ended December 30, 1995, 35.7% for fiscal 1994, and 36.9% for fiscal 1993. The highly promotional retail environment, which was necessary to achieve the sales levels each year, resulted in more markdowns as a percent of sales.


     Selling, general and administrative expenses were $71,400,000 for the eleven months ended December 30, 1995, $83,941,000 for fiscal 1994, and $90,824,000 for fiscal 1993. Expenses, as a percent of sales, amounted to 38.9% for the eleven months ended December 30, 1995, 38.3% and 40.1% for fiscal 1994 and 1993, respectively. Store closing reserve costs accrued amounted to $5,996,000 for the eleven month period ended December 30, 1995, $1,744,000 for the fiscal year ended January 28, 1995, and $1,886,000 for the fiscal year ended January 29, 1994, Steinbach had in operation at the end of each such period 28, 27, and 24 stores, respectively. Expense savings from closed stores amounted to $3,105,000 in fiscal 1995, and $1,046,000 in 1994. Expense categories that had significant decreases for the eleven months ended December 30, 1995, when compared with fiscal 1994 were depreciation, and salaries and benefit related costs. The reduction in depreciation charges was due to the purchase accounting fixed asset write down that occurred in October 1994 when Steinbach, Inc. (the predecessor company) was acquired by Steinbach. The salary and benefit cost reductions primarily relate to the stores that were closed. Advertising costs were the primary expense category that increased in the eleven months ended December 30, 1995, as Steinbach became more promotional than in past years.


     Interest expense charges were $2,076,000 for the eleven months ended December 30, 1995, $1,410,000 for fiscal 1994, and $1,582,000 for fiscal 1993.
Increased borrowings on Steinbach's line of credit contributed to the higher interest expense charges. The increased borrowings were used to fund the losses incurred and debt repayments.


     Income taxes were not recorded for the eleven months ended December 30, 1995, and fiscal 1994 due to the losses incurred and $123,000 of credits were recorded for fiscal 1993. For a detailed discussion of income taxes refer to the Notes to the Financial Statements attached hereto as Appendix C.


     For the eleven months ended December 30, 1995 a net loss of $18,413,000 was recorded compared with a net loss of $8,874,000 for fiscal 1994 and a net loss of $10,630,000 for fiscal 1993.


     The increase in the net loss reported for the eleven months ended December 30, 1995, is primarily attributable to the decrease in sales and lower gross margins as a percent of sales. Gross margin results were also negatively impacted by the $3.7 million markdown reserve recorded by Steinbach to reflect the impact on inventory arising from poor retail market conditions. During 1995, Steinbach increased its advertising expenditures, primarily through the use of newspaper inserts, and also employed a relatively high markup and heavy discount promotional policy. This marketing strategy did not generate sufficient sales results to offset the costs associated therewith. Also, the occurrence of severe winter weather and the fact that several discount stores ran liquidation sales in Steinbach's marketplace during the fourth quarter contributed to sales declines during the busiest sales period of the year. The Company does not expect the trend of net losses at Steinbach to continue. (The information in the foregoing sentence contains a forward looking statement within the meaning of the Securities Exchange Act of 1934 and is subject to the safe harbor created by that statute; actual results could differ materially from those projected in such statement and there can be no assurance that the Company will be successful in its efforts to stop the trend of net losses.) The Company will be emphasizing more direct mail as a promotional vehicle, as well as upgrading and changing the merchandise lines carried at Steinbach. The Company's merchandising plans, coupled with the fact that the Company is not absorbing any of the Steinbach corporate overhead, should result in improved profitability for the 15 Acquired Stores.


        Liquidity and Capital Resources. Steinbach's primary sources of liquidity are cash provided by operating activities and borrowings under Steinbach's line of credit. Steinbach maintains an unsecured $23 million credit agreement to support its borrowing needs. For more detailed discussion of the line of credit refer to the Notes to the Financial Statements attached hereto as Appendix C.

     Cash provided by operating activities amounted to $1,374,000 for the eleven months ended December 31, 1995 compared with $11,586,000 for fiscal 1994 and cash used of $5,541,000 for fiscal 1993. An increased loss and lower depreciation charges recorded for the eleven month period ended December 30, 1995 compared to the fiscal year ended January 28, 1995 was a contributing factor to the decrease in cash provided. Additionally, an increase in the amount due to/from affiliates generated cash provided during fiscal 1994.

     Cash used in investment activities was $991,000 for the eleven months ended December 30, 1995, $28,618,000 for fiscal 1994, and $3,309,000 for fiscal 1993.
For fiscal 1994, $26,647,000 of the total related to the acquisition of Steinbach, Inc. (the predecessor company) by Steinbach. Refer to the Notes to the Financial Statements attached hereto as Appendix C for more detailed discussion of the purchase transaction. The balance for fiscal 1994, as well as, the entire amount for the eleven months ended December 31, 1995 and fiscal 1993 represent purchases of fixed assets.

     Cash provided in financing activities amounted to $530,000 in the eleven months ended December 31, 1995 compared with $22,788,000 for fiscal 1994, and $9,149,000 for fiscal 1993. The cash provided in the eleven months ended December 31, 1995 represents an increase in outstanding bank borrowings compared with the prior fiscal year end period, net of repayments of capital lease obligations. The main components of the cash provided in fiscal 1994 were an intercompany note payable of $8,494,000, as well as a $25,000,000 contribution to the equity capital of Steinbach by the current owners for purposes of acquiring Steinbach, Inc. (the predecessor company), less a $10,000,000 distribution to shareholders. Refer to the Notes to the Financial Statements attached hereto as Appendix C for more detailed discussion of the purchase transaction. For fiscal 1993, the cash provided consisted of repayments of capital lease obligations and a $10,000,000 contribution to paid-in capital.

     Steinbach's working capital at December 30, 1995 was a deficit of $2,573,000 compared with $15,236,000 at January 28, 1995 and $22,223,000 at
January 29, 1994. The current ratio for each of the three periods were 0.92:1, 1.65:1, and 1.78:1, respectively. The decrease in working capital at December 30, 1995 was negatively impacted by the approximate $6.0 million store closing reserve for the nine stores not being acquired by the Company.


     Quarters Ended May 4, 1996 and April 29, 1995. During the quarter ended May 4, 1996, Steinbach closed seven stores and two of its administrative offices. The remaining two stores and the remaining administrative office are scheduled to be closed during the second quarter of 1996. The financial statements for the quarter ended May 4, 1996, combine the results of the 15 Acquired Stores currently being operated by the Company under the Interim Operating Agreement with the nine stores and three administrative buildings which were closed during the first quarter or are scheduled to be closed during the second quarter. The stores which were closed during the first quarter held "going out of business" sales during the period and closed at various times during the quarter.



        Results of Operations. Net sales for the quarter ended May 4, 1996 were $23.8 million, representing a 39% decline from the $39.5 million recorded for the first quarter ended April 29, 1995. Net sales at the 15 Acquired Stores being operated by the Company were down 11.6%, to $16.3 million, from $18.4 million last year for the same period. Net sales at the 15 Acquired Stores were negatively impacted by cool spring weather and start-up problems associated with the distribution center established by the Company during the first quarter. These start-up problems caused delays in stocking the 15 Acquired Stores with new spring merchandise which in turn had an adverse effect on sales. Management believes that the distribution center problems have been solved and merchandise is now being delivered to the Acquired Stores on a timely basis.


     Gross margin dollars for the first quarter of 1996 were down due to the decrease in sales, but as a percent of sales margins were 33.7% compared with 33.8% recorded during the same period last year. The gross margin percent at the 15 Acquired Stores being operated by the Company was 46.4% and included the reversal of the $3.3 million markdown reserve recorded by Steinbach in December 1995 and the $700,000 reserve recorded by the Company in January 1996. The gross margin percent for the 15 Acquired Stores for the first quarter last year was 35.6%.


     Operating expenses, as a percent of sales, for the quarter ended May 4, 1996 were 51.7% compared with 52.1% for last year's first quarter. The operating expenses for the first quarter of 1996 did not include employees that had been terminated by Steinbach as a result of the proposed acquisition transaction. Store expenses for the quarter included costs incurred through the actual closing date for each of the stores closed during the period. Last year's expenses included all 24 stores (i.e., both the 15 Acquired Stores, as well as the nine non-acquired stores) and all corporate costs for the entire first quarter of 1995.



     A net loss of $5.6 million, or $55,790 per share, was recorded by Steinbach compared with a net loss of $7.4 million, or $73,680 per share, for the first quarter of last year.



        Liquidity and Capital Resources. Net cash used in operating activities amounted to $4,842,000 for the three months ended May 4, 1996 compared with cash used of $17,669,000 for the three months ended April 29, 1995. The difference was primarily attributable to the decrease in inventories due to the nine non-Acquired Stores that have closed or will be closing. The lack of capital expenditures for the current year accounted for the decrease in cash used in investment activities. Cash provided by financing activities amounted to $3,684,000 for the period ended May 4, 1996, compared with cash provided of $14,068,000 for the period ended April 29, 1995. The decrease results from lower borrowings under Steinbach's line of credit during the first quarter of the current year when compared with the first quarter of last year.


     Financial Statements.


     The financial statements and notes thereto of the Company, as audited by Ernst & Young LLP, as of January 28, 1995, and February 3, 1996, and for each of the three fiscal years in the period ended February 3, 1996, are incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996, as amended on June 11, 1996. The financial statements and notes thereto of Steinbach, Inc. (the predecessor company), as audited by Ernst & Young LLP, for the nine month period ended October 29, 1994, and for the fiscal year ended January 29, 1994, and of Steinbach, as audited by Ernst & Young LLP, as of January 28, 1995, and December 30, 1995, and for the three month period ended January 28, 1995, and the eleven month period ended December 30, 1995, are attached hereto as Appendix C.



     In addition, the unaudited financial statements and notes thereto of the Company as of and for the three month period ended May 4, 1996, are incorporated herein by reference from the Company's Quarterly Report on Form 10-Q; in the opinion of the Company's management, such financial statements contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the financial position and results of operations for such period. The unaudited financial statements and notes thereto of Steinbach as of and for the three month period ended May 4, 1996, are attached hereto as Appendix E; the Company has been advised that, in the opinion of the Steinbach's management, such financial statements contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the financial position and results of operations for such period.


     Pro Forma Combined Condensed Financial Statements.


     Attached to this Proxy Statement as Appendix D are unaudited pro forma combined condensed financial statements for the Company which have been prepared on a consolidated basis based upon the historical financial results of the Company and Steinbach (including Steinbach, Inc. (the predecessor company)). The pro forma balance sheet reflects the combination of the balance sheet of the Company as of February 3, 1996, and of Steinbach as of December 30, 1995. The pro forma income statement reflects the combination of the income statement for the Company for the fiscal year ended February 3, 1996 and for Steinbach for the eleven months ended December 30, 1995. Both the Steinbach balance sheet and income statement reflect only the 15 stores being acquired by the Company in the Acquisition. On December 30, 1995, in accordance with the terms of an Interim Operating Agreement, the Company began operating Steinbach for its own benefit and at its own risk. As a result thereof, the pro forma combined condensed financial statements give effect to Steinbach's financial condition and results of operations as of and for the eleven month period ended December 30, 1995; the underlying data relative thereto is not necessarily indicative of the financial condition or results of operations that would have occurred as of and for the fiscal year ended February 3, 1996, inasmuch as the operating results of Steinbach in particular, and the retail industry in general, during the month of January are historically below those of the immediately prior months. See above "The Acquisition Agreement -- Business of the Company and Steinbach", "-- Background and Reasons for the Acquisition", and "The Acquisition Agreement -- Covenants; Disposition of Excluded Assets and Excluded Liabilities; Interim Operating Agreement."


     In addition, attached to this Proxy Statement as Appendix F are unaudited pro forma combined condensed financial statements for the Company which have been prepared on a consolidated basis based upon the historical results of the Company and Steinbach as of and for the period ended May 4, 1996. The pro forma balance sheet reflects the combination of the balance sheets of the Company and of Steinbach as of May 4, 1996. The pro forma income statement reflects the combination of the income statements of the Company and Steinbach for the quarter ended May 4, 1996. Both the Steinbach balance sheet and income statement reflect only the 15 Acquired Stores.


     The pro forma combined condensed financial statements give effect to the Acquisition accounted for under the purchase method. The pro forma combined condensed financial statements should be read in conjunction with the notes accompanying the attached pro forma combined condensed financial statements and the separate financial statements and related notes thereto of the Company and Steinbach (including Steinbach, Inc. (the predecessor company)) contained herein. The pro forma combined results are not necessarily indicative of the results which would actually have been attained if the Acquisition had been consummated at the beginning of the periods indicated or which may be attained in the future.

     Accountants' Representatives

     A representative of Ernst & Young LLP is expected to be present at the meeting and will have the opportunity to make a statement, if he so desires, and will be available to answer appropriate questions by shareholders.

     Vote Required; Recommendation of the Company's Board of Directors

     The affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting is required to approve the issuance by the Company of 514,800 shares of the Company Common Stock to the Steinbach Shareholders in exchange for the shares of Steinbach Common Stock pursuant to the Acquisition Agreement. Shareholders granting proxies to the Company are considered present for purposes of calculating a majority of the shares present at the Annual Meeting.

     If no instructions are indicated in any properly executed proxy, such proxy will be voted FOR the approval of such issuance of Common Stock by the Company.

     THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE TERMS OF THE ACQUISITION ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF SUCH ISSUANCE OF COMMON STOCK BY THE COMPANY.

PROPOSAL 3: APPROVAL OF AMENDMENT TO 1992 INCENTIVE STOCK PLAN.

     The Board of Directors approved the amendment to the 1992 Incentive Stock Plan described below on March 27, 1996 and directed that the amendment be submitted to the shareholders for approval at the Annual Meeting.

    Proposed Amendment to Increase the Number of Shares Authorized for Issuance.

     The Company proposes to amend the 1992 Incentive Stock Plan to increase the number of shares of Common Stock authorized for issuance under the 1992 Incentive Stock Plan from 200,000 shares to 300,000 shares.

     As of April 15, 1996, (i) incentive stock options for 191,000 shares had been granted and were outstanding and options for 166 shares had been exercised, and (ii) awards for 20,000 shares had been granted to Mr. Callahan (subject to certain vesting and forfeiture provisions) and were outstanding. See "Executive Compensation -- Summary Compensation Table". As a result, there are currently 9,000 shares of Common Stock available for issuance under the 1992 Incentive Stock Plan and, if the amendment is approved, there will be 119,000 shares of Common Stock available for issuance under the 1992 Incentive Stock Plan.

     Since the adoption of the 1992 Incentive Stock Plan, the Company has utilized the grant of stock options and the award of restricted stock as part of its compensation program for executives and key employees. In this way, the Company has linked compensation at various levels within the organization to performance and believes that it is appropriate to continue such practice in the future through the use of stock options and restricted stock awards. In addition, the Company believes that the grant of stock options and the award of restricted stock to executives and key employees helps to provide an incentive for their continued employment and otherwise more closely aligns their interests with those of the Company's shareholders.

     As a result, the Board of Directors believes that 100,000 additional shares of Common Stock should be made available under the 1992 Incentive Stock Plan in order to facilitate the continued use of stock options and restricted stock awards or part of the Company's incentive compensation program.

    Summary of 1992 Incentive Stock Plan.

     General. The 1992 Incentive Stock Plan was adopted by the Board of Directors on March 25, 1992 and was approved by the shareholders at the Annual Meeting held on May 20, 1992. In addition, the Board of Directors (on March 22,
1995) and the shareholders (at the Annual Meeting held on May 17, 1995) approved an amendment to the 1992 Incentive Stock Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 100,000 shares to 200,000 shares. The purpose of the 1992 Incentive Stock Plan is to promote the best interests of the Company and its shareholders by encouraging employees of the Company to acquire a proprietary interest in the Company through the grant of options and restricted stock awards, thus identifying their interests with those of shareholders and encouraging employees to make greater efforts on behalf of the Company to achieve its long-term business plans and objectives. The following is a summary of the material features of the 1992 Incentive Stock Plan.

     Currently, the 1992 Incentive Stock Plan authorizes the granting of incentive stock options and nonqualified stock options and the awarding of restricted stock for up to an aggregate of 200,000 shares of Common Stock to certain eligible officers and employees of the Company and for such share amounts as the Compensation Committee of the Board of Directors (the "Committee") may select from time to time. The officers and employees eligible to participate in the 1992 Incentive Stock Plan consist of the executive officers of the Company and the directors of the Company's principal departments (11 in total as of the date of this Proxy Statement).

     Incentive Stock Options and Nonqualified Stock Options. Options granted under the 1992 Incentive Stock Plan may be either "incentive stock options" (options, pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), which afford tax benefits to recipients upon compliance with certain conditions and which do not result in tax deductions to the Company) or "nonqualified stock options" (options which do not afford income tax benefits to recipients, but which may provide tax deductions to the Company). Incentive stock options and nonqualified stock options are sometimes collectively referred to as "options".

     Incentive stock options granted under the 1992 Incentive Stock Plan may be exercised for such prices and at such times as the Committee determines, provided that no incentive stock options shall be granted with an exercise price below 100% of the fair market value of the Common Stock on the date of grant or with an exercise term that extends beyond 10 years from the date of grant; in the case of an employee owning more than 10% of the Common Stock, the exercise price must be at least 110% of the fair market value of the Common Stock on the date the incentive stock option is granted. Nonqualified stock options granted under the 1992 Incentive Stock Plan may be exercised for such prices (including an exercise price below 100% of the fair market value of the Common Stock on the date of grant) and at such times as the Committee determines, provided that no nonqualified stock options shall be granted with an exercise term that extends beyond 10 years from the date of grant. The purchase price for the Common Stock issuable upon exercise of an incentive stock option and a nonqualified stock option must be paid in full in cash or by check, bank draft or money order at the time of exercise; in lieu of such form of payment, an employee may pay the purchase price by tendering shares of Common Stock.

     Options granted under the 1992 Incentive Stock Plan become exercisable on a cumulative basis in equal installments at a rate of 33 1/3% per year, commencing one year from the date of grant; provided, however, that the termination of an employee's employment and/or the occurrence of a "change in control" (as described below) may affect an employee's right to exercise an option. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes exercisable. In the case of incentive stock options, the aggregate fair market value of the underlying Common Stock which may be first exercised by an employee in any one calendar year cannot exceed $100,000, with such value being determined at the time the options are granted as provided by the terms of Section 422 of the Code. To the extent that an option intended to constitute an incentive stock option shall violate the foregoing $100,000 limitation (including change of control situations), the portion of the option that exceeds the $100,000 limitation shall be deemed to constitute a nonqualified stock option. The Committee, in its sole discretion, may accelerate the time at which any option may be exercised in whole or in part.

     If an employee's employment is terminated for any reason (other than a change in control) prior to the date an option first becomes exercisable, the employee's right to exercise the option terminates. If an employee's employment is terminated for any reason other than death or disability after the date an option first becomes exercisable, the employee's right to exercise the option terminates within the earlier of the expiration of the option or the expiration of three months after termination of employment, and if an employee's employment is terminated due to death or disability after the date an option first becomes exercisable, the employee's right to exercise the option terminates within the earlier of the expiration of the option or the expiration of one year after termination of employment. The Committee, at the time of an employee's termination of employment, may, in its sole discretion, accelerate the term of an option or extend the exercise period of an option.

     In the case of an incentive stock option, a grantee will not be deemed to have received taxable income upon the grant or exercise of any incentive stock option, provided that such shares are not disposed of by the grantee for at least one year after the date of exercise and two years after the date of grant. No compensation deduction will be taken by the Company as a result of the grant or exercise of incentive stock options. In the case of a nonqualified stock option, a grantee will be deemed to receive ordinary income upon exercise of the nonqualified stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock purchased on the date of exercise. The amount of any ordinary income deemed to be received by a grantee due to a disposition of Common Stock acquired upon the exercise of an incentive stock option prior to the expiration of two years from the date of such option was granted and/or prior to the expiration of one year from the date the Common Stock was acquired and the amount of any ordinary income deemed to be received by a grantee upon exercise of a nonqualified stock option will be a deductible expense for tax purposes for the Company.

     A grantee of an option will have no rights as a shareholder with respect to any shares covered by an option until the issuance of a stock certificate for such shares.

     Restricted Stock Awards. The Committee may award shares of restricted stock to such employees and in such amounts as it shall determine. Shares of restricted stock awarded under the 1992 Incentive Stock Plan may not be sold or otherwise transferred until the termination of the applicable restriction period established by the Committee; however, the Committee shall have the discretion to accelerate the lapse of restrictions in the applicable restriction period with respect to all or any number of the shares of a restricted stock award. All rights with respect to the restricted stock awarded to an employee shall be exercisable during an employee's lifetime only by the employee. The Committee may impose such other restrictions on any shares of restricted stock awarded under the 1992 Incentive Stock Plan as it may deem advisable, including, without limitation, restrictions under applicable federal or state securities laws. Except as otherwise provided with respect to an employee's termination of employment and/or the "change in control" provisions (described below), and subject to applicable federal and state securities laws, shares of restricted stock awarded under the 1992

Incentive Stock Plan shall become freely transferable by the employee after the last day of the restriction period.

     During the applicable period, an awardee holding shares of restricted stock may exercise full voting rights with respect to the restricted stock and shall be entitled to receive all dividends and other distributions paid with respect to such restricted stock.

     Restricted stock awarded under the 1992 Incentive Stock Plan is generally restricted from sale or other transfer for a period of five years, except that such restrictions shall lapse and such shares shall become freely transferable on a cumulative basis in equal installments at a rate of 20% per year, commencing one year from the date of the award; provided, however, that the termination of an employee's employment and/or the occurrence of a "change in control" (described below) may affect an employee's right to receive freely transferable stock.

     If an employee's employment is terminated by reason of death, disability, or retirement during the restriction period, any remaining restrictions (except those required by federal or state securities laws) applicable to a restricted stock award automatically shall terminate, and the shares shall thereby be fully transferable. If an employee terminates employment for reasons other than death, disability or retirement, the employee's restricted stock still subject to the restriction period automatically shall be forfeited to the Company; provided, however, that the Committee, in its sole discretion, may waive the restrictions remaining on any or all shares of restricted stock and add such new restrictions to such shares of restricted stock as it deems appropriate.

     An awardee of restricted stock will be deemed to receive ordinary income upon the lapse of applicable restrictions on transfer in an amount equal to the fair market value of the Common Stock on the date of lapse. The amount of any ordinary income deemed to be received by an awardee upon lapse of applicable restrictions on transfer will be a deductible expense for tax purposes for the Company.

     Change in Control. Upon a "change in control", any options granted under the 1992 Incentive Stock Plan become immediately exercisable and the remaining restriction period on any restricted stock awarded under the 1992 Incentive Stock Plan immediately lapses; provided, however, that to the extent that the acceleration of a grant is deemed to constitute a "parachute payment" under
Section 280G of the Code and such payment, when aggregated with other parachute payments to the employee results in an "excess parachute payment" under Section 280G of the Code, any accelerated payment shall be reduced to the highest permissible amount that shall not subject the employee to the excess parachute excise tax under Section 4999 of the Code and shall entitle the Company to retain its full compensation tax deduction for the payment.

     The term "change in control" is defined in the 1992 Incentive Stock Plan generally to mean the occurrence of any of the following events: (i) if any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or group of persons acting in concert, other than the Company, a subsidiary or an employee benefit plan or employee benefit plan trust maintained by the Company or a subsidiary, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote in the election of directors; or (ii) a liquidation or dissolution of the Company, sale of substantially all of the assets of the Company, or a merger, consolidation or combination in which the Company is not the survivor; or (iii) the addition of new members to the Board within any consecutive twenty-four (24) month period, which members constitute a majority of the Board, unless a majority of the Board consists of incumbent members of the Board in office prior to the commencement of such twenty-four (24) month period, plus new members who were recommended or appointed by a majority of the incumbent directors in office immediately prior to the addition of such new members to the Board.

     Termination and Amendment. The Board of Directors may terminate the 1992 Incentive Stock Plan, or the granting of options or awarding of restricted stock under the 1992 Incentive Stock Plan, at any time. No option shall be granted under this 1992 Incentive Stock Plan after the tenth anniversary of the date of adoption of this 1992 Incentive Stock Plan by the Board (being March 25, 1992). The Board may amend or modify the 1992 Incentive Stock Plan at any time and from time to time, but no amendment or modification, without the approval of the shareholders of the Company, shall (a) materially increase the benefits accruing to participating employees under the 1992 Incentive Stock Plan, (b) increase the amount of Common Stock for which grants and awards may be made under the 1992 Incentive Stock Plan, except as permitted with respect to stock splits, stock dividends, and the like, or (c) change the provisions relating to the eligibility of individuals to whom grants and awards may be made under the 1992 Incentive Stock Plan. No amendment, modification, or termination of the 1992 Incentive Stock Plan will in any manner affect any option granted or restricted stock awarded under the 1992 Incentive Stock Plan without the consent of the employee holding the option or restricted stock.

     Miscellaneous. Options granted and restricted stock awarded under the 1992 Incentive Stock Plan are not transferable by the grantee or awardee, as the case may be, except by will or the laws of descent and distribution. During the lifetime of a participating employee, an option shall be exercised only by the employee and the rights with respect to restricted stock shall be exercised only by the employee.

     Neither the adoption of the 1992 Incentive Stock Plan nor the granting of any option or awarding of any restricted stock pursuant to the 1992 Incentive Stock Plan will be deemed to confer on any person any right to continue in the employ of the Company or its affiliates or to continue to perform services for the Company or its affiliates or interferes in any way with the right of the Company or its affiliates to terminate such person's service as an officer or other employee at any time.

     Options Granted and Restricted Stock Awarded.

     The following table provides information as to the number of options granted and shares of restricted stock awarded under the 1992 Incentive Stock Plan from its inception through the date of this Proxy Statement to each person or group listed in the table.

                                                NUMBER OF SHARES                        NUMBER OF SHARES
                                                 OF COMMON STOCK                        OF COMMON STOCK
                                               SUBJECT TO OPTIONS                 SUBJECT TO RESTRICTED STOCK
         NAME AND POSITION            PREVIOUSLY GRANTED AND OUTSTANDING(1)    PREVIOUSLY GRANTED AND OUTSTANDING
- -----------------------------------   -------------------------------------    ----------------------------------
Dennis P. Callahan
  President and Chief
  Executive Officer................                  140,000                                 20,000(2)
All current executive officers as a
  group (10 persons)...............                  178,500                                 20,000(2)
All other employees as a group (11
  persons).........................                  179,500                                 20,000(2)

- -------------------------
(1) As of the date of this Proxy Statement, there have been no grants of nonqualified stock options under the 1992 Incentive Stock Plan. The exercise price of all incentive stock options granted and outstanding under the 1992 Incentive Stock Plan, ranging from $10.375 to $4.125, were at least equal to the fair market value of the Common Stock as of the respective grant dates. All such options are exercisable on a cumulative basis in equal installments at a rate of 33 1/3% per year, commencing one year from the grant date and expire 5 years after the date of grant.

(2) See "Executive Compensation -- Summary Compensation Table".

     Required Vote.

     The affirmative vote of holders of a majority of the shares of Common Stock present at the Annual Meeting is required to approve the amendment to the 1992 Incentive Stock Plan. Abstentions will have the effect of a vote against approval of the amendment to the 1992 Incentive Stock Plan and broker non-votes will have no effect.

     If no instructions are indicated in any properly executed proxy, such proxy will be voted FOR the approval of the amendments to the 1992 Incentive Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1992 INCENTIVE STOCK PLAN.

PROPOSAL 4: APPOINTMENT OF AUDITORS.

     The Board of Directors, upon recommendation of its Audit Committee, will propose at the meeting that the shareholders appoint the firm of Ernst & Young LLP to audit the financial records of the Company for the fiscal year ending February 1, 1997. Ernst & Young LLP audited the Company's financial records for the prior fiscal year.

     A representative of Ernst & Young LLP is expected to be present at the meeting and will have the opportunity to make a statement, if he so desires, and will be available to answer appropriate questions by shareholders.

     The affirmative vote of a majority of the shares of Common Stock present at the meeting is required to appoint Ernst & Young LLP as the Company's auditors. If the necessary approval by shareholders is not received the Board of Directors will select and appoint another independent public accounting firm for such purpose without further shareholder action.

     If no instructions are indicated in any properly executed proxy, such proxy will be voted FOR the appointment of Ernst & Young LLP as auditors.

                              FURTHER INFORMATION

PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information concerning the ownership of the Company's Common Stock as of July 5, 1996, and as adjusted to reflect the issuance of 514,800 shares to the Steinbach Shareholders pursuant to the Acquisition (i) by those persons who were believed by the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, as reported to the Securities and Exchange Commission ("the SEC") and/or to the Company by such persons, (ii) by the Named Executive Officer (as defined below in "Executive Compensation"), and (iii) by all directors and officers (including the Named Executive Officer) of the Company as a group.


                                                                                                SHARES
                                                                   SHARES                 BENEFICIALLY OWNED
                                                             BENEFICIALLY OWNED            AS OF THE CLOSING
                                                             AS OF JUNE 30, 1996          OF THE ACQUISITION
                                                           -----------------------      -----------------------
                        NAME AND ADDRESS                    NUMBER        PERCENT        NUMBER        PERCENT
                       OF BENEFICIAL OWNER                 OF SHARES      OF CLASS      OF SHARES      OF CLASS
         -----------------------------------------------   ---------      --------      ---------      --------
         JoAnn S. Cousino(1)(2).........................    133,526         13.9%        133,526          9.1%
           500 St. Clair
           Grosse Pointe, Michigan 48230
         Joseph C. Keys(1)(2)...........................    132,113         13.8%        132,113          9.0%
           701 N. Oxford Road
           Grosse Pointe Woods, Michigan 48236
         Richard S. Keys(1)(2)..........................    132,353         13.8%        132,353          9.0%
           414 Notre Dame Ave.
           Grosse Pointe, Michigan 48230
         FMR Corp. .....................................     51,690          5.4%         51,690          3.5%
           82 Devonshire Street
           Boston, Massachusetts 02109
         Dennis P. Callahan(3)..........................     66,420          6.8%         66,420          4.5%
         All directors and executive officers (including
           the Named Executive Officer) of the Company
           as a group (20 in number)(4)(5)..............    520,312         51.1%        520,312         34.0%
         Jay L. Schottenstein(5)........................         --            --        514,800         35.0%
           c/o 1800 Moler Road
           Columbus, Ohio 43207

- -------------------------
(1) Pursuant to a Shareholder Agreement (the "Shareholder Agreement") dated August 18, 1992, as amended, JoAnn Cousino, Joseph Keys and Richard Keys have agreed to restrict the disposition of, and regulate the voting of, 390,062 shares (approximately 40.8%) of the Company's outstanding Common Stock subject to the Shareholder Agreement. In particular, these shares may only be transferred to certain revocable trusts, to the immediate family of one of these shareholders, or upon the approval of all of these shareholders. Moreover, in connection with the execution of the Shareholder Agreement, each of these shareholders executed an irrevocable proxy whereby any two of them have the power to vote all of such shares; provided, however, that with respect to certain proposals involving the Company (i.e., a merger or business combination, a sale of substantially all the assets, or a dissolution and liquidation), all of these shareholders acting together must agree to vote such shares. The Shareholder Agreement, and accompanying irrevocable proxy, shall continue in force through August 18, 1996, unless sooner terminated as provided therein; as of the date of this Proxy Statement, the parties have not determined whether they intend to extend the term of the Shareholder Agreement. No cash was involved in the execution and delivery of the Shareholder Agreement.

(2) Includes options to purchase 2,000 shares of Common Stock granted under the 1995 Director Stock Option Plan which are presently exercisable.

(3) Includes shares held indirectly by members of Mr. Callahan's immediate family and 20,000 shares as to which Mr. Callahan has the right to acquire pursuant to outstanding stock options within 60 days from June 30, 1996.

(4) Includes shares which can be acquired within the 60-day period beginning June 30, 1996. Does not include shares beneficially owned by the Steinbach Shareholders.

(5) Upon the closing of the Acquisition Agreement, the Company will issue 514,800 shares of Common Stock (representing approximately 35.0% of the then issued and outstanding shares of Common Stock) to the Steinbach Shareholders. Mr. Schottenstein, as the sole trustee of the several trusts comprising the Steinbach Shareholders, is deemed to be the beneficial owner of 514,800 shares. See above "Matters to Come Before the Meeting -- Proposal 2: Approval of Stock Issuance -- Introduction." Upon such issuance, and assuming 1,470,869 shares of Common Stock were issued and outstanding as a result thereof, the beneficial ownership of all directors and officers (including the Named Executive Officer) as a group would be diluted to approximately 34.0% and the beneficial ownership of all of the current shareholders of the Company would be diluted to approximately 65.0% of the then issued and outstanding shares of Common Stock. See "Matters to Come Before the Meeting -- Proposal 2: Approval of Stock Issuance".

EXECUTIVE OFFICERS

     Set forth below is certain information concerning the Company's present executive officers, including name, age, principal occupation and business experience during the past five years and length of service as an officer of the Company.

         NAME AND AGE                          OFFICE(S) AND LENGTH OF SERVICE
- ------------------------------  -------------------------------------------------------------
Dennis P. Callahan, 52........  President and Chief Executive since November 1992; previously employed as Senior Vice President -- Merchandising of
                                  Hess's Department Stores, Allentown, Pennsylvania, from May
                                  1990 to November 1992, and as President of Bon Ton Stores,
                                  York, Pennsylvania, from July 1985 to January 1989.
Mark A. VandenBerg, 39........  Vice President -- Finance and Chief Financial Officer since
                                  July 1991; Secretary since February 1987; and Treasurer since
                                  February 1986.
Michael G. Toloff, 41.........  Vice President -- Stores (the Company) since March 1995; Vice
                                  President -- Stores and Operations from July 1991 to March
                                  1995; Director of Control from February 1988 to July 1991.
Nancy L. Borchers, 49.........  Vice President -- Stores (Steinbach) since March 1996, although hired by the Company in January 1996; Store Manager,
                                  Steinbach, from June 1995 to December 1995, previously
                                  employed as a real estate salesperson, Johnson & Johnson,
                                  Point Pleasant, New Jersey, from May 1994 to May 1995 and
                                  as Merchandise Manager -- Stores, Royal Doulton, Somerset,
                                  New Jersey, from January 1991 to May 1994.
June A. Ley, 44...............  Vice President -- General Merchandise Manager since March
                                  1995; General Merchandise Manager from April 1994 to March
                                  1995; Divisional Merchandise Manager from June 1993 to
                                  April 1994; previously self-employed as Retail Consultant,
                                  Pittsburg, Pennsylvania, from February 1992 to June 1993,
                                  and as Divisional Merchandise Manager of Streets of
                                  Oklahoma City, Oklahoma City, Oklahoma, from February 1990 to November 1991.
Stephen J. Mechavich, 45......  Vice President -- General Merchandise Manager since March
                                  1996; General Merchandise Manager from April 1994 to March
                                  1996; Divisional Merchandise Manager from August 1991 to
                                  April 1994; and Merchandise Advisor from April 1990 to July
                                  1991.
John E. Godfrey, Jr., 58......  Vice President -- General Merchandise Manager since April
                                  1996; previously employed as Senior Vice President -- General
                                  Merchandise Manager, Bon Ton Stores Corporation, York,
                                  Pennsylvania, from April 1984 to January 1996.
James A. Smith, 40............  Vice President -- Operations since March 1995; Director of
                                  Distribution & Traffic from 1990 to March 1995.
Roger E. Werling, Jr., 39.....  Vice President -- Management Information Systems since March
                                  1996; Director of Management Information Systems from August
                                  1990 to March 1996.
Edward J. Pestovic, 57........  Vice President -- Advertising since March 1996, although hired by the Company in January 1996; previously employed as
                                  Director of Advertising and Sales Promotion, Steinbach,
                                  from September 1981 to January 1996.

EXECUTIVE COMPENSATION

     The following information about the Company's method of compensating its executive officers is intended to both comply with the disclosure rules of the Securities and Exchange Commission ("SEC") and provide shareholders with a better understanding of the Company's objectives, policies and arrangements for executive compensation.

  Summary Compensation Table

     The following table sets forth, for the fiscal years ended February 3, 1996 ("fiscal year 1995"), January 28, 1995 ("fiscal year 1994") and January 29, 1994 ("fiscal year 1993"), information with respect to the cash and other compensation paid to, or accrued for, the Chief Executive Officer, the only executive officer whose total annual salary and bonuses exceeded $100,000 (the "Named Executive Officer").

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                              ---------------------------------
                                                                      AWARDS
                                                              -----------------------   PAYOUTS
                                               ANNUAL         RESTRICTED   SECURITIES   -------
                                            COMPENSATION        STOCK      UNDERLYING    LTIP
   NAME AND PRINCIPAL                    ------------------     AWARDS      OPTIONS     PAYOUTS       ALL OTHER
        POSITION           FISCAL YEAR    SALARY     BONUS       ($)          (#)         ($)      COMPENSATION($)
- -------------------------  -----------   --------   -------   ----------   ----------   -------    ---------------
Dennis P. Callahan(1)....      1995      $292,677   $50,000      --          30,000       --           $ 4,901(2)
  President and Chief          1994       286,273    75,000      (3)         (4)        $50,000(5)       4,901(2)
  Executive Officer            1993       250,042    75,000      --           --          --            24,349(6)

- -------------------------
(1) Mr. Callahan became President and Chief Executive Officer of the Company effective November 2, 1992. Pursuant to the terms of an employment agreement, he is entitled to, among other things, a base salary of $250,000 per year.

(2) Includes $4,200 (or $350 per month) for a car allowance, $501 of premiums paid by the Company on a term life insurance policy maintained for the benefit of Mr. Callahan, and $200 contributed by the Company on Mr. Callahan's behalf to the Company's profit-sharing plan.

(3) The award of restricted stock was made as of August 24, 1994 pursuant to the terms of the 1992 Incentive Stock Plan and the Restrictive Stock Agreement, dated August 24, 1994, between the Company and Mr. Callahan (the "Restricted Stock Agreement"). Such terms contain the following general provisions relative to vesting and transfer restrictions: (i) effective as of the fiscal year ended January 28, 1995 and the fiscal years ending February 3, 1996 and February 1, 1997, as the case may be, one-third of the 30,000 shares in the award shall be automatically forfeited to the Company unless certain performance objectives are satisfied; in the event the performance objectives are satisfied, such one-third portion not so forfeited shall be deemed vested; and (ii) the 30,000 shares in the award (including any vested shares) generally are restricted from transfer for a period of five years from January 30, 1994, except that such transfer restrictions shall lapse at such time, if any, as the Company's Board of Directors shall, in their sole discretion, determine from time to time, and, in certain cases, upon termination of employment. During the five-year restriction period, Callahan retains full voting rights and is entitled to receive all dividends and distributions with respect to the shares in the award. With respect to the fiscal year ended January 28, 1995, the performance objectives were satisfied. However, with respect to the fiscal year ended February 3, 1996, the performance objectives were not satisfied and 10,000 shares were automatically forfeited.

(4) Effective March 19, 1996, the Company and Mr. Callahan agreed to cancel incentive stock options granted on April 13, 1994 to purchase 20,000 shares at a per share purchase price of $10.00.

(5) As of January 28, 1995, 10,000 shares of Common Stock subject to an award of restricted stock vested subject to certain restrictions on transfer. For a description of such award, see note (2) above. The dollar value reflected in the table was calculated by multiplying such 10,000 shares by the closing price of the Common Stock reported on the American Stock Exchange on February 2, 1996 (the last reported trade prior to February 3, 1996), or $5.00 per share. With respect to the payout reported in the table, the performance objective related to the vesting of such 10,000 shares was reduced by the Company and by Mr. Callahan.

(6) Includes $19,000 for moving expenses, $4,200 (or $350 per month) for a car allowance, $1,049 of premiums paid by the Company on a term life insurance policy maintained for the benefit of

     Mr. Callahan, and $100 contributed by the Company on Mr. Callahan's behalf to the Company's profit-sharing plan, for the fiscal year 1993.

     Unexercised Options and Holdings

     The following table sets forth information with respect to the Named Executive Officer concerning the exercise of options previously granted under the 1992 Incentive Stock Plan during the fiscal year ended February 3, 1996 and unexercised options held as of that date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND 1995 FISCAL YEAR-END OPTION VALUES

                                                                                                  VALUE OF
                                                                             NUMBER OF          UNEXERCISED
                                                                            UNEXERCISED         IN-THE-MONEY
                                                                             OPTIONS AT          OPTIONS AT
                                                 SHARES        VALUE      FISCAL YEAR-END     FISCAL YEAR-END
                                              ACQUIRED ON     REALIZED    (#) EXERCISABLE/    ($) EXERCISABLE/
                   NAME                       EXERCISE (#)      ($)        UNEXERCISABLE      UNEXERCISABLE(1)
- -------------------------------------------   ------------    --------    ----------------    ----------------
Dennis P. Callahan.........................         0            $0          16,667/60,000       $0/$26,250

- -------------------------
(1) The estimated value of the unexercised option shares (i.e., the difference between the fair market value of the securities underlying the options and the exercise price of the option at fiscal year-end) was based on the closing price of the Common Stock reported on the American Stock Exchange on February 2, 1996 (the last reported trade date prior to February 3, 1996), or $5.00 per share. The dollar values in this table (and all others contained in this report) are calculated on a pre-tax basis.

     Employment Contracts, Termination of Employment, and Change-in-Control Arrangement

     Executive officers of the Company (including the Named Executive Officer) are appointed annually by the Board of Directors and, subject to the employment agreement with Mr. Callahan described below, serve at the pleasure of the Board.

     The Company has entered into a written employment agreement with Mr. Callahan employing him as the President and Chief Executive Officer of the Company. This agreement provides for a two year term of employment (initially, from November 1, 1992 to October 31, 1994, subject to certain automatic renewal provisions) unless he is terminated due to permanent disability (as defined in the agreement), he is terminated without cause (as defined in the agreement), he voluntarily terminates his employment or he is terminated for good reason or for cause (as defined in the agreement, including the willful engagement in dishonest or fraudulent actions or omissions). Termination for good reason includes (a) a change in control (generally, (i) the acquisition by a person or group of more than 50% of the fair market value or total voting power of the Company, (ii) the acquisition within a twelve-month period by a person or group of more than one-third in fair market value of the Company's assets, or (iii) the replacement of a majority of the directors within a twelve-month period) followed by a diminution or adverse change in the employee's duties and responsibilities, in the employee's rights or benefits under certain bonus, stock, and other employee benefit plans or by a requirement that the employee relocate his principal place of employment beyond a 100 mile radius of Detroit, Michigan, (b) a material breach of the employment agreement, and (c) the failure by the Company to obtain a satisfactory agreement from any successor to perform the employment agreement. If the employee is terminated without cause or for good reason, the employee would be entitled to receive a single cash payment, within ten business days following the date of termination, equal to the present value of two years' base salary (initially, the base salary is $250,000 per year) and, further, the employee would be entitled to exercise any previously granted outstanding stock options. The agreement restricts employee disclosure of material or secret information and employee competition within a fifteen-mile radius of any of the Company's stores for a period of one year after employment.

     Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended February 3, 1996, the Compensation Committee consisted of Messrs. Pallone (Chairman), Ebert, Entenman, Richard S. Keys and Schaye. Mr. Keys was employed by the Company as a Buyer during the year ended February 3, 1996.

     Compensation Committee Report on Executive Compensation

     General. The compensation of the Company's executive officers (including the Named Executive Officer) is determined annually by the Compensation Committee of the Board of Directors. The Compensation Committee consists of five directors, four of whom are not employed by the Company and are not eligible to participate in any of the Company's benefit plans except for the 1995 Director Stock Plan. The Board of Directors, with the guidance and supervision of the Compensation Committee, has developed and implemented compensation policies that seek to provide fair and competitive compensation, encourage the retention of qualified individuals and enhance stockholder value by encouraging executive officers to focus their effort on achieving profitability for the Company. The Company's compensation policies are intended to align the financial interest of the Company's officers (including its executive officers) with those of the shareholders as well as to create an atmosphere which recognizes the individual contribution and/or performance of each executive officer.

     In addition to merit-based promotions, the essential components of the compensation policy for the Company's executive officers are base compensation, short-term cash performance bonus awards and long-term stock incentive awards in the form of stock options and/or restricted stock.


     Base Compensation. The base compensation for the executive officers of the Company, including the Chief Executive Officer, is reviewed in March of each year by the Compensation Committee. Each year, the Compensation Committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, annual salaries for the Company's executive officers (excluding the Chief Executive Officer) for the following year. Annual salaries are developed after a review of several factors, including the overall salary increase for Company personnel, comparative competitive industry data and assessments of the executive's individual performance. The general salary increase for Company employees as a whole is primarily dependent upon the Company's earnings performance, the inflation rate for southeastern Michigan and any reported trends reflecting general increases in compensation among retailers of comparable size. The peer group of retailers used for compensation analysis is not generally the same as the Peer Group Index discussed below in the Stock Performance Graph. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily comprised of all of the companies included in a peer group established for comparing shareholder returns, due primarily to the fact that most of the public companies included in the peer index are much larger than the Company. In particular, the Compensation Committee believes that retailers of relatively the same size as the Company and other non-manufacturing companies doing business in Southeastern Michigan are the Company's most direct competitors for executive talent, and therefore information about compensation levels paid by such organizations is considered by the Committee. The Compensation Committee, where appropriate, also considers certain other non-financial measures, such as increases in market share, improvements in service quality, and improvements in relations with customers, suppliers and employees.



     The base compensation of the Chief Executive Officer under his employment agreement is determined by reference to the same factors applicable to the executive officers, but such determination is made by the Compensation Committee without the involvement by the Chief Executive Officer. For the current year, consideration was given by the Compensation Committee to the efforts devoted by Mr. Callahan in connection with the Steinbach Acquisition and the results of these efforts, and the Company's operating performance was not given a great deal of weight. Each year the Committee's determination on base compensation is presented to and approved by the Company's Board of Directors, without participation by any affected employee directors.


     Performance Bonus Awards. For several years, the Company has maintained a program to provide incentives to selected officers and employees who have principal responsibility for profitability and growth in the form of contingent awards payable in cash. This program consists primarily of cash awards under a short-term performance plan and an annual cash bonus plan and is administered by the Compensation Committee, which administration includes the establishment of performance objectives and awards and the selection of participants. The establishment of performance objectives and awards is accomplished by taking into consideration general market and economic considerations and management's financial plan in the form presented to the Board of Directors at the beginning of each fiscal year.

     Under the short-term performance plan, the Compensation Committee establishes annual performance objectives, stated in terms of net profits after taxes, and performance awards based on the satisfaction of such objectives. Awards to participants are made based on the pro rata base compensation of each participant. As has been the case for the past several years, no awards were made under the plan for the fiscal year ended February 3, 1996.

     Under the annual cash bonus plan, ten percent (10%) of pre-tax earnings in excess of an "earnings base" is paid to eligible participants on the basis of their contributions to the Company as determined by the Compensation Committee. For the fiscal year ended February 3, 1996, this earnings base was $529,213 and, as has been the case for the past several years, no awards were made under the plan.

     The Company also has from time to time paid discretionary bonuses to certain officers and key employees of the Company selected by the Compensation Committee, based upon their performance during the prior fiscal year. For the fiscal year ended February 3, 1996, the Compensation Committee approved a discretionary bonus to the Chief Executive Officer of $50,000 and discretionary bonuses to four other officers and key employees totalling $12,000, all of which were made primarily as a result of the contributions to the Company's acquisition of Steinbach.


     Stock Incentive Awards. The Company's incentive program includes the 1992 Incentive Stock Plan, which is intended to retain qualified executive officers and to motivate such officers to improve the operating results of the Company and, thereby, improve the long term stock performance of the Company through the grant of stock options and/or the award of restricted stock. Under this Plan, which is administered by the Compensation Committee, grants of incentive stock options and awards of restricted stock have been made to eligible participants as follows: (i) during the fiscal year ended January 30, 1993, options were granted to acquire 30,000 shares (pursuant to which options to acquire 166 shares have been exercised and certain options have terminated such that 3,834 shares have been returned to the Plan);(ii) no grants or awards were made during the fiscal year ended January 29, 1994; (iii) during the fiscal year ended January 28, 1995, options were granted to acquire 40,000 shares (of which, options to acquire 20,000 shares were granted to the Chief Executive Officer) and a restricted stock award was made to the Chief Executive Officer for 30,000 shares of Common Stock subject to certain performance objectives and vesting requirements; (iv) during the fiscal year ending February 3, 1996, options were granted to acquire 40,000 shares (of which, options to acquire 30,000 shares were made to the Chief Executive Officer); and (v) to date, during the fiscal year ending February 1, 1997, options have been granted to acquire 115,000 shares (of which, options to acquire 100,000 shares were made to the Chief Executive Officer and, in connection therewith, options previously granted to the Chief Executive Officer on April 13, 1994, to acquire 20,000 shares at a per share exercise price of $10.00 were cancelled).


     As is the case with respect to cash compensation, the amount of any grants of stock options and/or awards of restricted stock to the Chief Executive Officer will be established separately by the Compensation Committee without the participation of the Chief Executive Officer. Any such award will be based, among other things, upon factors applicable to executive officer awards as well as information regarding option grants to chief executive officers of retailers of similar size or performance, the Chief Executive Officer's base compensation and his anticipated future contribution to the Company.


     Conclusion. Through the compensation programs described above, a significant portion of the executive compensation is based on individual and corporate performance and on stock performance. In the case of the Chief Executive Officer, approximately fifteen percent (15%) of his executive compensation (excluding long-term compensation awards and payouts) for the fiscal year ended February 3, 1996, consisted of a performance based element. The Compensation Committee intends to continue the policy of linking the executive compensation to corporate performance and shareholder returns.


                                          Members of the Compensation Committee:

                                               Jules L. Pallone, Chairman
                                               Carroll E. Ebert
                                               Alfred M. Entenman, Jr.
                                               Richard S. Keys
                                               James L. Schaye, Jr.

     Stock Performance Graph


     The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock during the Company's last five fiscal years with the cumulative total return on the American Stock Exchange (the "AMEX Index") and the Media General Retail Trade -- Department Stores Index (the "Peer Group Index"). The comparison assumes the investment of $100 in the Company's Common Stock and in each index on February 2, 1991, and the reinvestment of all dividends, if any, through February 3, 1996.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

        CROWLEY, MILNER AND COMPANY, THE AMERICAN STOCK EXCHANGE INDEX,
           AND MEDIA GENERAL RETAIL TRADE -- DEPARTMENT STORES INDEX
                   (PERFORMANCE RESULTS FROM FEBRUARY 2, 1991
                           THROUGH FEBRUARY 3, 1996)

                                    [GRAPH]

                                   CROWLEY,
      MEASUREMENT PERIOD          MILNER AND      PEER GROUP
    (FISCAL YEAR COVERED)           COMPANY          INDEX        AMEX INDEX
1991                                       100             100             100
1992                                     67.80          127.68          123.29
1993                                     98.31          147.77          121.08
1994                                    125.42          189.87          144.58
1995                                     55.93          160.80          126.18
1996                                     67.80          208.30          161.74

CERTAIN TRANSACTIONS

     Pursuant to two long-term store leases (one of which was executed in 1964 and terminates in 2001 and the other of which was executed in 1980 and terminates in 2000) between the Company and two partnerships in which Jerome L. Schostak, a director of the Company since 1995, is a partner, the Company paid an aggregate of $849,754 in rentals during the fiscal year ended February 3, 1996. Mr. Schostak has a substantial interest in such partnerships. The terms of the two leases were negotiated by the Company with such partnerships at a time when the partnerships were not an affiliated person or entity.

CERTAIN REPORTING REQUIREMENTS

     Under the federal securities laws, the Company's directors and executive officers and any persons holding more than 10% of the Company's Common Stock (collectively, the "Reporting Persons") are required to file reports with the Securities and Exchange Commission and with the American Stock Exchange relative to their ownership of the Common Stock. Specific due dates for filing these reports have been established and the Company is required to disclose in this Proxy Statement any failure to timely file these reports.

     Based on the written representations of its Reporting Persons and on copies of the reports filed with the Securities and Exchange Commission, the Company believes that all of these requirements were satisfied by the Company's Reporting Persons.

OTHER MATTERS AND SHAREHOLDER PROPOSALS

     At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above, except for routine matters. If other business does properly come before the meeting, however, the persons named in the accompanying proxy intend to vote the proxy in accordance with their best judgment on such matters.


     The following documents are hereby incorporated by reference into this Proxy Statement: (a) the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996, as amended on June 11, 1996, including (i) the financial statements and notes thereto of the Company, as audited by Ernst & Young LLP, as of January 28, 1995, and February 3, 1996, and for each of the three fiscal years ended February 3, 1996, (ii) the Management's Discussion and Analysis of Results of Operations and Financial Condition of the Company as of the dates and for the periods described above in subparagraph (i), and (iii) the market price for the Company's Common Stock for each quarterly period within the two fiscal years ended February 3, 1996 and certain related shareholder information; and (b) the Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 1996.


     In addition to the several Appendices attached hereto, copies of the Company's Annual Report to Shareholders for the fiscal year ended February 3, 1996, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 1996, accompany this Proxy Statement.


     Any proposals of shareholders to be presented at the Annual Meeting to be held in 1997 which are eligible for inclusion in the Company's proxy statement for that meeting under applicable rules of the Securities and Exchange Commission must be received by the Company no later than 120 days prior to July
  , 1997, and should be sent to the Secretary of the Company at its principal executive offices by certified mail, return-receipt requested.


Detroit, Michigan
July   , 1996

APPENDICES:


Appendix A     Opinion of First of Michigan Corporation
Appendix B     Acquisition Agreement
Appendix C     Financial Statements of Steinbach Stores, Inc. and Steinbach,
               Inc. -- Eleven Months ended December 30, 1995 and Fiscal Years ended January 28, 1995 and January 29, 1994
Appendix D     15 Store Income Statement and Pro Forma Combined Income
               Statement -- Fiscal Year ended February 3, 1996
Appendix E     Financial Statements of Steinbach Stores, Inc. -- Quarter ended
               May 4, 1996
Appendix F     Pro Forma Combined Condensed Financial Statements -- Quarter
               ended May 4, 1996

                                                                      APPENDIX A


                    OPINION OF FIRST OF MICHIGAN CORPORATION



July 15, 1996


Board of Directors
Crowley, Milner and Company
2301 West Lafayette
Detroit, MI 48216-1891

Dear Board of Directors:

     Crowley, Milner and Company (the "Company") has entered into an Agreement and Plan of Reorganization (the "Acquisition Agreement"), dated November 17, 1995, as amended, with the shareholders (the "Steinbach Shareholders") of Steinbach, Inc. ("Steinbach") pursuant to which the Company will acquire from the Steinbach Shareholders all of the issued and outstanding shares of Common Stock of Steinbach Stores Inc. ("Steinbach") in exchange for 514,800 shares of Common Stock of the Company (representing approximately 35% of the issued and outstanding shares of the Company).

     You have asked us whether, in our opinion, the total consideration paid for Steinbach is fair to the holders of the Company's common stock from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed the annual financial statements of the Company for the fiscal years ended February 1, 1992, January 30, 1993, January 29, 1994, January 28, 1995 and February 3, 1996;

      (2) Reviewed the annual financial statements of Steinbach for the three months ended January 28, 1995 and the eleven months ended December 30, 1995;

      (3) Reviewed certain information, including financial forecasts relating to the business, earnings, cash flow, assets and prospects of Steinbach and the Company, furnished to us by the Company;

      (4) Conducted discussions with members of senior management of the Company and Steinbach concerning their respective businesses and prospects;

      (5) Reviewed the historical market prices and trading activity for the Company's shares and compared it with those of certain publicly traded companies which we deemed to be reasonably similar to Steinbach and the Company, respectively;

      (6) Compared the results of operations of Steinbach and the Company with those certain companies which we deemed to be reasonably similar to Steinbach and the Company;

      (7) Compared the proposed financial terms of the transaction contemplated by the Acquisition Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant.

      (8) Considered the pro forma effect of the acquisition on the Company's capitalization ratios and earnings and cash flow per share;

      (9) Reviewed the Acquisition Agreement; and

     (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Steinbach and the Company, and we have not independently verified such information or undertaken an independent appraisal of the assets of Steinbach or the Company. With respect to the financial forecasts furnished by Steinbach and the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Steinbach's or the Company's management as to the expected future financial performance of Steinbach or the Company, as the case may be.

     On the basis of, and subject to the foregoing, we are of the opinion that the consideration paid for Steinbach is fair to the holders of the Company's common stock from a financial point of view.

                                          Very truly yours,

                                          FIRST OF MICHIGAN CORPORATION


                                          /s/ J. MICHAEL DAVIS


                                          --------------------------------------

                                          J. Michael Davis
                                          Senior Vice President
                                          Corporate Finance

                                                                      APPENDIX B

                AGREEMENT AND PLAN OF REORGANIZATION AS AMENDED

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made on November 17, 1995, as amended, between CROWLEY, MILNER AND COMPANY, a Michigan corporation ("Crowley's"), and the several shareholders of STEINBACH STORES, INC., an Ohio corporation ("Steinbach"), listed on the signature page hereof (collectively, the "Shareholders").

     The Shareholders are the owners of all of the issued and outstanding capital stock of Steinbach. The Shareholders and the Board of Directors of Crowley's have determined that it is in the best interests of Steinbach, Crowley's, and the Shareholders to consummate the acquisition by Crowley's of all of the Common Stock of Steinbach held by the Shareholders (the "Reorganization"). The parties hereto desire that the Reorganization be made on the terms and subject to the conditions set forth in this Agreement and qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     In consideration of the premises and subject to the representations, warranties, covenants and other terms and conditions contained herein and for the consideration herein provided, the parties agree as follows:

I. REORGANIZATION.

     1.1 Exchange of Steinbach and Crowley's Common Stock. Subject to and upon the representations, warranties, covenants, agreements, terms and conditions in this Agreement, at the Closing (as defined herein) and as of the Closing Date (as defined herein), Crowley's shall acquire from the Shareholders and the Shareholders shall deliver to Crowley's an aggregate of 100 shares of Common Stock, without par value (the "Steinbach Common Stock"), of Steinbach, constituting all of the issued and outstanding shares of the capital stock of Steinbach, in exchange for 514,800 shares of Common Stock of Crowley's (the "Crowley's Common Stock"), or approximately thirty-five percent (35%) of the total amount of the Crowley's Common Stock to be outstanding immediately after the Closing (the "Consideration").

     1.2 Nature of Consideration. It is expressly acknowledged and agreed that the shares of Crowley's Common Stock delivered in payment of the Consideration hereunder shall not be registered under the federal securities laws or under any securities or Blue Sky laws of the several states, provided that the Shareholders shall have the rights arising under the Registration Rights Agreement (as defined in Section 5.5 hereof). Notwithstanding anything in this Agreement to the contrary, in no event shall the determination of the Consideration be adjusted due to the increase or decrease of the closing price of the Common Stock on the American Stock Exchange (i.e., the national securities exchange on which such Common Stock is listed for trading).

     1.3 Procedure for Exchange of Shares. At the Closing and as of the Closing Date, Crowley's will furnish the Shareholders with a certificate or certificates representing that number of whole shares of Crowley's Common Stock which the Shareholders are entitled to receive pursuant to Section 1.1 in exchange for certificates representing all of the issued and outstanding Steinbach Common Stock. The certificates representing all such shares of Crowley's Common Stock will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH LAWS OR AN EXEMPTION THEREFROM.

     1.4 Closing of Steinbach Transfer Records. After the close of business on the Closing Date, transfers of shares of Steinbach Common Stock outstanding prior to the Closing Date shall not be made on the stock transfer books of Steinbach.

     1.5 Steinbach's Net Book Value. Attached hereto as Annex 1.5 is a balance sheet (the "December 1995 Balance Sheet") relative to the net book value of Steinbach's assets and liabilities as at the close of business on December 30, 1995 (i.e., "Steinbach's Net Book Value") which has been prepared by Steinbach in accordance with generally accepted accounting principles (except as otherwise provided below). It is acknowledged and agreed that (x) for purposes of determining Steinbach's Net Book Value, neither the December 1995 Balance Sheet nor Steinbach's Net Book Value contains or reflects any of the Excluded Assets (as defined herein) or the Excluded Liabilities (as defined herein) or any of the actions to be taken by the Shareholders with respect to the disposition thereof as contemplated in Sections 4.9 and 4.10 hereof, and (y) for purposes of determining Steinbach's Net Book Value, the fixed assets have been determined at Steinbach's historical cost and not in accordance with generally accepted accounting principles.

II. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.

     The Shareholders, jointly and severally, hereby represent, warrant, and covenant to Crowley's, on and as of the date hereof, as follows:

     2.1 Organization and Standing. Steinbach is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Steinbach is qualified and in good standing as a foreign corporation to do business in Connecticut, New Hampshire, New Jersey, New York and Vermont and, other than the foregoing, Steinbach is not required to be licensed or qualified except where such failure to be so qualified or in good standing would not have a material and adverse effect on the Acquired Assets (as defined herein), the results of operations, the financial condition or the future prospects of the Acquired Business (as defined herein), or relate in any material and adverse way to the transactions contemplated in this Agreement (a "Material Adverse Effect"). Steinbach has all requisite corporate power and authority and all licenses, franchises, permits and authorizations to own and lease its properties and assets and to carry on its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect.

     2.2 Authority and Action. Steinbach has full corporate power and authority to enter into this Agreement and each of the other agreements, instruments and other documents to be delivered at the Closing (as defined herein) or thereafter by Steinbach pursuant to this Agreement or otherwise and to perform and consummate the transactions contemplated herein and therein. The Shareholders have full power and authority to enter into this Agreement and each of the other agreements to be delivered at the Closing or thereafter by the Shareholders pursuant to this Agreement or otherwise and to perform and consummate the transactions contemplated herein and therein. This Agreement, as well as the other agreements to be delivered at the Closing or thereafter by Steinbach and/or by the Shareholders, are collectively referred to as the "Steinbach Delivered Documents". All corporate action required to be taken by or on the part of Steinbach to authorize the execution and delivery of this Agreement and the Steinbach Delivered Documents and to authorize Steinbach to perform and consummate the transactions contemplated hereby and thereby have been, or prior to the Closing will be, duly and properly taken. This Agreement and each of the Steinbach Delivered Documents have been or will be duly executed and delivered by Steinbach and by the Shareholders. This Agreement and each of the Steinbach Delivered Documents constitute valid and binding obligations of Steinbach and of the Shareholders and, except to the extent enforcement may be restricted by bankruptcy or other laws affecting creditors rights of general applicability and general principles of equity, are enforceable in accordance with their respective terms.

     2.3 Financial Information; Undisclosed Liabilities.

          (a) Schedule 2.3 of the Disclosure Schedules (as defined herein) will contain certain financial information relative to the financial condition and results of operations of Steinbach and the Acquired Business, including, without limitation, financial information relative to (i) balance sheets and statements of income as of and for the fiscal year ended January 28, 1995 ("Steinbach's Most Recent Fiscal Year End"), and (ii) balance sheets and statements of income as of and for the period beginning on January 29, 1995 and ending on the most recent practicable date ("Steinbach's Most Recent Fiscal Month End") (collectively, the "Steinbach Financial Information"). Except as set forth in Schedule 2.3 of the Disclosure Schedules, the Steinbach Financial Information (x) has been prepared in accordance with the books and records of Steinbach, (y) is true and correct and present fairly the results of operations for the periods then ended and the financial condition as of the dates indicated, and (z) has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with preceding years.

          (b) Except as disclosed in Schedule 2.3 of the Disclosure Schedules, Steinbach has no liabilities, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, except for (i) liabilities set forth on the face of the balance sheets (rather than in any notes thereto) contained within the Steinbach Financial Information, and (ii) liabilities which have arisen after the date of Steinbach's Most Recent Fiscal Month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     2.4 Capitalization and Ownership of Steinbach. The entire authorized capital stock of Steinbach consists of 850 shares of Steinbach Common Stock, without par value, of which 100 shares are issued and outstanding. The Shareholders own all of the Steinbach Common Stock free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. All of the issued and outstanding shares of Steinbach Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any shares of Steinbach Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of Steinbach Common Stock. Except for this Agreement, none of Steinbach nor the Shareholders is a party to any option, warrant, purchase right, or other contract or commitment that could require a Shareholder or Steinbach to sell, transfer, or otherwise dispose of any shares of Steinbach Common Stock. Steinbach does not control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association. The Shareholders constitute all of the shareholders of Steinbach.

     2.5 Acquired Assets -- General.

     (a) Ownership. Except as described in Schedule 2.5 of the Disclosure Schedules and except for the Excluded Assets (as defined below), Steinbach owns and has good and marketable title to, or a valid leasehold interest in, all of the properties and assets used by it, located on the Acquired Stores (as defined below), or shown in the Steinbach Financial Information or acquired after the date thereof, free and clear of all liens, claims, encumbrances, security interests, and other restrictions ("Liens").

     (b) Utilization of Assets. Except for the Excluded Assets, Steinbach's assets (the "Acquired Assets") constitute all or substantially all of the assets (tangible or intangible) being used by Steinbach in the operation of the business related to the Acquired Stores and the Acquired Assets (the "Acquired Business") as presently conducted.

     (c) Location. Except as described in Schedule 2.5 of the Disclosure Schedules and except for the Excluded Assets, all of the Acquired Assets are now, and on the Closing Date will be, in Steinbach's possession and located at the Acquired Stores.

     2.6 Inventory. All of Steinbach's inventory related to the Acquired Stores (the "Steinbach Inventory"), including the Steinbach Inventory reflected in the Steinbach Financial Information, is accounted for on the first-in, first-out
(FIFO) basis and is in good and saleable condition, all of the Steinbach Inventory for the Summer 1995 and Fall 1995 retail selling seasons has been written down in accordance with Steinbach's normal standards and past practices and with appropriate reserves therefor reflected in the Steinbach Financial Information and all of the Steinbach Inventory which is obsolete, damaged or below standard quality has been written down in accordance with Steinbach's normal standards and past practices and with appropriate reserves therefor reflected in the Steinbach Financial Information.

     2.7 Condition of Assets. Except as disclosed on Schedule 2.7 of the Disclosure Schedules, all of the machinery, equipment, fixed assets, furniture, fixtures, leasehold improvements and other tangible personal property which are owned or otherwise used by Steinbach in the Acquired Business is in good, useable condition and repair, ordinary wear and tear and routine maintenance excepted, and in conformity with all material applicable ordinances, regulations and other laws.

     2.8 Relationship with Suppliers. Except as disclosed on Schedule 2.8 of the Disclosure Schedules, with respect to the Acquired Business, no information has come to the attention of Steinbach or the Shareholders which might reasonably lead it to believe that any suppliers of Steinbach relating to the Acquired Business would or intend to cease dealing with Steinbach or would or intend to alter or modify the amount of such supplier's dealings with Steinbach in the event of the consummation of the transactions contemplated hereby, except to the extent such cessation or modification would not have a Material Adverse Effect.

     2.9 Intellectual Property.

          (a) Set forth on Schedule 2.9 of the Disclosure Schedules will be a list of all of Steinbach's intellectual property rights used in and related to the Acquired Business, including, without limitation, (i) all trademark registrations and applications therefor and all tradenames and trademarks, whether or not registered or registrable, and the goodwill pertaining thereto (including, without limitation, the name "Steinbach" and variations thereof), (ii) all copyrights, whether or not registered, (iii) all patents and pending patent applications, (iv) all trade secrets, (v) all know-how, computer programs and software, and other related items and other data used in and related to the Acquired Business, (vi) all trademark licenses, royalty agreements, patent licenses and other licenses used in the Acquired Business, and (vii) all causes of action for infringement by third parties of the foregoing (collectively, the "Steinbach Intellectual Property").

          (b) Except for the Steinbach Intellectual Property and except for any rights that may exist under common law, there are no patents, patent applications, copyrights, trademarks or trade names owned by or registered in the name of Steinbach and there are no licensing agreements with respect to any patents, patent applications, trademarks or trade names to which Steinbach is a party either as a licensor or licensee. Steinbach has no knowledge of and has received no notice of any conflict with, or any infringement of, third party-owned patents, patent applications, copyrights, trademarks, tradenames, trade secrets, know-how, or inventions caused by Steinbach's use of or ownership interest in the Steinbach Intellectual Property. Steinbach has no knowledge of and has received no notice of any conflict with, or any infringement of, the Steinbach-owned Steinbach Intellectual Property caused by a third-party's use of or ownership interest in the Steinbach Intellectual Property. No officer, director, shareholder or employee of Steinbach, or any affiliate of the foregoing or of Steinbach, has an ownership interest in or claim with respect to any of the Steinbach Intellectual Property.

     2.10 Contracts and Other Commitments.

          (a) Set forth on Schedule 2.10 of the Disclosures Schedules will be a description or a list, as of the date of the Disclosure Schedules, of the following contracts and other agreements to which Steinbach is a party:

             (i) The leases and agreements, together with all amendments and modifications thereof, and a list of all agreements pursuant to which such leases and agreements have been subordinated to any mortgages and other liens, pertaining to the premises at each of the Acquired Stores, which description shall include, for each such lease and agreement and for each such subordination agreement, its execution date, all of the parties thereto, store number and location (the "Lease Contracts").

             (ii) The purchase orders or contracts for the purchase by Steinbach from third parties of merchandise, products or services in the ordinary course of business.

             (iii) All other material contracts or agreements of Steinbach which will remain in effect as of the Closing Date, including, without limitation, the following:

                (A) all of the material contracts or commitments with respect to the so-called licensed or leased departments in the several Acquired Stores.

                (B) all material contracts or commitments for the performance or receipt of services or for the purchase, sale, lease, license, use or acquisition of real or personal property of any kind or character, except for (1) purchase orders for inventory in the ordinary course of business, (2) other purchase orders for furniture, fixtures or equipment which, in the aggregate, involve less than $5,000 and (3) contracts terminable at will by Steinbach upon thirty (30) days' notice.

                (C) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

                (D) all written agreements with sales agents, purchasing agents, distributors, dealers and representatives;

                (E) all other leases and subleases of any property, real or personal, with respect to which Steinbach is either lessor or lessee;

                (F) all loan or credit agreements and any agreements of guarantee, indemnity or suretyship;

                (G) any agreement concerning confidentiality or noncompetition;

                (H) any agreement with any of the Shareholders;

                (I) any agreement under which Steinbach has advanced or loaned any amount to any of its directors, officers, or leased employees, other than travel advances, outside the ordinary course of business;

                (J) any other contract or agreement (or group of related contracts or agreements) the performance of which involves consideration in excess of $10,000 or any other contract or agreement with a term in excess of one year; and

                (K) any other agreement or understanding (oral or written) under which the consequences of a default or termination could have a material adverse effect on Steinbach's business, financial condition, operations, results of operations or future prospects.

     The foregoing are collectively referred to as the "Contracts".

          (b) Crowley's will be given true and correct and complete copies of all written instruments evidencing the Contracts or summaries of all oral Contracts on or before the delivery of the Disclosure Schedules and on or prior to the Closing shall be given true and correct copies of all written instruments evidencing the Contracts or summaries of all oral Contracts as updated after the date thereof.

          (c) All of the Contracts are in full force and effect and are valid and binding obligations of the parties thereto in accordance with their respective terms. There exists no condition, event or act (including, without limitation, the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would (i) become a default or an event of default, or would constitute a breach of any provision of any such Contracts, or (ii) would permit the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the Acquired Assets. Steinbach has not received any notice of default from any of the other parties to any of the Contracts and, to the best of Steinbach's knowledge, Steinbach is not in material default under any of the Contracts. As to each of the Lease Contracts, all rent and other charges have been paid through the date set forth in Schedule 2.10 of the Disclosure Schedules.

     2.11 Licenses. Steinbach currently holds all necessary licenses, permits and approvals of all applicable federal, state and local authorities with respect to the operation of the Acquired Business and the ownership of the Acquired Assets (collectively, the "Steinbach Licenses"), except where the failure to hold such Steinbach Licenses would not have a Material Adverse Effect. Set forth on Schedule 2.11 of the Disclosure Schedules will be a list of such Steinbach Licenses. All such Steinbach Licenses are in good standing and there is no investigation or proceeding pending or threatened with respect to such Steinbach Licenses.

     2.12 Litigation and Investigations. Except as set forth on Schedule 2.12 of the Disclosure Schedules, there are no actions, suits, claims, demands, legal or administrative proceedings or governmental investigations existing or, to the best knowledge of Steinbach, threatened against or affecting Steinbach, the Acquired Business, or any of its property or assets, nor any judgments, decrees, orders, rulings, writs or injunctions specifically referring to Steinbach which (either by reason of adherence or default) may have a material and adverse effect on Steinbach's business (including the Acquired Business), properties or assets, prospects or financial condition or relate in any way to the transactions contemplated in this Agreement.

     2.13 Labor Relations and Employee Matters.

          (a) Except as described on Schedule 2.13 of the Disclosure Schedules, Steinbach is not a party to any written sales representative agreement, consulting agreement or other independent contractor agreement with respect to the sale of merchandise or services by Steinbach in the Acquired Stores. Steinbach is not aware of any circumstances which would reasonably characterize the contracts between Steinbach and its employees as anything other than at will.

          (b) Except as described on Schedule 3.14 of the Disclosure Schedules,
     (i) there is no collective bargaining agreement or union contract binding on Steinbach with respect to the operation of Acquired Business, (ii) there is no labor strike, dispute, slowdown, organization drive, stoppage or other material labor difficulty, pending or, to the best knowledge of Steinbach, threatened against Steinbach with respect to the operation of the Acquired Business, and (iii) there are no disputes, claims or grievances involving employees of Steinbach or by others concerning employment with Steinbach threatened, pending against or otherwise affecting Steinbach, other than in the ordinary course of business. Steinbach is not a party to any pending unfair labor practice charge nor do there exist any facts which would provide a basis for the filing of such a charge.

          (c) Steinbach has previously delivered to Crowley's a list of all of Steinbach's employees (identifying those involved in the Acquired Business) and the location of their employment, together with a statement of the current annual or weekly compensation thereof and any bonus or other benefits payable thereto.

          (d) With respect to all of Steinbach's employees who will potentially suffer a loss of employment prior to the Closing Date, Steinbach shall comply with the applicable requirements, if any, of the federal Worker Adjustment and Retraining Notification Act (the "WARN Act"), as well as any state laws equivalent thereto, and shall promptly notify Crowley's as to any notices or other actions taken by Steinbach with regard to such Act or such state laws. Steinbach shall, on behalf of Steinbach and Crowley's, as the case may be, issue such notices as are required under the WARN Act, as well as any state laws equivalent thereto, in connection with Steinbach's intended closing of one or more facilities as contemplated in Section 4.9 hereof. Such notices shall be given sufficiently in advance of any time of closing of such facilities so that neither Steinbach's nor Crowley's will be liable under the WARN Act, or under any state laws equivalent thereto, for any penalty or payment in lieu of such notice to any employee or governmental entity.

     2.14 Employee Benefit Matters.

          (a) Schedule 2.14 of the Disclosure Schedules will contain a true and complete list of all plans, contracts, programs and arrangements, including, but not limited to, employment agreements, union contracts and supplemental agreements, pensions, profit sharing arrangements, bonuses, deferred compensation, retirement, stock option, severance, medical and hospitalization, insurance, vacation, dependent care, salary continuation, severance and other employee benefit plans, programs or arrangements, now or at any time maintained by Steinbach or under which Steinbach has or had any obligations in respect of any employee of Steinbach (the "Steinbach Plans"). All current and prior material documents, including all amendments thereto, with respect to each Steinbach Plan will be listed on Schedule
     2.14 of the Disclosure Schedules and will be delivered to Crowley's on or before the delivery of such Disclosure Schedules. With respect to each "employee benefit plan", within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as will be listed in

     Schedule 2.14 of the Disclosure Schedules, true and complete copies of the following will be delivered to Crowley's on or before the delivery of such Disclosure Schedules: (i) all current and prior plan and trust documents, if any, and summary plan descriptions relating thereto, (ii) the three most recent annual actuarial valuation reports, if any, (iii) the five most recently filed Form 5500s or 5500-C/Rs and Schedules A, B and P thereto, as applicable, (iv) all IRS rulings, if any, and (v) the most recent IRS determination letter, if any.

          (b) Except as specifically set forth in Schedule 2.14 of the Disclosure Schedules, with respect to any and all of the Steinbach Plans:
     (i) all the "employee pension benefit plans", within the meaning of Section 3(2) of ERISA, to be listed in Schedule 2.14 of the Disclosure Schedules, and the trusts, if any, forming a part thereof (each referred to herein as a "Pension Plan and Trust") now meet, and since their inception have met, the requirements for qualification under Section 401(a) of the Code and are now, and since their inception have been, exempt from taxation under
     Section 501(a) of the Code; (ii) the IRS has issued a favorable determination letter with respect to the qualified status of each Pension Plan and Trust, if any, and has not taken any action to revoke such letter;
     (iii) Steinbach has performed all obligations required to be performed by it under the Steinbach Plans (including, but not limited to, the making of all contributions required by any collective bargaining agreement), is not in default under or in violation of, and has no knowledge of any such default or violation by any other party to, any and all of the Steinbach Plans; (iv) to the best of Steinbach's knowledge, Steinbach is in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations applicable to such Steinbach Plans, including but not limited to ERISA and the Code; (v) neither Steinbach nor, to the best knowledge of the Shareholders, any other "disqualified person" or "party in interest", within the meanings of Section 4975 of the Code and
     Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA, which could, following the Closing Date, subject any Steinbach Plan (or its related trust), Crowley's, Steinbach, or any officer, director or employee of Crowley's or Steinbach, to any material tax or penalty imposed under the Code or ERISA; (vi) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the best knowledge of Steinbach, threatened against any Steinbach Plan or against the assets of any Steinbach Plan; (vii) no Steinbach Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency", as such term is defined in Code Section 412(a), whether or not waived, nor does any such Steinbach Plan have any unfunded "current liability" (as defined in Code
     Section 412(1)(7)); (viii) each "plan official", within the meaning of
     Section 412 of ERISA, of each Steinbach Plan is bonded to the extent required by such Section 412; (ix) no proceeding has been initiated to terminate any Steinbach Plan and no "reportable event", within the meanings of Section 4043(b) or 4063(a) of ERISA, has occurred with respect to any Steinbach Plan (other than those which may result from the transactions contemplated hereby); (x) no Steinbach Plan is a "multiple employer plan", within the meaning of the Code or ERISA, or a "multiemployer plan", within the meaning of Section 3(37) of ERISA; (xi) Steinbach has complied with the reporting and disclosure requirements of ERISA and with applicable federal and state securities laws; (xii) there are no leased employees (as defined in Code Section 414(n)) that must be taken into account under any Steinbach Plan pursuant to Code Section 414(n)(3); (xiii) no retiree benefits are payable pursuant to any "employee welfare benefit plan" (as defined in ERISA Section 3(1)) and there are no agreements in effect that would obligate Steinbach to pay any such benefits in the future; (xiv) each Steinbach Plan which is a "group health plan" (as defined in Code Section 5000(b)) complies and in each case has complied in all respects with the applicable requirements of ERISA Sections 601 and 602, Code Section 162(k) (through December 31, 1988) and Code Section 4980(B) (commencing on January 1, 1989); and (xv) each employee welfare benefit plan (as defined in (xiii) preceding, including any such plan which covers former employees of Steinbach), may be amended or terminated by Steinbach or by Crowley's on or at any time after the Closing Date.

          (c) With respect to each Steinbach Plan which is subject to the minimum funding requirements of Code Section 412 and, if applicable, Title IV of ERISA: (i) as of the Closing Date, Steinbach shall have made all required premium payments to the PBGC; (ii) the termination of or withdrawal from any such

     Steinbach Plan, on or prior to the Closing Date, has not and will not subject Steinbach or Crowley's to any liability (other than routine administrative expenses) to the PBGC or to any other person or party; (iii) no amendment of such Steinbach Plan has occurred which required or could require Steinbach or Crowley's to provide security to such Steinbach Plan under Code Section 401(a)(29); and (iv) the termination of, or withdrawal from, any such Steinbach Plan during any part of the 60 calendar month period ending on the Closing Date has not and will not subject Steinbach or Crowley's to any liability to the PBGC or to any other person.

          (d) The market value of the net assets of each Steinbach Plan which is subject to Title IV of ERISA is at least equal to the actuarial present value of the benefit liabilities (as defined in ERISA Section 4041) under the Steinbach Plan, based on actuarial methods, tables and assumptions satisfactory to Crowley's, which present value is not less than the projected benefit obligation for such Steinbach Plan under FAS 87; all required contributions to each such Steinbach Plan have been made and the contribution for the period from the first day of the current plan year to the Closing Date for each such Steinbach Plan shall have been made or accrued by the Steinbach Plan sponsor in accordance with the current actuarial report prepared with respect to the Steinbach Plan by the Steinbach Plan's actuary; and no events have occurred or are expected to occur with respect to any such Steinbach Plan that would cause a material change in the market value of the net assets (other than market fluctuations) or in the present value of the benefit liabilities thereunder.

          (e) Steinbach has made or will have made all required employer contributions, including any salary deferrals and matching contributions, to each Steinbach Plan which is a defined contribution plan (as defined in ERISA Section 3(34)) for all prior plan years and for the current plan year through the Closing Date.

          (f) Between the date of this Agreement and the Closing Date, no Steinbach Plan will (i) be terminated, (ii) be amended in any manner which would directly or indirectly increase the benefits accrued or to be accrued by any participant thereunder, or (iii) be amended in any manner which would materially increase the cost of maintaining such Steinbach Plan.

     2.15 Environmental Laws.

          (a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

             (i) The term "Environmental Laws" shall include, without limitation, any and all federal, state or local laws (including, statutes, regulations, ordinances, codes, rules, policies, guidelines and other governmental restrictions and requirements and any common law doctrines) relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, products, and recycled materials, which shall include, but not be limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Toxic Substance Control Act, regulations, ordinances, codes, rules, policies, guidelines and other governmental restrictions and requirements of the Environmental Protection Agency, state governmental authorities, and local governmental authorities.

             (ii) The terms "hazardous substance," "release" and "threatened release", "solid waste" and "disposal" (or "disposed") shall have the meanings specified in the Environmental Laws; provided, however, in the event multiple Environmental Laws define any such term, and any one Environmental Law defines such term more broadly than any other, or any amendment broadens the meaning of any term defined therein, such broader meaning shall apply.

             (iii) The term "Hazardous Materials" shall include, without limitation, (i) any flammable substances, explosives, radioactive materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants, effluents, dredge or fill material or any related materials or substances as defined in, identified in or regulated by any of the Environmental Laws, as defined herein (including but not limited to any "hazardous substance" as defined in CERCLA, as amended by the Superfund Amendments and Reauthorization Act, 42 USC sec.9601 et. seq., or "hazardous waste" as defined in RCRA), and (ii) asbestos, polychlorinated biphenyls, urea formaldehyde, nuclear fuel or material, chemical waste, explosives, known and suspected carcinogens, petroleum products and by-products (including any fraction thereof) and radon.

          (b) Except as described on Schedule 2.15 of the Disclosure Schedules:

             (i) No Hazardous Materials are currently or have been stored (unless stored in compliance with all applicable Environmental Laws), released, emitted or disposed of, or otherwise deposited, at, on, in, under or about the Acquired Stores or at any other real property owned, operated or leased by Steinbach prior to the date hereof (collectively, the "Steinbach Real Property").

             (ii) No activity has been undertaken on the Steinbach Real Property that would cause or is likely to have caused:

                (A) The Steinbach Real Property to become a treatment, storage or disposal facility within the meaning of the Environmental Laws;

                (B) A release or threatened release of any Hazardous Materials in any quantity that requires investigation, reporting, or clean up under any applicable Environmental Laws; or

                (C) The discharge of Hazardous Materials into the air, any surface water, ground water, wetlands or other water source or system thereof, or the dredging or filling of any waters or wetlands, that would require a permit under the Environmental Laws.

             (iii) There are no substances or conditions at, on, in, under or about the Steinbach Real Property that may give rise to a claim or cause of action under the Environmental Laws.

             (iv) There are not, and never have been, any underground storage tanks located in, on or under the Steinbach Real Property.

             (v) With respect to the operation of the Acquired Business and the use of the Acquired Stores, as well as the operation and use of any other portions of the Steinbach Real Property which may be the subject of the Non-Acquired Stores Operation Agreement (as defined herein), Steinbach has obtained all permits, licenses and other authorizations required under the Environmental Laws relating to pollution or protection of the environment (indoor or outdoor, relating to air, land, water (i.e., surface water, ground water, wetlands or other water source or system thereof), waste (hazardous or non-hazardous), noise, odor or otherwise), and all such permits, licenses and other authorizations are in full force and effect as of the date hereof. To the best of Steinbach's and the Shareholders' knowledge, Steinbach is and has at all times been in full compliance with all such permits, licenses and authorizations, and is, as of the date hereof, in full compliance with all such Environmental Laws related thereto.

             (vi) Steinbach is not aware of, and has not received any notice of,
        (A) any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or response actions or for compensation, with respect to the Steinbach Real Property, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law, or (B) any past, present or future events, conditions, actions or plans which may interfere with or prevent continued compliance with the Environmental Laws with respect to the Acquired Stores or the Acquired Business, as well as any other portions of the Steinbach Real Property which may be the subject of the Non-Acquired Stores Operation Agreement (as defined herein), or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation with respect to the Steinbach Real Property.

             (vii) The Steinbach Real Property has not and never have been listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites or, to the knowledge of Steinbach, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

             (viii) Steinbach has disclosed and delivered to Crowley's all material environmental reports and investigations which Steinbach has ever obtained or ordered or which Steinbach has in its possession or control with respect to environmental, health and safety matters with respect to the Steinbach Real Property.

             (ix) To the best of Steinbach's and the Shareholders' knowledge, the Steinbach Real Property in full compliance with all Environmental Laws.

     2.16 Compliance with Laws. Except for the Environmental Laws (which are the subject of Section 2.15 hereof), Steinbach is not in violation of any applicable laws, statutes, regulations, rules, orders or other requirements of any governmental authority, the violation of which might have a Material Adverse Effect. There is no pending or, to Steinbach's knowledge, threatened review or investigation of an alleged violation by Steinbach of any such laws, statutes, regulations, rules, orders or other requirements.

     2.17 Tax Matters.

          (a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

             (i) The term "Affiliated Group" means any affiliated group within the meaning of Code Section 1504.

             (ii) The term "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

             (iii) The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (b) Steinbach has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Steinbach (whether or not shown on any Tax Return) have been paid. Steinbach is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Steinbach does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Steinbach that arose in connection with any failure (or alleged failure) to pay any Tax, except with respect to Taxes not yet due and payable.

          (c) Steinbach has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to an employee, independent contractor, creditor, stockholder, or other third party.

          (d) No Shareholder, director or officer (or employee responsible for Tax matters) of Steinbach expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Steinbach either (i) claimed or raised by any authority in writing, or (ii) as to which any Shareholder, director or officer (or employee responsible for Tax matters) of Steinbach has knowledge based upon personal contact with any agent of such authority. Schedule 2.17 of the Disclosure Schedules will list all federal, state, local, and foreign income Tax Returns filed with respect to Steinbach for taxable periods ended on or after December 31, 1993 that have been audited or that currently are the subject of audit. Steinbach has delivered to Crowley's correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Steinbach since September 1, 1994.

          (e) Steinbach has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f) Steinbach has not filed a consent under Code Section 341(f) concerning collapsible corporations. Steinbach is not a party to any Tax allocation or sharing agreement. Steinbach (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, or (ii) has no liability for the Taxes of any person under Treas. Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (g) Schedule 2.17 of the Disclosure Schedules will set forth, as of the most recent practicable date, (i) the basis of Steinbach in its assets, and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Steinbach.

          (h) The unpaid Taxes of Steinbach (i) did not, as of Steinbach's Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets as at Steinbach's Most Recent Fiscal Month End (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Steinbach in filing its Tax Returns.

          (i) The Shareholders will prepare and file all Tax Returns and will pay all Taxes related thereto relative to Steinbach which are required to be filed and paid on or before the Closing Date.

     2.18 Insurance Coverage. Steinbach presently maintains and has at all times prior to the date hereof, maintained liability, casualty, property loss and other insurance coverages upon its properties and with respect to the conduct of its business. Schedule 2.18 of the Disclosure Schedules will set forth a complete and correct list of all insurance policies maintained by Steinbach with respect to the Acquired Business and the Acquired Stores, and identifies the insurance company, type of coverage, expiration date and annual premium for each.

     2.19 No Material Adverse Change. Except as set forth in Schedule 2.19 of the Disclosure Schedules, since Steinbach's Most Recent Fiscal Year End, there has been no material adverse change in the business, operations, properties, results of operations, financial condition or future prospects of Steinbach, or any circumstance which, by reason of passage of time or otherwise, may reasonably be expected to result in any such material adverse change. Without limiting the generality of the foregoing, Steinbach has not taken any action or agreed to or otherwise committed to take any action, except in the ordinary course of business and consistent with past practice or as set forth on Schedule
2.19 of the Disclosure Schedules.

     2.20 Investment. The Shareholders (a) understand that the shares of Crowley's Common Stock which the Shareholders will receive pursuant to Section 1 above are not registered under the Securities Act, or under any state securities law, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) are acquiring the Crowley's Common Stock solely for their own account for investment purposes, and not with a view to the distribution thereof, (c) are a sophisticated investor with knowledge and experience in business and financial matters, (d) have received certain information concerning Crowley's and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Crowley's Common Stock, (e) are able to bear the economic risk and lack of liquidity inherent in holding the Crowley's Common Stock and (f) are an accredited investor a defined in Regulation D promulgated under the Securities Act.

     2.21 Real Property Matters. Except as described in Schedule 2.21 of the Disclosure Schedules, Steinbach does not own, or have the obligation to purchase, any real property. Except for the Lease Contracts and except as described in Schedule 2.21 of the Disclosure Schedules, Steinbach is not a party to any lease of real property, nor is Steinbach under any obligation to become a party to any lease of real property. Except as described in Schedule 2.21 of the Disclosure Schedules, Steinbach has no interest in any real property nor the obligation to acquire an interest in any real property. The Shareholders shall deliver to Crowley's on or before the delivery of the Disclosure Schedules a correct and complete copy of any lease of real property to which

Steinbach is a party or any other material document relating to the ownership of an interest in real property by Steinbach.

     2.22 No Default. Steinbach is not in breach or violation of, and neither the execution and delivery of this Agreement or the Steinbach Delivered Documents by Steinbach or the Shareholders nor performance of or compliance with its or their terms will result in a breach or violation of, (a) the Articles of Incorporation or Bylaws of Steinbach, (b) any agreement, indenture, mortgage, lease or other obligation or instrument to which Steinbach or the Shareholders are a party or their respective assets are subject, except where such breach or violation would not have a Material Adverse Effect, or (c) any law, statute, rule, regulation or any judgment, order or decree to which Steinbach is a party or by which Steinbach or any of its properties or assets may otherwise be subject, except where such violation or breach would not have a Material Adverse Effect.

     2.23 Insider Interests. Schedule 2.23 of the Disclosure Schedules will set forth each interest which any present officer, director, shareholder or significant employee of Steinbach has in the Acquired Assets or pertaining to the Acquired Business, and all loans or advances outstanding to Steinbach from any such person or employee or from Steinbach to any such person or any employee, and any other business relationship between Steinbach and any such person other than in his capacity as an officer, director, shareholder or significant employee.

     2.24 Sensitive Transactions. To the best of Steinbach's knowledge, neither Steinbach nor any employee, agent or representative thereof has directly or indirectly used funds or other assets of Steinbach for illegal contributions, gifts, or payments to or for the benefit of any governmental official or employee.

     2.25 Fees and Commissions. Neither Steinbach nor any Shareholder has agreed to pay or become liable to pay any broker's, finder's or originator's fees or commission by reason of services alleged to have been rendered for or at the instance of Steinbach or any Shareholder in connection with this Agreement and the transactions contemplated hereby.

     2.26 Misstatement or Omission. No representation or warranty by the Shareholders in this Agreement or in the Steinbach Delivered Documents, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Except as already disclosed in this Agreement or in the Steinbach Delivered Documents, there are no events, transactions or other facts which, either individually or in the aggregate, might reasonably give rise to circumstances or conditions which might have a Material Adverse Effect.

III. REPRESENTATIONS AND WARRANTIES OF CROWLEY'S.

     Crowley's represents, warrants and covenants to the Shareholders, on and as of the date hereof, as follows:

     3.1 Organization and Standing. Crowley's is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

     3.2 Authority and Action. Crowley's has full corporate power and authority to enter into this Agreement and each of the other agreements, instruments and other documents to be delivered at the Closing or thereafter by Crowley's pursuant to this Agreement or otherwise and to perform and consummate the transactions contemplated herein and therein. This Agreement, as well as the other agreements to be delivered at the Closing or thereafter by Crowley's, are collectively referred to as the "Crowley's Delivered Documents". All corporate action required to be taken by or on the part of Crowley's Board of Directors to authorize the execution and delivery of this Agreement and the Crowley's Delivered Documents and to authorize Crowley's to perform and consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement and each of the Crowley's Delivered Documents have been or will be duly executed and delivered by Crowley's. This Agreement and each of the Crowley's Delivered Documents constitute valid and binding obligations of Crowley's and, except to the extent enforcement may be restricted by bankruptcy or other laws affecting creditors rights of general applicability and general principles of equity, are enforceable in accordance with their respective terms.

     3.3 Capitalization of Crowley's. The authorized capital stock of Crowley's consists entirely of 4,000,000 shares of Common Stock. As of the date hereof, 966,069 shares of Crowley's Common Stock were validly issued and outstanding, fully paid and nonassessable. Except as described on ANNEX A attached hereto, there are no outstanding options or convertible securities or, to Crowley's knowledge, other agreements or commitments relating to Crowley's Common Stock, including, without limitation, (a) all rights to purchase shares under outstanding options granted under the 1992 Crowley, Milner and Company Incentive Stock Plan, as amended, and under the 1995 Crowley, Milner and Company Director Stock Option Plan, and (b) all shares of Crowley's Common Stock subject to that certain Restricted Stock Agreement, dated August 24, 1994 and as amended March 22, 1995, between Crowley's and Dennis P. Callahan.

     3.4 Crowley's Common Stock. Upon consummation of the Reorganization and the delivery of a certificate or certificates representing the Crowley's Common Stock to the Shareholders in payment of the Consideration, such shares of Crowley's Common Stock will be duly authorized, validly issued, fully paid and nonassessable. The shares of Crowley's Common Stock to be delivered by Crowley's to the Shareholders in the Reorganization will be "voting stock" within the meaning of the Code.

     3.5 Crowley's SEC Documents; Financial Information. Exhibit 3.5 of the Disclosure Exhibits will set forth true and complete copies of the documents that Crowley's was required to file with the Securities and Exchange Commission (the "SEC") for the period of January 1, 1995 through the date of the Disclosure Exhibits pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Crowley's SEC Documents"). None of the Crowley's SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Crowley's included in the Crowley's SEC Documents complied in all material respects with applicable accounting requirements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of Crowley's as at the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

     3.6 Absence of Certain Changes or Events; Undisclosed Liabilities.

          (a) Except as disclosed in Crowley's SEC Documents filed by Crowley's with the SEC prior to the date of this Agreement, since January 28, 1995 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of Crowley's that either individually or in the aggregate would have a material adverse effect on the financial condition of Crowley's.

          (b) Except as disclosed in Exhibit 3.6 of the Disclosure Exhibits or in Crowley's SEC Documents, Crowley's has no liabilities, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, except for (i) liabilities set forth on the face of the balance sheets (rather than in any notes thereto) contained within Crowley's SEC Documents, and (ii) liabilities which have arisen after January 28, 1995 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     3.7 Inventory. Each item of Crowley's inventory ("Crowley's Inventory") is accounted for on the last-in, first-out (LIFO) basis and is in good and saleable condition, all of Crowley's Inventory for the Summer 1995 and Fall 1995 retail selling seasons has been written down in accordance with Crowley's normal standards and past practices and with appropriate reserves therefor reflected in the Crowley's financial statements and all of Crowley's Inventory which is obsolete, damaged or below standard quality has been written down in accordance with Crowley's normal standards and past practices and with appropriate reserves therefor reflected in the Crowley's financial statements.

     3.8 Litigation and Investigations. Except as set forth on Exhibit 3.8 of the Disclosure Exhibits, there are no actions, suits, claims, demands, legal or administrative proceedings or governmental investigations existing or, to the best knowledge of Crowley's, threatened against or affecting Crowley's, its business, or any of its property or assets, nor any judgments, decrees, orders, rulings, writs or injunctions specifically referring to Crowley's which (either by reason of adherence or default) may have a material and adverse effect on their business, properties or assets, prospects or financial condition or relate in any way to the transactions contemplated in this Agreement.

     3.9 Labor Relations and Employee Matters.

          (a) Crowley's is not a party to any written sales representative agreement, consulting agreement or other independent contractor agreement with respect to the sale of merchandise or services by Crowley's in its several stores.

          (b) There is no collective bargaining agreement or union contract binding on Crowley's with respect to the operation of its business. There is no labor strike, dispute, slowdown, organization drive, stoppage or other material labor difficulty, pending or, to the best knowledge of Crowley's, threatened against Crowley's with respect to the operation of its business. There are no disputes, claims or grievances involving employees of Crowley's or by others concerning employment with Crowley's threatened, pending against or otherwise affecting Crowley's, other than in the ordinary course of business. Crowley's is not a party to any pending unfair labor practice charge nor do there exist any facts which would provide a basis for the filing of such a charge.

     3.10 Environmental Matters. Except as described on Exhibit 3.10 of the Disclosure Exhibits:

          (a) No Hazardous Materials are currently or have been stored (unless stored in compliance with all applicable Environmental Laws), released, emitted or disposed of, or otherwise deposited, at, on, in, under or about the premises at Crowley's several store or at Crowley's headquarters and distribution center ("Crowley's Premises").

          (b) No activity has been undertaken on the Crowley's Premises that would cause or is likely to have caused:

             (i) The Crowley's Premises to become a treatment, storage or disposal facility within the meaning of the Environmental Laws;

             (ii) A release or threatened release of any Hazardous Materials in any quantity that requires investigation, reporting, or clean up under any applicable Environmental Laws; or

             (iii) The discharge of Hazardous Materials into the air, any surface water, ground water, wetlands or other water source or system thereof, or the dredging or filling of any waters or wetlands, that would require a permit under the Environmental Laws.

          (c) There are no substances or conditions at, on, in, under or about the Crowley's Premises that may give rise to a claim or cause of action under the Environmental Laws.

          (d) There are not, and never have been, any underground storage tanks located in, on or under the Crowley's Premises.

          (e) With respect to the operation of Crowley's business and the use of the Crowley's Premises, Crowley's has obtained all permits, licenses and other authorizations required under the Environmental Laws relating to pollution or protection of the environment (indoor or outdoor, relating to air, land, water (i.e., surface water, ground water, wetlands or other water source or system thereof), waste (hazardous and non-hazardous), noise, odor or otherwise), and all such permits, licenses and other authorizations are in full force and effect as of the date hereof. To the best of Crowley's knowledge, Crowley's is and has at all times been in full compliance with all such permits, licenses and authorizations, and is, as of the date hereof, in full compliance with all such Environmental Laws related thereto.

          (f) Crowley's is not aware of, and has not received any notice of, (i) any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or response actions or for compensation, with respect to the Crowley's Premises, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law, or (ii) any past, present or future events, conditions, actions or plans which may interfere with or prevent continued compliance with the Environmental Laws with respect to the Crowley's Premises or its Business or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation with respect to the Crowley's Premises or its business.

          (g) The Crowley's Premises are not and never have been listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites or, to the knowledge of Crowley's, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

          (h) Crowley's has disclosed and delivered to Steinbach all material environmental reports and investigations which Crowley's has ever obtained or ordered or which the Crowley's has in its possession or control with respect to environmental, health and safety matters with respect to Crowley's Premises and its Business.

          (i) To the best of Crowley's knowledge, the Crowley's Premises and its business are in full compliance with all Environmental Laws.

     3.11 Compliance with Laws. Except for the Environmental Laws (which are the subject of Section 3.10 hereof), Crowley's is not in violation of any applicable laws, statutes, regulations, rules, orders or other requirements of any governmental authority, the violation of which might have a material and adverse effect on the assets, the results of operations, the financial condition or the future prospects of Crowley's business, or relate in any material and adverse way to the transactions contemplated in this Agreement. There is no pending or, to Crowley's knowledge, threatened review or investigation of an alleged violation of by Steinbach of any such laws, statutes, regulations, rules, orders or other requirements.

     3.12 Insurance Coverage. Crowley's presently maintains and has at all times prior to the date hereof, maintained liability, casualty, property loss and other insurance coverages upon its properties and with respect to the conduct of its business. Exhibit 3.12 of the Disclosure Exhibits will set forth a complete and correct list of all insurance policies maintained by Crowley's with respect to its business and its several department stores and identifies the insurance company, type of coverage, expiration date and annual premium for each.

     3.13 Tax Matters.

          (a) Crowley's has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Crowley's (whether or not shown on any Tax Return) have been paid. Crowley's is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Crowley's does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Crowley's that arose in connection with any failure (or alleged failure) to pay any Tax, except with respect to Taxes not yet due and payable.

          (b) Crowley's has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to an employee, independent contractor, creditor, stockholder, or other third party.

          (c) No officer or employee responsible for Tax matters of Crowley's expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Crowley's either (i) claimed or raised by any authority in writing, or (ii) as to which any officer or employee responsible for Tax matters of Crowley's has knowledge based upon personal contact with any agent of such authority. Exhibit 3.13 of the Disclosure Exhibits will list all federal, state, local, and foreign income Tax Returns filed with respect to Crowley's for taxable periods ended on or after December 31, 1993 that have been audited or that currently are the subject of audit.

          (d) Crowley's has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) Crowley's has not filed a consent under Code Section 341(f) concerning collapsible corporations. Crowley's is not a party to any Tax allocation or sharing agreement. Crowley's (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, or (ii) has no liability for the Taxes of any person under Treas. Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (f) The unpaid Taxes of Crowley's did not, as of July 29, 1995, Crowley's most recent reported fiscal quarter end ("Crowley's Most Recent Fiscal Quarter End"), exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets as at Crowley's Most Recent Fiscal Quarter End (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Crowley's in filing its Tax Returns.

     3.14 Ownership of Assets. Except as described in Exhibit 3.14 of the Disclosure Exhibits, Crowley's owns and has good and marketable title to, or a valid leasehold interest in, all of the properties and assets used by it, located in its several department stores, or shown in the Crowley's SEC Documents or acquired after the date thereof, free and clear of all Liens.

     3.15 Condition of Assets. Except as disclosed on Exhibit 3.15 of the Disclosure Exhibits, all of the machinery, equipment, fixed assets, furniture, fixtures, leasehold improvements and other tangible personal property which are owned or otherwise used by Crowley's in its business is in good, useable condition and repair, ordinary wear and tear and routine maintenance excepted, and in conformity with all material applicable ordinances, regulations and other laws.

     3.16 Relationship with Suppliers. Except as disclosed on Exhibit 3.16 of the Disclosure Exhibits, no information has come to the attention of Crowley's which might reasonably lead it to believe that any suppliers of Crowley's would or intend to cease dealing with Crowley's or would or intend to alter or modify the amount of such supplier's dealings with Crowley's in the event of the consummation of the transactions contemplated hereby, except to the extent such cessation or modification would not have a material and adverse effect on the assets, the results of operations, the financial condition or the future prospects of Crowley's business, or relate in any material and adverse way to the transactions contemplated in this Agreement.

     3.17 Intellectual Property.

          (a) Set forth on Exhibit 3.17 of the Disclosure Exhibits will be a list of all of Crowley's intellectual property rights used in and related to its business, including, without limitation, (i) all trademark registrations and applications therefor and all tradenames and trademarks, whether or not registered or registrable, and the goodwill pertaining thereto, (ii) all copyrights, whether or not registered, (iii) all patents and pending patent applications, (iv) all trade secrets, (v) all know-how, computer programs and software, and other related items and other data used in and related to Crowley's business, (vi) all trademark licenses, royalty agreements, patent licenses and other licenses used in Crowley's business, and (vii) all causes of action for infringement by third parties of the foregoing (collectively, "Crowley's Intellectual Property").

          (b) Except for Crowley's Intellectual Property and except for any rights that may exist under common law, there are no patents, patent applications, copyrights, trademarks or trade names owned by or registered in the name of Crowley's and there are no licensing agreements with respect to any patents, patent applications, trademarks or trade names to which Crowley's is a party either as a licensor or licensee. Crowley's has no knowledge of and has received no notice of any conflict with, or any infringement of, third party-owned patents, patent applications, copyrights, trademarks, tradenames, trade secrets, know-how, or inventions caused by Crowley's use of or ownership interest in Crowley's Intellectual Property. Crowley's has no knowledge of and has received no notice of any conflict with, or any infringement of, the Crowley's-owned Crowley's Intellectual Property caused by a third-party's use of or ownership interest in Crowley's Intellectual Property. No officer, director, shareholder or employee of Crowley's, or any affiliate of the foregoing or of Crowley's, has an ownership interest in or claim with respect to any of Crowley's Intellectual Property.

     3.18 Employee Benefit Matters.

          (a) Exhibit 3.18 of the Disclosure Exhibits will contain a true and complete list of all plans, contracts, programs and arrangements, including, but not limited to, employment agreements, union contracts and supplemental agreements, pensions, profit sharing arrangements, bonuses, deferred compensation, retirement, stock option, severance, medical and hospitalization, insurance, vacation, dependent care, salary continuation, severance and other employee benefit plans, programs or arrangements, now or at any time maintained by Steinbach or under which Crowley's has or had any obligations in respect of any employee of Crowley's (the "Crowley's Plans"). All current and prior material documents, including all amendments thereto, with respect to each Crowley's Plan will be listed on Exhibit 3.18 of the Disclosure Exhibits and will be delivered to the Shareholders on or before the delivery of such Disclosure Exhibits. With respect to each "employee benefit plan", within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as will be listed in Exhibit 3.18 of the Disclosure Exhibits, true and complete copies of the following will be delivered to the Shareholders on or before the delivery of such Disclosure Exhibits: (i) all current and prior plan and trust documents, if any, and summary plan descriptions relating thereto,
     (ii) the three most recent annual actuarial valuation reports, if any,
     (iii) the five most recently filed Form 5500s or 5500-C/Rs and Schedules A, B and P thereto, as applicable, (iv) all IRS rulings, if any, and (v) the most recent IRS determination letter, if any.

          (b) Except as specifically set forth in Exhibit 3.18 of the Disclosure Exhibits, with respect to any and all of the Plans: (i) all the "employee pension benefit plans", within the meaning of Section 3(2) of ERISA, to be listed in Exhibit 3.18 of the Disclosure Exhibits, and the trusts, if any, forming a part thereof (each referred to herein as a "Pension Plan and Trust") now meet, and since their inception have met, the requirements for qualification under Section 401(a) of the Code and are now, and since their inception have been, exempt from taxation under Section 501(a) of the Code;
     (ii) the IRS has issued a favorable determination letter with respect to the qualified status of each Pension Plan and Trust, if any, and has not taken any action to revoke such letter; (iii) Crowley's has performed all obligations required to be performed by it under the Crowley's Plans (including, but not limited to, the making of all contributions required by any collective bargaining agreement), is not in default under or in violation of, and has no knowledge of any such default or violation by any other party to, any and all of the Crowley's Plans; (iv) to the best of Crowley's knowledge, Crowley's is in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations applicable to such Plans, including but not limited to ERISA and the Code; (v) neither Crowley's nor, to the best knowledge of Crowley's, any other "disqualified person" or "party in interest", within the meanings of Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could, following the Closing Date, subject any Crowley's Plan (or its related trust), the Shareholder's, Crowley's or any officer, director or employee of Crowley's or Steinbach, to any material tax or penalty imposed under the Code or ERISA; (vi) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the best knowledge of Crowley's, threatened against any Crowley's Plan or against the assets of any Crowley's Plan; (vii) no Crowley's Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency", as such term is defined in Code Section 412(a), whether or not waived, nor does any such Crowley's Plan have any unfunded "current liability" (as defined in Code Section 412(1)(7)); (viii) each "plan official", within the meaning of Section 412 of ERISA, of each Crowley's Plan is bonded to the extent required by such Section 412; (ix) no proceeding has been initiated to terminate any Crowley's Plan and no "reportable event", within the meanings of Section 4043(b) or 4063(a) of ERISA, has occurred with respect to any Crowley's Plan (other than those which may result from the transactions contemplated hereby); (x) no Crowley's Plan is a "multiple employer plan", within the meaning of the Code or ERISA, or a "multiemployer plan", within the meaning of Section 3(37) of ERISA; (xi) Crowley's has complied with the reporting and disclosure requirements of ERISA and with applicable federal and state securities laws; (xii) there are no leased employees (as defined in Code Section 414(n)) that must be taken into account under any Crowley's Plan pursuant to Code Section 414(n)(3); (xiii) no retiree benefits are payable pursuant to any "employee welfare benefit plan" (as defined in ERISA Section 3(1)) and there are no agreements in effect that would obligate Crowley's to pay any such benefits in the future; (xiv) each Crowley's Plan which is a "group health plan" (as defined in Code Section 5000(b)) complies and in each case has complied in all respects with the applicable requirements of ERISA Sections 601 and 602, Code Section 162(k) (through December 31, 1988) and Code Section 4980(B) (commencing on January 1, 1989); and (xv) each employee welfare benefit plan (as defined in (xiii) preceding, including any such plan which covers former employees of Crowley's), may be amended or terminated by Crowley's on or at any time after the Closing Date.

          (c) With respect to each Crowley's Plan which is subject to the minimum funding requirements of Code Section 412 and, if applicable, Title IV of ERISA: (i) as of the Closing Date, Crowley's shall have made all required premium payments to the PBGC; (ii) the termination of or withdrawal from any such Crowley's Plan, on or prior to the Closing Date, has not and will not subject the Shareholders or Crowley's to any liability (other than routine administrative expenses) to the PBGC or to any other person or party; (iii) no amendment of such Crowley's Plan has occurred which required or could require Crowley's to provide security to such Crowley's Plan under Code Section 401(a)(29); and (iv) the termination of, or withdrawal from, any such Crowley's Plan during any part of the 60 calendar month period ending on the Closing Date has not and will not subject the Shareholders or Crowley's to any liability to the PBGC or to any other person.

          (d) The market value of the net assets of each Crowley's Plan which is subject to Title IV of ERISA is at least equal to the actuarial present value of the benefit liabilities (as defined in ERISA Section 4041) under the Crowley's Plan, based on actuarial methods, tables and assumptions satisfactory to Crowley's, which present value is not less than the projected benefit obligation for such Crowley's Plan under FAS 87; all required contributions to each such Crowley's Plan have been made and the contribution for the period from the first day of the current plan year to the Closing Date for each such Crowley's Plan shall have been made or accrued by the Crowley's Plan sponsor in accordance with the current actuarial report prepared with respect to the Crowley's Plan by the Crowley's Plan's actuary; and no events have occurred or are expected to occur with respect to any such Crowley's Plan that would cause a material change in the market value of the net assets (other than market fluctuations) or in the present value of the benefit liabilities thereunder.

          (e) Crowley's has made or will have made all required employer contributions, including any salary deferrals and matching contributions, to each Crowley's Plan which is a defined contribution plan (as defined in ERISA Section 3(34)) for all prior plan years and for the current plan year through the Closing Date.

          (f) Between the date of this Agreement and the Closing Date, no Crowley's Plan will (i) be terminated, (ii) be amended in any manner which would directly or indirectly increase the benefits accrued or to be accrued by any participant thereunder, or (iii) be amended in any manner which would materially increase the cost of maintaining such Crowley's Plan.

     3.19 Real Property Matters. Except as described in Exhibit 3.19 of the Disclosure Exhibits, Crowley's does not own, or have the obligation to purchase, any real property. Except as described in Exhibit 3.19 of the Disclosure Exhibits, Crowley's is not a party to any lease of real property, nor is Crowley's under any obligation to become a party to any lease of real property. Except as described in Exhibit 3.19 of the Disclosure Exhibits, Crowley's has no interest in any real property nor the obligation to acquire an interest in any real property. Crowley's shall deliver to the Shareholders on or before the delivery of the Disclosure

Exhibits a correct and complete copy of any lease of real property to which Crowley's is a party or any other material document relating to the ownership of an interest in real property by Crowley's.

     3.20 No Default. Crowley's is not in breach or violation of, and neither the execution and delivery of this Agreement or the Crowley's Delivered Documents by Crowley's nor performance of or compliance with its or their terms will result in a breach or violation of, (a) the Articles of Incorporation or Bylaws of Crowley's, (b) any agreement, indenture, mortgage, lease or other obligation or instrument to which Crowley's is a party or its assets are subject, except where such breach or violation would not have a material and adverse effect on the assets, the results of operations, the financial condition or the future prospects of Crowley's business, or relate in any material and adverse way to the transactions contemplated in this Agreement, or (c) any law, statute, rule, regulation or any judgment, order or decree to which Crowley's is a party or by which Crowley's or any of its properties or assets may otherwise be subject, except where such violation or breach would not have a material and adverse effect on the assets, the results of operations, the financial condition or the future prospects of Crowley's business, or relate in any material and adverse way to the transactions contemplated in this Agreement.

     3.21 Insider Interests. Exhibit 3.21 of the Disclosure Exhibits will set forth each interest which any present officer, director, shareholder or significant employee of Crowley's has in Crowley's assets or pertaining to its business, and all loans or advances outstanding to Crowley's from any such person or employee or from Crowley's to any such person or any employee, and any other business relationship between Crowley's and any such person other than in his capacity as an officer, director, shareholder or significant employee.

     3.22 Sensitive Transactions. To the best of Crowley's knowledge, neither Crowley's nor any employee, agent or representative thereof has directly or indirectly used funds or other assets of Crowley's for illegal contributions, gifts, or payments to or for the benefit of any governmental official or employee.

     3.23 Licenses. Crowley's currently holds all necessary licenses, permits and approvals of all applicable federal, state and local authorities with respect to the operation of its Business and the ownership of its assets (collectively, the "Crowley's Licenses"), except where the failure to hold such Crowley's Licenses would not have a a material and adverse effect on the assets, the results of operations, the financial condition or the future prospects of Crowley's business, or relate in any material and adverse way to the transactions contemplated in this Agreement. Set forth on Schedule 3.23 of the Disclosure Exhibits will be a list of such Crowley's Licenses. All such Crowley's Licenses are in good standing and there is no investigation or proceeding pending or threatened with respect to such Crowley's Licenses.

     3.24 Fees and Commissions. Crowley's has not agreed to pay or become liable to pay any broker's, finder's or originator's fees or commission by reason of services alleged to have been rendered for or at the instance of Crowley's in connection with this Agreement and the transactions contemplated hereby.

     3.25 No Misstatement or Omission. No representation or warranty by Crowley's in this Agreement or in the Crowley's Delivered Documents, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

IV. CERTAIN COVENANTS.

     4.1 General. Each of the parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Sections 5 and 6 below).

     4.2 Covenants of Steinbach and Shareholders. The Shareholders, jointly and severally, hereby covenant and agree with Crowley's as follows:

          (a) Access and Information. Between the date hereof and the Closing Date, Steinbach shall permit Crowley's and its counsel, accountants and other representatives reasonable access during normal business hours to all of the properties, books, contracts, commitments and records of Steinbach, and during such period Steinbach shall furnish Crowley's with all such statements (financial and otherwise), records and documents or copies thereof, and other information concerning the affairs of Steinbach as Crowley's shall, from time to time, reasonably request. Steinbach shall request its independent public accountants, attorneys and other representatives to cooperate with the representatives of Crowley's in connection with the right of access granted herein.

          (b) Delivery of Disclosure Schedules. The Shareholders shall deliver the several Schedules described herein as being part of the Disclosure Schedules (collectively, the "Disclosure Schedules") on or before February 23, 1996.

          (c) Conduct of Business. Except as otherwise permitted or contemplated in this Agreement, from and after the date hereof and until the Closing Date, Steinbach and the Shareholders shall use all reasonable efforts to conduct the Acquired Business in substantially the same manner as heretofore conducted and, with respect to the Acquired Business, maintain its business organization intact, retain its present employees and preserve the confidence of its suppliers, distributors, dealers, representatives and customers. Without limiting the generality of the foregoing, and with respect to the Acquired Business and the Acquired Assets, Steinbach shall not (and the Shareholders will not cause or permit Steinbach to), without the prior written consent of Crowley's, except in the ordinary course of business and consistent with past practice or as otherwise permitted or contemplated by the terms of this Agreement:

             (i) sell, mortgage, encumber or lease (as lessor or lessee) any properties or assets, except for sales of inventory in the ordinary course and renewals of current leases;

             (ii) fail to maintain all its assets and properties which are material to its business and included in the Acquired Assets or fail to maintain its books of account and records in the usual and regular manner and in accordance with principles and practices consistent with prior years;

             (iii) fail to pay and perform in its ordinary course any and all liabilities and obligations in respect of the Acquired Assets or the Acquired Business as the same mature and become due, or cause or permit any default by Steinbach to exist or occur or any penalties to be imposed as a consequence thereof under any of its material contracts or commitments;

             (iv) suffer or permit any default by Steinbach or any event which, with the passage of time or the giving of notice, or both, may become a default by Steinbach under any material contract, agreement or understanding;

             (v) take any action or omit to take any action which will affect in any material respect the accuracy, on and as of the Closing Date, of the representations and warranties set forth in Section 3 hereof; or

             (vi) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

          (d) Advice of Adverse Change. From and after the execution of this Agreement until the Closing Date, the Shareholders will promptly notify Crowley's in writing of any event which is likely to result in a material adverse change in the business, assets, prospects, results of operations or financial condition or any adverse change in the earnings of Steinbach, and any other event that would, with the passage of time or otherwise, materially impair or materially otherwise affect the accuracy of any of the representations and warranties of the Shareholders contained herein on and as of the Closing Date.

     4.3 Covenants of Crowley's. Crowley's hereby covenants and agrees with the Shareholders as follows:

          (a) Access and Information. Between the date hereof and the Closing Date, Crowley's shall permit the Shareholders and their counsel, accountants and other representatives reasonable access during normal business hours to all of the properties, books, contracts, commitments and records of Crowley's, and during such period Crowley's shall furnish the Shareholders with all such statements (financial and otherwise), records and documents or copies thereof, and other information concerning the affairs of Crowley's as the Shareholders shall, from time to time, reasonably request. Crowley's shall request its independent public accountants, attorneys and other representatives to cooperate with the representatives of the Shareholders in connection with the right of access granted herein.

          (b) Delivery of Disclosure Exhibits. Crowley's shall deliver the several Exhibits described herein as being part of the Disclosure Exhibits (collectively, the "Disclosure Exhibits") on or before February 1, 1996.

          (c) Conduct of Business. Except as otherwise permitted or contemplated in this Agreement, from and after the date hereof and until the Closing Date, Crowley's shall use all reasonable efforts to conduct its business in substantially the same manner as heretofore conducted and maintain its business organization intact, retain its present employees and preserve the confidence of its suppliers, distributors, dealers, representatives and customers.

          (d) Advice of Adverse Change. From and after the execution of this Agreement until the Closing Date, Crowley's will promptly notify the Shareholders in writing of any event which is likely to result in a material adverse change in the business, assets, prospects, results of operations or financial condition or any adverse change in the earnings of Crowley's, and any other event that would, with the passage of time or otherwise, materially impair or materially otherwise affect the accuracy of any of the representations and warranties of Crowley's contained herein on and as of the Closing Date.

     4.4 Consents; Approvals. From and after the date hereof, the parties shall use their best efforts and cooperate in obtaining all consents, assignments, novations, approvals, orders, qualifications, licenses, permits or other authorizations, and waivers from any governmental entity or other third parties necessary to permit the consummation of the transactions contemplated by this Agreement.

     4.5 Hart-Scott-Rodino Filings. Promptly after the date hereof, each of the Shareholders and Crowley's will make the necessary filings, if any, required to consummate this Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and will use their respective best efforts to cooperate and to complete any incomplete filings and to cause the applicable waiting period under such law to expire. Copies of all proposed filings pursuant to the HSR Act shall be delivered to the other parties for their prompt review and approval prior to any such filing, which approval shall not be unreasonably withheld or delayed. The initial filings required under the HSR Act shall include a request for early termination and shall be made by no later than ten (10) days after the date hereof. The filing fee with respect to such filings required under the HSR Act shall be borne by each party which is required to make a filing under the HSR Act.

     4.6 Deliveries. Each party hereto shall provide and deliver to any other party such information and documents relating to the transactions covered hereby which are reasonably requested by such other party.

     4.7 Crowley's Net Operating Losses. Subject to the Consideration to be delivered to the Shareholders hereunder, the parties agree to use their best efforts to ensure that the consummation of the transactions contemplated herein shall maximize the use and preservation of Crowley's net operating losses for income tax purposes under the Code.

     4.8 Crowley's Proxy Materials and Current Report on Form 8-K. The Shareholders shall use their best efforts to provide, at the Shareholders' sole cost and expense, all of the information relative to Steinbach and the Acquired Business and the Acquired Assets necessary for Crowley's to (a) prepare, timely file with the SEC and distribute to its shareholders proxy materials (in compliance with Regulation 14A promulgated under the Exchange Act) for purposes of soliciting proxies from Crowley's shareholders to approve the Reorganization, and (b) prepare and timely file with the SEC a Current Report on Form 8-K arising from the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, such information shall include any necessary audited financial information relative to Steinbach, the Acquired Business and the Acquired Assets.

     4.9 Disposition of Excluded Assets and Excluded Liabilities. Between the date hereof and the Closing Date, Steinbach and the Shareholders shall use their respective best efforts to take such actions as are necessary in order to transfer to another person or persons or to otherwise dispose of those assets (the "Excluded Assets") and liabilities (the "Excluded Liabilities") of Steinbach's which are not related to the operation of the fifteen (15) retail department stores described on ANNEX B attached hereto (the "Acquired Stores"). Schedule 4.9 of the Disclosure Schedules will set forth a description of the Excluded Assets and the Excluded Liabilities and a description of such actions to be taken by Steinbach and the Shareholders in connection with the disposition thereof prior to the Closing Date. Without limiting the generality of the foregoing, such actions shall include the following:

          (a) The termination of all of Steinbach's employees except for those actively involved in the day-to-day operations of the Acquired Stores and specifically identified by Crowley's as employees to be retained after the Closing Date. The Shareholders shall pay all separation costs related to the terminated employees, including applicable COBRA requirements arising under ERISA or the Code.

          (b) The termination and pay-off all outstanding debt under Steinbach's loan agreement with National City Bank.

          (c) The termination of any and all Liens on the Acquired Assets.

          (d) The payment in full of any and all indebtedness owed by Steinbach to the directors, officers and employees of Steinbach and to the other affiliates of Steinbach or the Shareholders.

          (e) The collection in full of any and all accounts receivable due to Steinbach from, and the payment in full of any and all accounts payable owed by Steinbach to, the directors, officers and employees of Steinbach and to the other affiliates of Steinbach or the Shareholders.

          (f) The termination or other disposition of the leases pertaining to Steinbach's corporate offices in White Plains, New York (the "Corporate Offices") and Steinbach's central accounting offices in Bridgeport, Connecticut (the "Central Accounting Offices").

          (g) The disposition to a third party of the assets and liabilities related to Steinbach's distribution center in Eatontown, New Jersey (the "Distribution Center").

          (h) To the extent terminable prior to the Closing Date, the termination of all contracts between Steinbach and third parties which are specifically identified by Crowley's.

          (i) The transfer of the non-Acquired Stores (and the assets and liabilities related thereto), if any, which are the subject of the Non-Acquired Stores Operation Agreement to a person or persons other than Steinbach.

          (j) The distribution of cash to the Shareholders in such amounts as they may determine in their sole discretion, provided that, on the Closing Date, the cash physically on hand at the Acquired Stores (i.e., located in the vaults, safes, cash registers, etc.) shall not be distributed to the Shareholders.

     4.10 Transition Matters. From and after the date hereof, the parties shall use their best efforts and cooperate in connection with the following transition matters:

          (a) Operation of the Acquired Stores. During the period of December 31, 1995 through the Closing Date, Crowley's shall operate the Acquired Stores, and the assets and liabilities related thereto (i.e., beginning with the assets and liabilities which, as of the close of business on December 30, 1995, comprise Steinbach's Net Book Value), on a basis pursuant to which all losses and profits relative to such operation shall be borne by and to inure to the benefit of Crowley's, pursuant to the terms and conditions of an operation agreement in form and substance satisfactory to Crowley's and the Shareholders (the "Acquired Stores Operation Agreement").

          (b) Operation of Certain Non-Acquired Stores. During the period of December 31, 1995 through the Closing Date or such other date mutually agreed upon by Crowley's and the Shareholders, Crowley's shall, at Steinbach's request, operate certain of the non-Acquired Stores for a fee based upon a pro rata allocation of Crowley's corporate overhead, with all losses and profits relative to such operation to be borne by and to inure to the benefit of the Shareholders, pursuant to the terms and conditions of an operation agreement in form and substance satisfactory to Crowley's and the Shareholders (the "Non-Acquired Stores Operation Agreement").

          (c) Pyramid Leases. With respect to the three (3) so-called Pyramid Lease Contracts relative to the Acquired Stores No. 15, Watertown, New York (with the Pyramid Company of Watertown as the landlord), No. 19, Riverside Mall, Utica, New York (with the Senpike Mall Company as the landlord), and No. 20, Plattsburgh, New York (with Pyramid Champlain as the landlord), the Shareholders shall promptly reimburse Crowley's in an amount equal to any termination fees payable by Steinbach to the respective Pyramid landlords in connection with the consummation of the transactions contemplated herein.

          (d) Use of Corporate Offices, Central Accounting Offices and Distribution Center. During the period after December 31, 1995, Steinbach and the Shareholders, as the case may be, shall take such action as is necessary to make the Corporate Offices, the Central Accounting Offices and/or the Distribution Center available for use by Crowley's upon such terms and conditions as shall be mutually agreed upon by Crowley's, the Shareholders and Steinbach (as the case may be).

          (e) Other. During the period after December 31, 1995, Crowley's and the Shareholders shall use their best efforts and cooperate with each other in connection with all other transition matters, including those matters related to the disposition of accounting services, leases for personal property, payroll matters, employee benefit plans, workers compensation matters, etc.

     4.11 Further Assurances. The parties hereto agree that each of them will, from time to time after the Closing Date when so requested by the other, perform, execute, acknowledge or deliver or cause to be performed, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required to consummate the Reorganization and the transactions contemplated herein.

     4.12 Representation on Crowley's Board of Directors. Promptly after the Closing Date, Crowley's shall take such action as is necessary to appoint one
(1) nominee of the Shareholders as a member of Crowley's Board of Directors to serve a term which will expire at Crowley's 1997 Annual Meeting of Shareholders. Thereafter, on or prior to the fourth (4th) anniversary of the Closing Date, Crowley's shall take such actions as are reasonably necessary to either appoint or nominate for election in connection with Crowley's Annual Meetings of Shareholders such additional nominees of the Shareholders so that the Shareholders' aggregate percentage of representation on the then Board of Directors approximates the Shareholders' aggregate percentage of ownership of the then issued and outstanding shares of Crowley's Common Stock. Crowley's obligations under this Section 4.12 automatically shall terminate at such time as the Shareholders own less than ten percent (10%) of the then issued and outstanding shares of Crowley's Common Stock.

V. CONDITION TO OBLIGATIONS OF SHAREHOLDERS.

     The obligation of the Shareholders to go forward on the Closing Date with the consummation of the Reorganization and the other transactions contemplated herein is subject to the satisfaction, or waiver by the Shareholders, of each of the following conditions precedent:

     5.1 Representations and Warranties of Crowley's; Performance by Crowley's; Certificate of Crowley's. On and as of the Closing Date, all of the representations and warranties of Crowley's set forth in Section 3 hereof shall be true and correct in all material respects, except for changes that have occurred in the ordinary course of Crowley's business and consistent with past practices or which are expressly permitted or contemplated by this Agreement (for this purpose substituting the Closing Date for the date of this Agreement wherever a representation or warranty shall have been made with reference to the date of this Agreement), and Crowley's shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by them prior to or at the Closing Date. Crowley's shall have delivered to the Shareholders a written certificate of the President of Crowley's, dated the Closing Date and in form and substance reasonably satisfactory to the Shareholders and their respective counsel, reaffirming such representations and warranties as of the Closing Date, certifying to the fulfillment of such agreements and covenants, and such other matters as the Shareholders shall reasonably request.

     5.2 Absence of Litigation. No action, suit or proceeding shall have been instituted or threatened seeking to enjoin or restrain or which would materially adversely affect the transactions contemplated hereby.

     5.3 Opinion of Counsel. On the Closing Date, Crowley's shall have delivered to the Shareholders the written opinion of Dykema Gossett PLLC, Detroit, Michigan, dated the Closing Date, in form and substance satisfactory to the Shareholders and their counsel.

     5.4 Consents -- HSR Act. The applicable waiting period prescribed by regulations adopted pursuant to the HSR Act shall have expired without the receipt by the Shareholders and/or Crowley's of notice from the Department of Justice or the Federal Trade Commission of any contemplated legal action to restrain or nullify the transactions contemplated by this Agreement.

     5.5 Registration Rights Agreement. The Shareholders and Crowley's shall have executed and delivered a Registration Rights Agreement on or before the Closing Date in form and substance satisfactory to the parties and providing for not more than one (1) demand registration right and for piggyback rights for up to four (4) years after the Closing Date relative to certain rights granted to the Shareholders with respect to the registration of the Crowley's Common Stock delivered in exchange for the Steinbach Common Stock (the "Registration Rights Agreement").

     5.6 Shareholder Agreement. The Shareholders and Crowley's shall have executed and delivered a Shareholder Agreement on or before the Closing Date in form and substance satisfactory to the parties and relative to, among other things, the agreement by the Shareholders and their affiliates not to acquire, at any time up to four (4) years after the Closing Date, more than forty-five percent (45%) (with appropriate antidilution provisions relative thereto) of the then issued and outstanding shares of Crowley's Common Stock (the "Shareholder Agreement").

     5.7 Acquired Stores Operation Agreement. Steinbach, the Shareholders and Crowley's shall have executed and delivered the Acquired Stores Operation Agreement on or before the Closing Date in form and substance satisfactory to the Shareholders.

     5.8 Non-Acquired Stores Operation Agreement. The Shareholders, Crowley's and/or the then owner of the non-Acquired Stores shall have executed and delivered the Non-Acquired Stores Operation Agreement on or before the Closing Date in form and substance satisfactory to the Shareholders.

     5.9 Due Diligence Review. The Shareholders shall have completed their due diligence review of the Disclosure Exhibits, Crowley's and the transactions contemplated herein to their sole satisfaction and the results of such review shall have been satisfactory to the Shareholders and their advisors as determined in their sole discretion. The condition precedent set forth in this
Section 5.9 shall expire on May 31, 1996.

     5.10 Revised Exchange Ratio. If either of the events described above in
Section 1.5(b)(i)(B) occur, Crowley's and the Shareholders shall have agreed upon a mutually acceptable exchange ratio with respect to the exchange of the Steinbach Common Stock and the Crowley's Common Stock on or prior to the Closing Date.

VI. CONDITIONS TO OBLIGATIONS OF CROWLEY'S.

     The obligation of Crowley's to go forward on the Closing Date with the consummation of the Reorganization and the other transactions contemplated herein is subject to the satisfaction, or waiver by Crowley's, of each of the following conditions precedent:

     6.1 Representations and Warranties of Shareholders; Performance by Shareholder; and Certificate of Shareholders. On and as of the Closing Date, all of the representations and warranties of the Shareholders set forth in Section 2 hereof shall be true and correct in all material respects except for changes that have occurred in the ordinary course of Steinbach's business and consistent with past practices or which are expressly permitted or contemplated by, or not inconsistent with, this Agreement (for this purpose substituting the Closing Date for the date of this Agreement wherever a representation or warranty shall have been made with reference to the date of this Agreement), and the Shareholders shall have performed all of the agreements and covenants required by this Agreement to be performed by them prior to or at the Closing

Date. Each of the Shareholders shall have delivered to Crowley's a written certificate, dated the Closing Date and in form and substance reasonably satisfactory to Crowley's and its counsel, reaffirming such representations and warranties made as of the Closing Date, certifying to the fulfillment of such agreements and covenants, and such other matters as Crowley's shall reasonably request.

     6.2 Consents.

          (a) Approval by Crowley's Shareholders. This Agreement and the consummation of the transactions contemplated herein shall have been approved by the shareholders of Crowley's.

          (b) Approval by Congress Financial Corporation. This Agreement and the consummation of the transactions contemplated herein shall have been approved by Congress Financial Corporation (Central) ("Congress Financial") pursuant to the terms and conditions of that certain Loan and Security Agreement, dated November 4, 1994, between Congress Financial and Crowley's.

          (c) Consents. The parties shall have received all consents, assignments, novations, approvals, orders, qualifications, licenses, permits or other authorizations, and waivers from any governmental entity or other third parties necessary to permit the consummation of the transactions contemplated by this Agreement.

          (d) HSR Act. The applicable waiting period prescribed by regulations adopted pursuant to the HSR Act shall have expired without the receipt by the Shareholders and/or Crowley's of notice from the Department of Justice or the Federal Trade Commission of any contemplated legal action to restrain or nullify the transactions contemplated by this Agreement.

          (e) Consents of Landlords. With respect to each of the Lease Contracts which, in the opinion of counsel for Crowley's (based upon, among other things, the status of the documentation relative to such Lease Contract), reasonable prudence would dictate requires the receipt of a consent from the landlord under such Lease Contract to consummate the transactions contemplated in this Agreement, Steinbach shall have delivered to Crowley's, as to each of the Lease Contracts, a "Landlord Consent" (in form and substance reasonably satisfactory to Crowley's and its counsel) validly executed by the landlord under such Lease Contract and dated not more than ten (10) days prior to the Closing Date.

     6.3 Opinions of Counsel. On the Closing Date, the Shareholders shall have delivered to Crowley's the written opinion of Porter, Wright, Morris & Arthur, counsel for the Shareholders, dated the Closing Date, in form and substance satisfactory to Crowley's and its counsel.

     6.4 Absence of Litigation. No action, suit or proceeding shall have been instituted which has resulted in temporary or preliminary injunctive relief of a continuing nature preventing the consummation of the transactions contemplated hereby, or which, in the bona fide opinion of Crowley's counsel, is not fully covered by insurance maintained by Steinbach and will have material adverse effect on the ability of Steinbach to continue to operate its Acquired Business as presently conducted in all material respects. No labor dispute shall have occurred, and no unfair labor practice charge shall have been filed which would materially adversely affect the business, financial condition, properties or prospects of Steinbach or the transactions contemplated hereby.

     6.5 Casualty Loss. No casualty losses shall have occurred to the Acquired Assets which would have a material adverse affect on the ability of Steinbach to operate the Acquired Business as presently conducted or would otherwise deprive Crowley's of the benefits of the transactions contemplated hereby. For purposes of this Agreement, casualty losses causing the closing of two (2) or more of the Acquired Stores shall constitute a material adverse affect on the ability of Steinbach to operate the Acquired Business.

     6.6 Due Diligence Review. Crowley's shall have completed its due diligence review of the Disclosure Schedules, Steinbach, the Acquired Assets, the Acquired Business and the transactions contemplated herein to its sole satisfaction and the results of such review shall have been satisfactory to Crowley's and its advisors as determined in Crowley's sole discretion. The condition precedent set forth in this Section 6.6 shall expire on May 31, 1996.

     6.7 Registration Rights Agreement. The Shareholders and Crowley's shall have executed and delivered the Registration Rights Agreement on or before the Closing Date.

     6.8 Shareholder Agreement. The Shareholders and Crowley's shall have executed and delivered the Shareholder Agreement on or before the Closing Date.

     6.9 Loan Agreement -- Schottenstein Stores Corporation. Schottenstein Stores Corporation ("SSC") and Crowley's shall have executed and delivered a Loan Agreement on or before the Closing Date in form and substance satisfactory to Crowley's relative to the availability after the Closing Date of additional or contingent financing of up to the principal amount of $6,000,000, provided that the condition precedent set forth in this Section 6.9 shall only be in effect in the event Crowley's is not successful in obtaining additional financing relative to the operation of Steinbach after the Closing on reasonable terms and conditions, and provided further that, any such Loan Agreement between SSC and Crowley's shall be on terms and conditions similar to those set forth in that certain Credit and Security Agreement, dated May 20, 1993, between SSC and Crowley's, which terms and conditions would include a first lien on all of the post-Closing assets of Steinbach as security for the repayment any indebtedness under any such Loan Agreement (the "Loan Agreement").

     6.10 Acquired Stores Operation Agreement. Steinbach, the Shareholders and Crowley's shall have executed and delivered the Acquired Stores Operation Agreement on or before the Closing Date in form and substance satisfactory to Crowley's.

     6.11 Non-Acquired Stores Operation Agreement. The Shareholders, Crowley's and/or the then owner of the non-Acquired Stores shall have executed and delivered the Non-Acquired Stores Operation Agreement on or before the Closing Date in form and substance satisfactory to Crowley's.

     6.12 Fairness Opinion. Crowley's shall have received a fairness opinion from an investment banking and/or appraisal firm to the effect that the transaction contemplated herein is fair, from a financial point of view, to the shareholders of Crowley's (excluding the Shareholders and any of their respective affiliates).

     6.13 Crowley's Proxy Materials and Current Report on Form 8-K. Steinbach shall have provided to Crowley's, at Steinbach's sole cost and expense, (a) all of the information relative to Steinbach and the Acquired Business and the Acquired Assets necessary for Crowley's to prepare, timely file with the SEC and distribute to its shareholders proxy materials (in compliance with Regulation 14A promulgated under the Exchange Act) for purposes of soliciting proxies from Crowley's shareholders to approve the Reorganization, and (b) or before the Closing Date, all of the information relative to Steinbach and the Acquired Business and the Acquired Assets necessary for Crowley's to prepare and timely file with the Securities and Exchange Commission a Current Report on Form 8-K arising from the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, such information shall include any necessary audited financial information relative to Steinbach and the Acquired Business and the Acquired Assets.

     6.14 Resignations. Crowley's shall have received the resignations, effective as of the Closing, of each director and officer of Steinbach.

     6.15 Revised Exchange Ratio. If either of the events described above in
Section 1.5(b)(i)(B) occur, Crowley's and the Shareholders shall have agreed upon a mutually acceptable exchange ratio with respect to the exchange of the Steinbach Common Stock and the Crowley's Common Stock on or prior to the Closing Date.

VII. CLOSING MATTERS.

     7.1 Closing and Closing Date. The closing of the exchange of Steinbach Common Stock and Crowley's Common Stock contemplated herein (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Dykema Gossett PLLC, Detroit, Michigan, on the third business day following the later of (a) the date on which all of the conditions set forth in Sections 5 and 6 have been fulfilled to the satisfaction of, or are waived by, the party whose obligations hereunder are so conditioned or (b) the expiration of the applicable waiting period prescribed by regulations adopted pursuant to the HRS Act, without receipt by the Shareholders and/or Crowley's of notice from the Department of Justice or the Federal Trade Commission of any contemplated legal action to refrain or nullify the transactions contemplated by this Agreement (the "Closing Date"). The parties shall use their best efforts to consummate the Closing hereunder on or before February 29, 1996.

     7.2 Actions and Deliveries. At the Closing, the Shareholders and Crowley's shall take the following actions and make the following deliveries:

          (a) Consideration. Subject to the adjustments described in Section 1.5 of this Agreement, Crowley's shall deliver to the Shareholders the shares of Crowley's Common Stock, and the Shareholders shall deliver to Crowley's certificates evidencing all of the issued and outstanding shares of the Steinbach Common Stock, all in the manner described in Section 1 of this Agreement.

          (b) Secretary's Certificate.

             (i) From Crowley's. Crowley's shall deliver to the Shareholders a certificate of its secretary (or assistant secretary) certifying (A) the incumbency of the officers executing this Agreement and the Crowley's Delivered Documents, (B) the due adoption of corporate resolutions authorizing and approving the execution, delivery and performance of this Agreement and all of the transactions contemplated herein, and (C) correct and complete copies of Articles of Incorporation and Bylaws.

             (ii) From Shareholders. The Shareholders shall deliver to Crowley's a certificate of Steinbach's secretary (or assistant secretary) certifying correct and complete copies of Articles of Incorporation and Bylaws.

          (c) Officer's and Shareholder's Certificates.

             (i) From Crowley's. Crowley's shall deliver to the Shareholders the certificate of their respective authorized officers as described in
        Section 5.1 hereof.

             (ii) From Shareholders. Each of the Shareholders shall deliver to Crowley's the certificate as described in Section 6.1 hereof.

          (d) Minute Books. The Shareholders shall deliver to Crowley's the minute books and related stock and corporate records of Steinbach.

          (e) Other. All other documents and instruments contemplated by this Agreement to be delivered at the Closing and all other actions contemplated by this Agreement to be taken at the Closing shall be delivered and taken.

VIII. TERMINATION.

     8.1 Methods. This Agreement may be terminated as follows:

          (a) At any time by mutual written agreement of the Shareholders and Crowley's;

          (b) By Crowley's if any of the conditions set forth in Section 6 shall not be fulfilled for reasons beyond the reasonable control of Crowley's and are not waived by Crowley's;

          (c) By the Shareholders if any of the conditions set forth in Section 5 shall not be fulfilled for reasons beyond the reasonable control of the Shareholders and are not waived by the Shareholders; or

          (d) On or before May 31, 1996, by the Shareholders if the conduct or results of the Shareholders' due diligence review described in Section 5.9 hereof shall not have been satisfactory to the Shareholders and their advisors as determined in their sole discretion.

          (e) On or before May 31, 1996, by Crowley's if the conduct or results of Crowley's due diligence review described in Section 6.6 hereof shall not have been satisfactory to Crowley's and its advisors as determined in their sole discretion.

          (f) On or before December 30, 1995, by either Crowley's or the Shareholders if Steinbach, the Shareholders and Crowley's shall not have entered into the Acquired Stores Operation Agreement on terms and conditions satisfactory to the Shareholders and Crowley's.

          (g) On or before December 30, 1995, by either Crowley's or the Shareholders if Steinbach, the Shareholders and Crowley's shall not have entered into the Non-Acquired Stores Operation Agreement on terms and conditions satisfactory to the Shareholders and Crowley's.

          (h) By either the Shareholders or Crowley's if the Closing has not occurred on or before July 31, 1996.

     In the event of termination as provided above, this Agreement shall terminate without further action by any of the parties hereto. In addition, if the Shareholders, on the one hand, or Crowley's, on the other hand, waive in writing compliance with any such condition to their respective obligations, the right to terminate provided herein shall no longer exist with respect to that particular condition.

     8.2 Liability. If this Agreement is terminated as provided in Section 8.1, neither Crowley's, on the one hand, nor the Shareholders, on the other hand, shall be under any liability to the other by reason of this Agreement, its negotiation or its termination, or by reason of any of the transactions contemplated under this Agreement, whether for costs, expenses, damages or otherwise (except that the letter agreement, dated September 29, 1995, between Crowley's and Steinbach relative to confidentiality matters shall remain in full force and effect to the extent set forth therein (the "Confidentiality Agreement")); provided, however, that, if the election to terminate is due to the default of a party hereunder, then the non-defaulting party shall be entitled to any and all remedies available at law or in equity.

IX. INDEMNIFICATION.

     9.1 Indemnification by Shareholders. The Shareholders, jointly and severally, agree to indemnify and hold harmless Crowley's, its successors and assigns, and its officers, directors, employees and shareholders, against and with respect to, any and all loss, injury, liability, claim, assessment, damage or expense (including, without limitation, reasonable attorneys' fees), court costs and amounts paid in settlement of claims, of any kind or character arising out of or in any manner incident, relating or attributed to, any of the following:

          (a) Any inaccuracy in, or breach or violation of, the representations and warranties made by the Shareholders and the covenants and agreements undertaken by them pursuant to this Agreement and the Steinbach Delivered Documents.

          (b) Any liability or obligation arising from or related to (i) the actions taken by Steinbach and/or the Shareholders with respect to the Excluded Assets and the Excluded Liabilities and the disposition thereof as described above in Section 4.9, or (ii) the failure by Steinbach or the Shareholders to timely take the actions described above in Section 4.9.

          (c) With respect to facts and circumstances on or prior to the Closing Date, any liability arising from or related to compliance with Environmental Laws at the Steinbach Real Property, irrespective of the source or cause of the condition, or any condition existing at any other property caused by, arising from, or relating to, Steinbach's operation of its business. In addition, with respect to facts and circumstances after the Closing Date, any liability arising from or related to compliance with Environmental Laws at any portions of the Steinbach Real Property (excluding the Acquired Stores) which are not transferred from Steinbach, or otherwise disposed of by Steinbach or the Shareholders, to another person or persons, irrespective of the source or cause of the condition.

     9.2 Indemnification by Crowley's. Crowley's agrees to indemnify and hold harmless the Shareholders, and their respective successors and assigns, against and with respect to, any and all loss, injury, liability, claim, assessment, damage or expense (including, without limitation, reasonable attorneys' fees), court costs and amounts paid in settlement of claims, of any kind or character arising out of or in any manner incident, relating or attributed to, any inaccuracy in, or breach or violation of, the representations and warranties made by Crowley's and the covenants and agreements undertaken by it pursuant to this Agreement and the Crowley's Delivered Documents.

     9.3 Liability Threshold; Ceiling. Notwithstanding anything to the contrary herein, neither the Shareholders, on the one hand, nor Crowley's, on the other hand, shall be liable hereunder to the other as a result of any claim for indemnity permitted hereunder unless the losses, liabilities or damages incurred by the subject party as a result of the actions giving rise to the claim shall exceed, in the aggregate $100,000 (the "Threshold Amount") in which event the injured party shall be entitled to full recovery without regard to the Threshold Amount; provided, however, that the total aggregate recovery of all claims shall not exceed $1,000,000.

     9.4 Claims Procedure. If any action, claim or demand shall be brought or asserted against any party in respect of which indemnity may be sought pursuant to this Section, the party seeking indemnification shall promptly notify the parties from whom indemnification is to be sought, stating the name and address of any claimant and of counsel to any claimant (if known), the amount claimed to be due and payable, the basis of the claim as alleged by any claimant and the provision or provisions of this Agreement under which such claim for indemnity is asserted. The notice shall be accompanied by copies of any documents relied on by any claimant and furnished to the party seeking indemnification. Within 30 days after receipt of such notice, the parties from whom indemnification is sought shall by written notice either (i) concede liability in whole as to the amount claimed in such notice; (ii) deny liability in whole as to such amount;
(iii) concede liability in part and deny liability; or (iv) in the case of claims by third parties, assume the defense thereof. Provided that the notice required hereunder is properly given, failure by such parties to assume the defense of a third party claim for which a party is entitled to indemnity under this Agreement shall cause the indemnity obligations of the parties from whom indemnification is sought to extend to whatever outcome results from such third party claim. Any settlement or compromise of a claim shall be agreed upon by all parties. If the party seeking indemnification declines to accept a bona fide offer of settlement which is recommended by the party from whom indemnification is sought, the maximum liability of the parties from whom indemnification is sought shall not exceed that amount which it would have been liable for had such settlement been accepted. If the party from whom indemnification is sought declines to accept a bona fide offer of settlement recommended by the party seeking indemnification, the party from whom indemnification is sought shall be liable for whatever outcome results from such third party claim. The obligation of any party to another in respect of a claim for indemnity hereunder shall be reduced by any tax or other financial benefits realized by the party seeking indemnification.

X. MISCELLANEOUS.

     10.1 Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules hereto and the Steinbach Delivered Documents and the Crowley's Delivered Documents) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof. No representation, inducement, agreement, promise or understanding altering, modifying, amending, taking from or adding to the terms and conditions hereof shall have any force and effect unless the same is in writing and validly executed by the parties hereto.

     10.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) if physically delivered, (ii) if telephonically transmitted by telecopier or other similar means, with subsequent oral confirmation, (iii) five (5) days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, or (iv) one (1) business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be addressed to the recipient as follows:

      (a) If to Crowley's, to:

          Crowley, Milner and Company
          2301 West Lafayette Boulevard
          Detroit, Michigan 48216
          (313-962-2400; fax 313-962-2513)
          Attention: President
              with a courtesy copies to:

              Dykema Gossett PLLC
              400 Renaissance Center
              Detroit, Michigan 48243
              (313-568-5374; fax 313-568-6915)
              Attention: J. Michael Bernard

          (b) If to the Shareholders, to:

              Steinbach Stores, Inc.
              c/o Schottenstein Stores Corporation
              1800 Moler Road
              Columbus, Ohio 43201
              (614-221-9200; fax 614-443-0972)
              Attention: President

              with a courtesy copy to:

              Porter, Wright, Morris & Arthur
              41 South High Street
              Columbus, Ohio 43215-6194
              (614-227-2034; fax 614-227-2100)
              Attention: William G. Martin

     The addresses so indicated for any party may be changed by similar written notice.

     10.3 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns, heirs and personal representatives.

     10.4 Assignment. The rights and obligations provided by this Agreement shall not be assignable by any party without the prior written consent of the other parties, except that Crowley's shall be entitled to assign any of their respective rights and obligations hereunder to any of their respective affiliates (as defined in Rule 12b-2 of the Rules and Regulations promulgated by the SEC under the Exchange Act), provided that Crowley's retains liability for all of its respective obligations hereunder.

     10.5 Severability. In the event that any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     10.6 Captions. The captions and headings of the sections and the subsections have been inserted as a matter of convenience and reference only and shall not control or affect the meaning or construction of this Agreement.

     10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be treated as an original but all of which, collectively, shall constitute a single instrument.

     10.8 Press Releases and Public Announcements. No party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other parties, provided that, notwithstanding anything to the contrary in the foregoing or in the Confidentiality Agreement, the parties agree that, immediately after the execution and delivery of this Agreement by the parties, Crowley's shall be authorized to notify the American Stock Exchange and to issue a general press release (in form and substance reasonably satisfactory to the Shareholders) relative to the transactions contemplated by this Agreement and Steinbach shall be authorized to notify its employees relative to the transactions contemplated by this Agreement, and provided further that, notwithstanding anything to the contrary in the foregoing or in the Confidentiality Agreement, any party may make any public disclosure required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure and give the other parties an opportunity to comment).

     10.9 Survival. The representations, warranties, covenants and agreements of the parties (or any of them) contained in this Agreement and in the Steinbach Delivered Documents and in the Crowley's Delivered Documents shall be continuing representations, warranties, covenants and agreements that shall survive the Closing Date, provided that the representations and warranties contained in this Agreement shall expire on the third (3rd) anniversary of the Closing Date.

     10.10 Fees and Expenses. Except as otherwise expressly set forth herein, each of the parties hereto shall bear any and all fees and expenses (including, without limitation, legal, accounting, consulting and other professional fees and expenses) incurred by it in connection with the negotiation and the consummation of this Agreement and the transactions contemplated herein.

     10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan (without regard to its rules regarding choice of law).

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                          CROWLEY, MILNER AND COMPANY,
                                            Crowley's

                                          By:         /s/ DENNY CALLAHAN
                                            ------------------------------------
                                            Its: PRESIDENT/CEO

                                          JEROME SCHOTTENSTEIN SUB CHAPTER S
                                            TRUST NO. 1, a Shareholder

                                          By:        /s/ JAY SCHOTTENSTEIN
                                            ------------------------------------
                                            Its: TRUSTEE

                                          JEROME SCHOTTENSTEIN SUB CHAPTER S
                                            TRUST NO. 2, a Shareholder

                                          By:        /s/ JAY SCHOTTENSTEIN
                                            ------------------------------------
                                            Its: TRUSTEE

                                          JEROME SCHOTTENSTEIN SUB CHAPTER S
                                            TRUST NO. 3, a Shareholder

                                          By:        /s/ JAY SCHOTTENSTEIN
                                            ------------------------------------
                                            Its: TRUSTEE

                                          JEROME SCHOTTENSTEIN SUB CHAPTER S
                                            TRUST NO. 4, a Shareholder

                                          By:        /s/ JAY SCHOTTENSTEIN
                                            ------------------------------------
                                            Its: TRUSTEE

                                          JEROME SCHOTTENSTEIN SUB CHAPTER S
                                            TRUST NO. 5, a Shareholder

                                          By:        /s/ JAY SCHOTTENSTEIN
                                            ------------------------------------
                                            Its: TRUSTEE

                                          JEROME SCHOTTENSTEIN SUB CHAPTER S
                                            TRUST NO. 6, a Shareholder

                                          By:        /s/ JAY SCHOTTENSTEIN
                                            ------------------------------------
                                            Its: TRUSTEE

                                          JEROME SCHOTTENSTEIN SUB CHAPTER S
                                            TRUST NO. 7, a Shareholder

                                          By:        /s/ JAY SCHOTTENSTEIN
                                            ------------------------------------
                                            Its: TRUSTEE

                                          JEROME SCHOTTENSTEIN SUB CHAPTER S
                                            TRUST NO. 8, a Shareholder

                                          By:        /s/ JAY SCHOTTENSTEIN
                                            ------------------------------------
                                            Its: TRUSTEE

                                          JEROME SCHOTTENSTEIN SUB CHAPTER S
                                            TRUST NO. 9, a Shareholder

                                          By:        /s/ JAY SCHOTTENSTEIN
                                            ------------------------------------
                                            Its: TRUSTEE

                                          JEROME SCHOTTENSTEIN SUB CHAPTER S
                                            TRUST NO. 10, a Shareholder

                                          By:        /s/ JAY SCHOTTENSTEIN
                                            ------------------------------------
                                            Its: TRUSTEE

                                    ANNEX A
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

                    CAPITALIZATION OF CROWLEY'S COMMON STOCK

Outstanding shares held by public..................................................   531,302
Shares subject to Crowley Family Shareholder Agreement.............................   390,062
Restricted Stock Awarded to Mr. Callahan(1)........................................    30,000
Shares issued in September, 1995 through 401(k) Plan(2)............................    14,705
                                                                                      -------
                                                                                      966,069
                                                                                      =======

- -------------------------
(1) 30,000 shares have been issued, with the 20,000 of such shares subject to possible forfeiture if performance objectives are not achieved.

(2) Shares are issued to 401(k) participants during the last month of each calendar quarter (March, June, September, December) based upon their elections. Based on the current market price of the company's stock the estimated shares to be issued in December, 1995 will be 1,000 shares.

                             STOCK OPTIONS GRANTED

                             GRANT DATE                  SHARES       EXERCISE PRICE
               ---------------------------------------   -------      --------------
               03/25/92...............................     6,000         $ 5.875
               04/23/92...............................    10,000           5.5625
               10/14/92...............................    10,000           5.8125
               03/23/94...............................    10,000          10.375
               04/13/94...............................    20,000          10.00
               03/22/95...............................    40,000           4.125
               05/16/95...............................    20,000           4.75
                                                         -------
                    Total.............................   116,000
                                                         =======

                                    ANNEX B
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

                                ACQUIRED STORES

   NEW ENGLAND
        1           University Mall, Burlington, Vermont (store #22)
        2           Champlain Center North, Plattsburg, New York (store #20)
        3           Steeplegate Mall, Concord, New Hampshire (store #39)
     ALBANY
        4           Clifton Country Mall, Clifton Park, New York (store #4)
        5           Northway Plaza, Glens Falls, New York (store #11)
    SYRACUSE
        6           Riverside, North Utica, New York (store #19)
        7           Salmon Run Mall, Watertown, New York (store #15)
        8           New Hartford Shopping Center, New Hartford, New York (store #18)
  MID NEW YORK
        9           Newburg Mall, Newburg, New York (store #6)
       10           Downtown Tarrytown, Tarrytown, New York (store #9)
   CONNECTICUT
       11           Blackrock Shopping Center, Fairfield, Connecticut (store #23)
       12           Hamden Mart, Hamden, Connecticut (store #25)
       13           Waterford Shopping Center, Waterford, Connecticut (store #24)
SOUTH NEW JERSEY
       14           Brick Plaza, Bricktown, New Jersey (store #55)
       15           Downtown Red Bank, Red Bank, New Jersey (store #64)

                                   ANNEX 1.5
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

            December 1995 Balance Sheet; Steinbach's Net Book Value

                                                                                   STEINBACH
                                                                                   DECEMBER
                                                                                  -----------
                                    ASSETS
Cash and equivalents...........................................................   $   265,500
Merchandise inventories........................................................    15,236,509
Markdown reserve...............................................................    (3,284,000)
                                                                                  -----------
Net inventory..................................................................    11,952,509
Prepaid expenses...............................................................       286,766
                                                                                  -----------
     Total Current Assets......................................................    12,504,775
Properties.....................................................................     6,144,828
                                                                                  -----------
     Total Assets..............................................................   $18,649,603
                                                                                  ===========
                                  LIABILITIES
Accounts payable...............................................................   $ 6,357,330
Accruals.......................................................................     2,824,190
Current maturities
  Capital lease obligations....................................................       199,447
                                                                                  -----------
     Total Current Liabilities.................................................   $ 9,380,967
                                LONG TERM DEBT
Capital lease obligations......................................................     3,268,636
                                                                                  -----------
     Total Long Term Debt......................................................   $ 3,268,636
                             STOCKHOLDERS' EQUITY
Common Stock...................................................................            --
Other capital..................................................................     6,000,000
Retained Earnings..............................................................            --
                                                                                  -----------
     Total Equity..............................................................   $ 6,000,000
     Total Liabilities & Equity................................................   $18,649,603
                                                                                  ===========

                                                                      APPENDIX C

                 FINANCIAL STATEMENTS -- STEINBACH STORES, INC.
                  AND STEINBACH INC. (THE PREDECESSOR COMPANY)

                             STEINBACH STORES, INC.

                              FINANCIAL STATEMENTS
 Eleven months ended December 30, 1995 and three months ended January 28, 1995

                                    CONTENTS

Report of Independent Auditors........................................................  C-3
Balance Sheets........................................................................  C-4
Statements of Operations..............................................................  C-5
Statements of Shareholders' Equity....................................................  C-6
Statements of Cash Flows..............................................................  C-7
Notes to Financial Statements.........................................................  C-8

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Steinbach Stores, Inc.

     We have audited the accompanying balance sheets of Steinbach Stores, Inc. as of December 30, 1995 and January 28, 1995, and the related statements of operations, shareholders' equity and cash flows for the eleven month period ended December 30, 1995 and the three month period ended January 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Steinbach Stores, Inc. at December 30, 1995 and January 28, 1995, and the results of its operations and its cash flows for the eleven month period ended December 30, 1995 and the three month period ended January 28, 1995 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
February 8, 1996

                             STEINBACH STORES, INC.

                                 BALANCE SHEETS

                                                                         DECEMBER 30,    JANUARY 28,
                                                                             1995           1995
                                                                         ------------    -----------
                                                                               (IN THOUSANDS)
ASSETS
Current assets:
  Cash................................................................     $  4,116        $ 3,203
  Merchandise inventories.............................................       23,720         32,054
  Prepaid expenses....................................................          805          1,969
  Other current assets................................................        1,892          1,511
                                                                           --------        -------
Total current assets..................................................       30,533         38,737
Fixed assets, net of accumulated depreciation and amortization........        6,322          7,825
                                                                           --------        -------
Total assets..........................................................     $ 36,855        $46,562
                                                                           ========        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit......................................................     $  1,313             --
  Accounts payable and accrued liabilities............................       30,817        $22,641
  Capital lease obligations due within one year.......................          976            860
                                                                           --------        -------
Total current liabilities.............................................       33,106         23,501
Capital lease obligations.............................................        5,627          6,526
Other liabilities.....................................................           38             38
Shareholders' equity:
  Common stock, $10 stated value: 850 shares authorized, 100 issued
     and outstanding..................................................            1              1
  Paid-in capital.....................................................       14,999         14,999
  Accumulated deficit/retained earnings...............................      (16,916)         1,497
                                                                           --------        -------
Total shareholders' equity............................................       (1,916)        16,497
                                                                           --------        -------
Total liabilities and shareholders' equity............................     $ 36,855        $46,562
                                                                           ========        =======

See accompanying notes to financial statements.

                             STEINBACH STORES, INC.

                            STATEMENTS OF OPERATIONS

                                                                      ELEVEN MONTHS    THREE MONTHS
                                                                          ENDED           ENDED
                                                                      DECEMBER 30,     JANUARY 28,
                                                                          1995             1995
                                                                      -------------    ------------
                                                                             (IN THOUSANDS)
Net sales..........................................................     $ 183,535        $ 76,082
Operating expenses:
  Cost of sales....................................................       122,497          52,824
  Selling, general and administrative..............................        71,400          21,368
  Store closing costs..............................................         5,996              --
                                                                        ---------        --------
Operating income...................................................       (16,358)          1,890
Interest expense...................................................        (2,076)           (360)
Interest and other income..........................................            33              46
Other expenses.....................................................           (12)            (79)
                                                                        ---------        --------
Net (loss) income..................................................     $ (18,413)       $  1,497
                                                                        =========        ========

See accompanying notes to financial statements.

                             STEINBACH STORES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                              RETAINED
                                                        COMMON    PAID-IN     EARNINGS
                                                        STOCK     CAPITAL     (DEFICIT)    TOTAL
                                                        ------    --------    --------    --------
                                                                      (IN THOUSANDS)
Balance at October 30, 1994..........................    $ --     $     --    $     --    $     --
Acquisition of Steinbach, Inc........................       1       24,999                  25,000
Distribution to shareholders.........................              (10,000)                (10,000)
Net income...........................................                            1,497       1,497
                                                         ----     --------    --------    --------
Balance at January 28, 1995..........................       1       14,999       1,497      16,497
Net loss.............................................                          (18,413)    (18,413)
                                                         ----     --------    --------    --------
Balance at December 30, 1995.........................    $  1     $ 14,999    $(16,916)   $ (1,916)
                                                         ====     ========    ========    ========

See accompanying notes to financial statements.

                             STEINBACH STORES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                          THREE
                                                                           ELEVEN        MONTHS
                                                                        MONTHS ENDED      ENDED
                                                                        DECEMBER 30,   JANUARY 28,
                                                                            1995          1995
                                                                        ------------   -----------
                                                                              (IN THOUSANDS)
OPERATING ACTIVITIES
Net (loss) income.....................................................    $(18,413)     $   1,497
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
  Depreciation and amortization.......................................       1,294            293
  Store closing costs.................................................       5,996
Change in operating assets and liabilities other than cash:
  Decrease in merchandise inventories.................................       8,005         21,342
  Decrease (increase) in prepaid expenses and other current assets....         782           (912)
  Increase (decrease) in accounts payable, accrued
     expenses and other current liabilities...........................       3,710         (6,007)
                                                                          --------      ---------
Net cash provided by operating activities.............................       1,374         16,213
INVESTING ACTIVITIES
Purchase of fixed assets..............................................        (991)        (1,343)
Acquisition of Steinbach, Inc., net of cash acquired of $3,911........                    (26,647)
                                                                          --------      ---------
Net cash used in investing activities.................................        (991)       (27,990)
FINANCING ACTIVITIES
Proceeds from bank borrowings.........................................       1,313          5,558
Repayments of capital lease obligations...............................        (783)          (207)
Repayment of bank borrowings..........................................                     (5,371)
Distribution to shareholders..........................................                    (10,000)
Purchase of shares of the Company.....................................                     25,000
                                                                          --------      ---------
Net cash provided by financing activities.............................         530         14,980
                                                                          --------      ---------
Increase in cash......................................................         913          3,203
Cash at beginning of period...........................................       3,203
                                                                          --------      ---------
Cash at end of period.................................................    $  4,116      $   3,203
                                                                          ========      =========
Interest paid.........................................................    $  2,076      $     360
                                                                          ========      =========

See accompanying notes to financial statements.

                             STEINBACH STORES, INC.

                         NOTES TO FINANCIAL STATEMENTS

 ELEVEN MONTHS ENDED DECEMBER 30, 1995 AND THREE MONTHS ENDED JANUARY 28, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     On November 1, 1994, Steinbach Stores, Inc. ("Steinbach"), an S corporation, acquired all of the outstanding capital stock of Steinbach, Inc. for a purchase price of approximately $30.6 million and simultaneously liquidated Steinbach, Inc. into Steinbach. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated based upon the fair market value of the assets acquired and liabilities assumed. The results of operations from the date of acquisition have been included in these financial statements.

     Steinbach operates a chain of approximately 24 retail department stores concentrated in the Northeast United States. The stores carry men's, women's and children's apparel and related merchandise.

FISCAL YEAR

     Steinbach's fiscal year ends on the last Saturday in January, which results in a 52- or 53-week year. The fiscal year ended December 30, 1995 reflects eleven months of operations.

MERCHANDISE INVENTORIES

     Inventories of Steinbach are stated at the lower of cost or market based on the retail method of inventory valuation using the first-in, first-out method ("FIFO").

CREDIT CARD SALES

     Steinbach maintains a proprietary credit card. Amounts due from customers charged on Steinbach card are sold, on a without recourse basis, to National City Bank. Substantially all receivables are from customers who reside in the Northeast United States.

ADVERTISING AND SALES PROMOTION

     Advertising and sales promotion costs (approximately $13 million for the eleven months ended December 30, 1995 and $3.3 million for the three months ended January 28, 1995) are expensed as incurred.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FIXED ASSETS

     Fixed assets are stated at cost. Depreciation and amortization of fixed assets and buildings under capital leases are provided principally on the straight-line method. The rates used are based on the lesser of the estimated useful lives of the respective classes of assets or the terms of the related leases.

                             STEINBACH STORES, INC.

2. FIXED ASSETS

     Fixed assets consists of:

                                                                         DECEMBER 30,   JANUARY 28,
                                                                             1995          1995
                                                                         ------------   -----------
                                                                               (IN THOUSANDS)
Furniture and fixtures................................................      $4,322        $ 4,799
Buildings under capital leases........................................       1,987          1,987
Leasehold improvements................................................       1,558          1,332
                                                                            ------         ------
                                                                             7,867          8,118
Less accumulated depreciation and amortization........................       1,545            293
                                                                            ------         ------
                                                                            $6,322        $ 7,825
                                                                            ======         ======

     Buildings under capital leases have been adjusted by $4.9 million as a result of the purchase price allocation on November 1, 1994 relating from the acquisition of Steinbach Inc.

     Accumulated depreciation and amortization includes $355,000 at December 30, 1995 and $77,000 at January 28, 1995, relating to amortization of buildings under capital leases.

3. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consists of:

                                                                         DECEMBER 30,    JANUARY 28,
                                                                             1995           1995
                                                                         ------------    -----------
                                                                               (IN THOUSANDS)
Merchandise payable...................................................     $ 11,809        $ 9,309
Accrued expenses......................................................        6,510          2,866
Accrued store closing.................................................        4,467          1,551
Payroll and benefit-related costs.....................................        2,494          1,180
Occupancy costs.......................................................        2,078          2,873
Other current liabilities.............................................        3,459          4,862
                                                                            -------        -------
                                                                           $ 30,817        $22,641
                                                                            =======        =======

4. STORE CLOSURES

     During the fourth quarter, Steinbach recorded a charge of approximately $6 million related to the announced closing of six stores and three administrative locations. All employees at these locations (approximately 600) have been terminated; however, some employees have been offered positions with affiliated companies. The charge consists of the write-downs of inventory to reflect the impact of the "going out of business" sales (approximately $329,000) and the write-off of primarily leasehold improvements (approximately $1.1 million), net of anticipated proceeds, and severance for employees and officers (approximately $4.6 million). In connection with the planned store closures, four of the locations will be converted to stores operated by an affiliated company. Two store leases will revert to the landlord, an affiliate. Steinbach anticipates store closures to be completed by the first quarter of 1996. In addition, Steinbach has previously identified an additional store for closing for which no reserves are required since it is anticipated that no loss will result from closing the store. Steinbach anticipates that the store closure will be completed by the first quarter of 1996.

                             STEINBACH STORES, INC.

5. CAPITAL LEASE OBLIGATIONS

     Future minimum payments for capital leases at December 30, 1995 are:

                                                                                  (IN THOUSANDS)
                                                                                  --------------
Year ending December:
  1996.........................................................................      $  1,536
  1997.........................................................................         1,536
  1998.........................................................................         1,536
  1999.........................................................................           808
  2000.........................................................................           424
Thereafter.....................................................................         4,768
                                                                                     --------
Total minimum payments.........................................................        10,608
Less amount representing interest..............................................         4,005
                                                                                     --------
Present value of minimum payments..............................................         6,603
Less current portion...........................................................           976
                                                                                     --------
Long-term capital lease obligation.............................................      $  5,627
                                                                                     ========

     Three locations under capital leases will be converted to stores operated by an affiliate, as discussed in Note 4. The present value of future minimum lease payments related to these three locations is approximately $2.7 million at December 30, 1995.

6. OPERATING LEASES

     Steinbach conducts a portion of its retail operations from leased premises. The operating leases generally include renewal options and certain leases require consent of the landlord to transfer or assign the lease, provide for step rentals and payment by Steinbach of percentage rentals based upon sales, common area maintenance, real estate taxes and certain other operating expenses.

     Rent expense under operating leases consists of:

                                                                         DECEMBER 30,    JANUARY 28,
                                                                             1995           1995
                                                                         ------------    -----------
                                                                               (IN THOUSANDS)
Minimum rent -- 3rd party.............................................      $2,913         $ 1,274
Minimum rent -- affiliate.............................................       1,928             526
Contingency rent......................................................         740             315
                                                                            ------         -------
Total rent expense....................................................      $5,581         $ 2,115
                                                                            ======         =======

                             STEINBACH STORES, INC.

6. OPERATING LEASES -- CONTINUED
     Future minimum rental payments required under noncancellable leases at December 30, 1995 are as follows:

                                                                                OPERATING
                                                                               LEASES WITH
                                                                  OPERATING        AN
                                                                   LEASES       AFFILIATE      TOTAL
                                                                  ---------    -----------    -------
                                                                            (IN THOUSANDS)
Year ended December:
  1996.........................................................    $ 3,310       $ 2,019      $ 5,329
  1997.........................................................      3,369         1,981        5,350
  1998.........................................................      3,192         1,984        5,176
  1999.........................................................      2,811         1,984        4,795
  2000.........................................................      2,656         1,250        3,906
Thereafter.....................................................     16,869         1,282       18,151
                                                                   -------       -------      -------
Total minimum lease payments...................................    $32,207       $10,500      $42,707
                                                                   =======       =======      =======

     As a result of step-rental clauses contained in certain lease agreements, Steinbach records in accordance with generally accepted accounting principles rent expense on a straight-line basis over the term of the related leases. Included in current liabilities is rent equalization of $979,000 relating to such leases.

     Included in operating leases with an affiliate are three locations which will be closed, as discussed in Note 4. For these locations, minimum rent expense at December 30, 1995 was $1.6 million. Future minimum lease payments are approximately $8.4 million.

7. LINE OF CREDIT

     Steinbach maintained a $23 million unsecured line of credit agreement with National City Bank. Interest on borrowings is charged at prime (8.5% at December 30, 1995 and January 28, 1995). During the year, Steinbach entered into an arrangement with National City Bank to obtain short-term, fixed rate borrowings in $1 million increments, on an as needed basis. The interest rate on these short-term borrowings is charged at the bank's "fixed rate borrowings on line of credit" rate, which fluctuated during the year, but was less than prime. The weighted average interest rate on all borrowings during the period was 7.9% for December 30, 1995 and 8.5% for January 28, 1995.

8. INCOME TAXES

     Income taxes are not provided on the results of operations of Steinbach as its income is included in the tax returns of its shareholders.

9. RELATED PARTY TRANSACTIONS

     Steinbach purchased merchandise from affiliates of Steinbach's shareholders amounting to approximately $1,401,000 during the eleven month period ended December 30, 1995 and $518,000 during the three month period ended January 28, 1995.

     Steinbach paid affiliates of Steinbach's shareholders $72,000 and $118,000 at December 30, 1995 and January 28, 1995, respectively, for professional services.

                             STEINBACH STORES, INC.

10. 401(K) PLAN

     Steinbach sponsors a defined contribution plan (the "Plan") that provides retirement benefits for all eligible employees of Steinbach. The Plan permits an employee to reduce his or her salary under Section 401(k) of the Internal Revenue Code. The maximum salary reduction with a company match of 100% is 3% of eligible compensation. During the year, Steinbach modified the "Plan" such that the maximum amount of eligible compensation with a Company match was capped at $50,000 per year. The Company's contribution amounted to $447,000 for the eleven month period ended December 30, 1995 and $229,000 for the three month period ended January 28, 1995.

11. HEALTH BENEFIT PLAN TRUST

     Steinbach maintains a reserve fund to provide for the payment of incurred but unreported claims for benefits covered by the plan.

     Steinbach's contribution amounted to approximately $2.7 million and $1.2 million for the eleven and three month periods ended December 30, 1995 and January 28, 1995, respectively.

12. COMMITMENTS AND CONTINGENCIES

     At December 30, 1995 and January 28, 1995, Steinbach had $1.1 million and $1.6 million, respectively, of letters of credit outstanding for the purchase of imported merchandise.

     In the course of Steinbach's business, claims are alleged from time to time, some of which seek punitive or unspecified damages. Steinbach believes that these pending claims will be resolved without material adverse effects on its financial position, results of operations and cash flows.

13. PENDING BUSINESS COMBINATION

     On November 17, 1995, Steinbach entered into an Agreement and Plan of Reorganization (the "Acquisition Agreement") with Crowley, Milner and Company (the "Company"). Under the terms of the Acquisition Agreement, subject to approval by the shareholders of the Company, the Steinbach Shareholders will exchange all of their issued and outstanding common stock for approximately 35% of the common stock of the Company. Pursuant to the Acquisition Agreement, the Company will acquire 15 of the 24 stores of Steinbach. See Note 4 relative to the closing of seven stores. At this time, Steinbach has not determined the future plans for the two remaining stores not being acquired by the Company.

     The pending acquisition is expected to be completed by the second quarter of 1996. In accordance with EITF Issue No. 95-14, Recognition of Liabilities in Anticipation of a Business Combination, the Company has not recorded any liabilities in anticipation of this pending business combination.

                                 STEINBACH INC.

                    STATEMENTS OF OPERATIONS AND CASH FLOWS
    Nine month period ended October 29, 1994 and year ended January 29, 1994

                                    CONTENTS

Report of Independent Auditors.......................................................   C-14
Statements of Operations.............................................................   C-15
Statements of Cash Flows.............................................................   C-16
Notes to Statements of Operations and Cash Flows.....................................   C-17

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Steinbach Stores, Inc.

     We have audited the statements of operations and cash flows of Steinbach Inc. for the nine month period ended October 29, 1994 and the year ended January 29, 1994. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements referred to above present fairly, in all material respects, the results of operations and cash flows of Steinbach Inc. for the nine month period ended October 29, 1994 and year ended January 29, 1994 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
February 8, 1996

                                 STEINBACH INC.

                            STATEMENTS OF OPERATIONS

                                                                          NINE MONTH
                                                                         PERIOD ENDED    YEAR ENDED
                                                                         OCTOBER 29,     JANUARY 29,
                                                                             1994           1994
                                                                         ------------    -----------
                                                                               (IN THOUSANDS)
Net sales.............................................................     $142,844       $ 226,377
Operating expenses:
  Cost of sales.......................................................       87,887         142,792
  Selling, general and administrative.................................       64,317          92,710
                                                                           --------       ---------
Operating loss........................................................       (9,360)         (9,125)
Interest expense......................................................       (1,050)         (1,582)
Interest and other income.............................................          189             474
Other expenses........................................................         (150)           (520)
                                                                           --------       ---------
Net loss before taxes.................................................      (10,371)        (10,753)
Benefit from income taxes.............................................           --             123
                                                                           --------       ---------
                                                                           $(10,371)      $ (10,630)
                                                                           ========       =========

See accompanying notes to financial statements.

                                 STEINBACH INC.

                            STATEMENTS OF CASH FLOWS

                                                                          NINE MONTH
                                                                         PERIOD ENDED     YEAR ENDED
                                                                         OCTOBER 29,     JANUARY 29,
                                                                             1994            1994
                                                                         ------------    ------------
                                                                                (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss..............................................................     $(10,371)       $(10,630)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization.......................................        4,972           6,987
  Allowance for doubtful accounts.....................................         (217)           (106)
  (Increase) decrease in prepaid expenses and other current assets....         (352)            706
  (Increase) decrease in merchandise inventories......................      (17,805)          1,964
  Decrease in other assets............................................          131             184
  Increase (decrease) in accounts payable and liabilities.............        9,626            (148)
  Increase (decrease) in due to/from affiliate........................       10,529          (4,522)
  (Decrease) increase in other liabilities............................       (1,140)             24
                                                                           --------        --------
Net cash used in operating activities.................................       (4,627)         (5,541)
INVESTING ACTIVITIES
Proceeds from sale of fixed assets....................................          262              --
Purchase of fixed assets..............................................         (890)         (3,309)
                                                                           --------        --------
Net cash used in investing activities.................................         (628)         (3,309)
FINANCING ACTIVITIES
Intercompany note payable.............................................        8,494              --
Repayments of capital lease obligations...............................         (686)           (851)
Contributions to paid-in capital......................................           --          10,000
                                                                           --------        --------
Net cash provided by financing activities.............................        7,808           9,149
                                                                           --------        --------
Increase in cash......................................................        2,553             299
Cash at beginning of period...........................................        1,358           1,059
                                                                           --------        --------
Cash at end of period.................................................     $  3,911        $  1,358
                                                                           ========        ========
Interest paid.........................................................     $  1,050        $  1,582
                                                                           ========        ========
Income taxes paid.....................................................     $     --        $     --
                                                                           ========        ========

See accompanying notes to financial statements.

                                 STEINBACH INC.

                NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS

    NINE MONTH PERIOD ENDED OCTOBER 29, 1994 AND YEAR ENDED JANUARY 29, 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Steinbach Inc. ("Steinbach Inc.") is an indirectly wholly-owned subsidiary of American Retail Group ("ARG"). The financial statements do not reflect the sale referred to in Note 7, which will materially affect the financial position of Steinbach Inc.

     Steinbach Inc. operates a chain of approximately 28 retail department stores concentrated in the Northeast United States. The stores carry men's, women's and children's apparel and related merchandise.

FISCAL YEAR

     Steinbach Inc.'s fiscal year ends on the last Saturday in January, which results in a 52- or 53-week year.

MERCHANDISE INVENTORIES

     Inventories of Steinbach Inc. are stated at the lower of cost or market based on the retail method of inventory valuation using the last-in, first-out method ("LIFO"). Had LIFO not been used, the carrying value of inventories would have been greater by approximately $1,994,000 and $1,471,000 at October 29, 1994 and January 29, 1994, respectively.

CREDIT CARD SALES

     Steinbach Inc. maintains a proprietary credit card. Amounts due from customers charged on Steinbach Inc. card are sold, on a full recourse basis, to an affiliated company pursuant to a factoring agreement. Substantially all receivables are from customers who reside in the Northeast United States.

ADVERTISING AND SALES PROMOTION

     Advertising and sales promotion costs (approximately $8.8 million for the nine month period ended October 29, 1994 and $12.2 million for the year ended January 29, 1994) are expensed as incurred.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

FIXED ASSETS

     Fixed assets are stated at cost. Depreciation and amortization of fixed assets and buildings under capital leases is calculated principally on the straight-line method. The rates used are based on the lesser of the estimated useful lives of the respective classes of assets or the terms of the related leases.

     Accumulated depreciation and amortization includes $3,602,000 at October 29, 1994 and $3,137,000 at January 29, 1994 related to amortization of buildings under capital leases.

2. OPERATING LEASES

     Steinbach Inc. conducts a portion of its retail operations from leased premises. The operating leases generally include renewal options and certain leases require consent of the landlord to transfer or assign the

                                 STEINBACH INC.

2. OPERATING LEASES -- CONTINUED
lease, provide for step rentals and payment by Steinbach Inc. of percentage rentals based upon sales, common area maintenance, real estate taxes and certain other operating expenses.

     Rent expense under operating leasing consists of:

                                                                          OCTOBER 29,    JANUARY 29,
                                                                             1994           1994
                                                                          -----------    -----------
                                                                                (IN THOUSANDS)
Minimum rent -- 3rd party..............................................     $ 3,509        $ 4,898
Minimum rent -- affiliate..............................................       2,572          3,437
Contingency rent.......................................................         582            928
                                                                            -------        -------
Total rent expense.....................................................     $ 6,663        $ 9,263
                                                                            =======        =======

     Future minimum rental payments required under noncancellable leases at October 29, 1994 are as follows:

                                                                                OPERATING
                                                                               LEASES WITH
                                                                  OPERATING        AN
                                                                   LEASES       AFFILIATE      TOTAL
                                                                  ---------    -----------    -------
                                                                            (IN THOUSANDS)
Year ended October 29:
  1995.........................................................    $ 4,465       $ 3,300      $ 7,765
  1996.........................................................      4,298         3,325        7,623
  1997.........................................................      4,265         3,332        7,597
  1998.........................................................      4,129         2,583        6,712
  1999.........................................................      3,826         2,332        6,158
Thereafter.....................................................     44,903         2,814       47,717
                                                                   -------       -------      -------
Total minimum lease payments...................................    $65,886       $17,686      $83,572
                                                                   =======       =======      =======

     As a result of step-rental clauses contained in certain lease agreements, Steinbach Inc. records in accordance with generally accepted accounting principles rent expense on a straight-line basis over the term of the related leases.

3. INCOME TAXES

     Steinbach Inc. is a member of an affiliated group filing consolidated federal income tax returns. Losses incurred by Steinbach Inc. are available in the consolidated return to offset income generated by other members of the group. Therefore, although Steinbach Inc. has experienced tax losses, the amount of net operating carryforwards available to Steinbach Inc., if any, will be different than the net operating loss carryforwards computed on a stand alone basis. Further, any losses that may be available would be subject to restrictions under Internal Revenue Code Section 392 should there be a change in the control in ownership of Steinbach Inc.'s stock.

     Effective February 1, 1993, Steinbach Inc. changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes." The adoption of FASB Statement No. 109 had no impact on the financial position of Steinbach Inc. As permitted under the new rules, prior years' financial statements have not been restated.

     Deferred income taxes of Steinbach Inc. reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes as well as net operating losses of Steinbach Inc. At October 29, 1994, net operating losses of

                                 STEINBACH INC.

3. INCOME TAXES -- CONTINUED
Steinbach Inc., expiring in 2010, have been accounted for on a stand-alone basis. These differences relate to items such as inventory, allowance for doubtful accounts, accruals, depreciation and leasehold amortization, and give rise to a net deferred tax asset. Steinbach Inc. has established a valuation allowance of approximately $7.9 million and $4.3 million at October 29, 1994 and January 29, 1994, respectively, to completely offset the net deferred tax asset.

     The (benefit) for income taxes consists of (all current):

                                                                          OCTOBER 29,    JANUARY 29,
                                                                             1994           1994
                                                                          -----------    -----------
                                                                                (IN THOUSANDS)
Federal................................................................     $  --           $(123)
State and local........................................................        --              --
                                                                            -----           -----
Total..................................................................     $  --           $(123)
                                                                            =====           =====


4. RELATED PARTY TRANSACTIONS

     Net interest income on the net receivable/payable with ARG amounted to $147,000 at October 29, 1994 and $63,000 at January 29, 1994, respectively.

     Steinbach Inc. pays a monthly management fee to ARG and an affiliate equal to a percentage of net sales. The expense was $570,000 at October 29, 1994 and $1,017,000 at January 29, 1994, respectively.

     Steinbach Inc. has allocated expenses for certain services provided by the Parent and/or affiliated companies for centralized credit, information processing and product development. The amount allocated to Steinbach Inc. at October 29, 1994 was $1,126,000 and $1,804,000 at January 29, 1994.

5. RETIREMENT AND DEFERRED COMPENSATION PLANS

     ARG sponsors a defined contribution plan (the "Plan") that provides retirement benefits for all eligible employees of ARG and its affiliates. The Plan permits an employee to reduce his or her salary under Section 401(k) of the Internal Revenue Code. The maximum salary reduction with a current company match of 100% is 5% of eligible compensation. Certain employees may make additional contributions of up to an additional 10% of eligible compensation on an unmatched basis. In addition, Steinbach Inc. may make additional discretionary contributions to the Plan. The Plan expense related to Steinbach Inc. was $613,000 and $806,000 at October 29, 1994 and January 29, 1994, respectively.

     ARG also maintains a noncontributory unfunded defined benefit retirement plan, a Long-Term Incentive Plan and other deferred compensation arrangements which cover certain key employees of ARG and its affiliates. Steinbach Inc.'s portion of the expense related to these plans, as allocated by ARG, was approximately $112,000 and $343,000 at October 29, 1994 and January 29, 1994, respectively.

6. COMMITMENTS AND CONTINGENCIES

     In the course of Steinbach Inc.'s business, claims are alleged from time to time, some of which seek punitive or unspecified damages. Steinbach Inc. believes that these pending claims will be resolved without material adverse effects on its financial position.

                                 STEINBACH INC.

7. SUBSEQUENT EVENTS

     On November 1, 1994, Steinbach Stores, Inc., an S corporation, acquired all of the outstanding capital stock of Steinbach Inc. for a purchase price of approximately $30.6 million and simultaneously liquidated Steinbach Inc. into Steinbach Stores, Inc. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated based upon the fair market value of the assets acquired and liabilities assumed.

                                                                      APPENDIX D

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                     ELEVEN MONTHS ENDED DECEMBER 30, 1995
                                      AND
            FISCAL YEARS ENDED JANUARY 28, 1995 AND JANUARY 29, 1994


                                   CONTENTS
Steinbach Stores, Inc. -- 15 Store Income Statement...................................   D-2
Pro Forma Income Statements...........................................................   D-3

                             STEINBACH STORES INC.

                           15 STORE INCOME STATEMENT

                                                      TOTAL                                  15 STORE
                                                    STEINBACH         PRO FORMA              STEINBACH
                                                DECEMBER 30, 1995    ADJUSTMENTS         DECEMBER 30, 1995
                                                -----------------    -----------         -----------------
                                                                      (IN THOUSANDS)
Revenues
  Net sales..................................       $ 183,535         $ (87,784)(1)           $95,751
  Investment and other income................              33               (33)(1)                --
                                                    ---------         ---------               -------
                                                      183,568           (87,817)               95,751
Costs and Expenses
  Cost of Merchandise and services sold......         122,497           (56,470)(1)            66,027
  Operating expenses.........................          71,400           (41,074)(1)(2)         30,326
  Store closing costs........................           5,996            (5,996)(1)                --
  Interest expense...........................           2,076            (1,626)(1)               450
  Other......................................              12               (12)(1)                --
                                                    ---------         ---------               -------
                                                      201,981          (105,178)               96,803
                                                    ---------         ---------               -------
Loss before income taxes.....................         (18,413)           17,361                (1,052)
Federal income taxes.........................              --                --                    --
                                                    ---------         ---------               -------
Net loss.....................................       $ (18,413)        $  17,361               $(1,052)
                                                    =========         =========               =======

- -------------------------
(1) Pursuant to the Acquisition Agreement, between December 31, 1995 and the Closing Date, the Steinbach Shareholders have agreed to use their best efforts to take such actions as are necessary in order to transfer to another person or persons or to otherwise dispose of those assets (the "Excluded Assets") and liabilities (the "Excluded Liabilities") of Steinbach which are not related to the operations of the 15 retail department stores being acquired (the "Acquired Stores"), which actions include, among other things, the following; (i) the transfer of the nine stores which are non-Acquired Stores (and the assets and liabilities related thereto) and which are to be closed prior to the Closing Date; (ii) the termination or other disposition of the leases pertaining to Steinbach's corporate offices in White Plains, New York, and its central accounting offices in Bridgeport, Connecticut; (iii) the disposition to a third party of the assets and liabilities related to its distribution center in Eatontown, New Jersey; and
    (iv) the termination of all of Steinbach's employees, except for those actively involved in the day-to-day operations of the Acquired Stores and specifically identified by the Company as employees to be retained after the Closing Date (and, in connection therewith, the Steinbach Shareholders have agreed to pay all separation costs related to the terminated employees. The assets and liabilities that are being acquired by the Company as a result of the Acquisition include the Acquired Stores, as well as all cash, prepaid expenses, inventory, fixed assets, personnel, accounts payable and accrued liabilities associated with the Acquired Stores. The pro forma adjustments represent sales revenues and other income related to the nine stores not being acquired in the Acquisition, as well as the related cost of sales. In addition, all payroll and benefit costs, advertising, depreciation, real estate, insurance, utilities, supplies and all other direct expenses attributable to the nine non-Acquired Stores have been eliminated as a pro forma adjustment. Additionally, since the Company is not acquiring Steinbach's two administrative offices or distribution center, nor any of the employees in these three facilities, all payroll and benefit costs, utilities, real estate, insurance, supplies, professional fees and all other direct costs of these facilities have also been eliminated as a pro forma adjustment. The elimination of the revenues and costs associated with the nine non-Acquired Stores and the three non-acquired administrative facilities was calculated and based on Steinbach management's internal operating statements.


(2) The Company believes it can operate the 15 Acquired Stores and its existing 10 stores at reduced operating expense levels relative to sales due to the fact it will not be absorbing the existing Steinbach corporate overhead. Steinbach's corporate overhead allocated against the 15 Acquired Stores was over $10.0 million dollars for 1995. The Company anticipates adding approximately $4.5 million of additional corporate overhead to its existing overhead to accommodate the Steinbach acquisition. Total Steinbach operating expenses as a percent of sales for the eleven months ended December 30, 1995, were 38.9%, compared with the Company's operating expense ratio of 31.6% for the fiscal year ended February 3, 1996. The 15 Acquired Stores operating expenses including the corporate overhead allocated to the stores as a percent of sales for the eleven months ended December 30, 1995 were 37.3%. The pro forma combined operating expenses for 1995 were 31.6% of sales. These amounts have been reflected in the operating expenses of the 15 store Steinbach income statement. The functions related to the receiving, ticketing, and distribution of the Steinbach inventory were leased out to a third party and the costs related thereto represent approximately $2.6 million of the total anticipated additional costs. This cost was determined based on the product of (i) the estimated pieces of inventory that would be processed through the distribution center in a year, multiplied by (ii) the cost per piece being charged by the third party processor. The other $1.9 million of the estimated additional costs represents fees associated with the Company's New York buying office for the additional purchases related to Steinbach and personnel and related costs for establishing an east coast office, as well as additional management and clerical personnel at the Company's corporate headquarters in Detroit and other administrative costs. The personnel costs were estimated based on the number of positions management believes will be added and the salary and related benefits that will be required for each position. While it is possible that there may be some additional costs that could be incurred above the $4.5 million these costs are not presently determinable.

               CROWLEY, MILNER AND COMPANY/STEINBACH STORES, INC.

                          PRO FORMA INCOME STATEMENTS


                                                                  15 STORE
                                            THE COMPANY           STEINBACH         PRO FORMA
                                          FEBRUARY 3, 1996    DECEMBER 30, 1995    ADJUSTMENTS      COMBINED
                                          ----------------    -----------------    -----------      --------
                                                                    (IN THOUSANDS)
Revenues
  Net sales............................       $105,863           $    95,751                        $201,614
  Investment and other income..........            325                    --                             325
                                             ---------          ------------                        --------
                                               106,188                95,751                         201,939
Costs and Expenses
  Cost of Merchandise and services
     sold..............................         72,324                66,027                         138,351
  Operating expenses...................         33,446                30,326         $  (526)(3)      63,246
  Interest expense.....................          1,805                   450                           2,255
  Operating loss and costs related to
     integration of Steinbach(1).......            957                    --            (230)(2)         727
                                             ---------          ------------         -------        --------
                                               108,532                96,803            (230)        204,579
                                             ---------          ------------         -------        --------
Earnings (loss) before income taxes....         (2,344)               (1,052)            230          (2,640)
Federal income taxes...................             --                    --              --              --
                                             ---------          ------------         -------        --------
Net earnings (loss)....................       $ (2,344)          $    (1,052)        $   230        $ (2,640)
                                             =========          ============         =======        ========
Net earnings (loss) per share..........       $  (2.38)          $(10,520.00)             --        $  (1.79)
                                             =========          ============         =======        ========


- -------------------------
(1) Operating and other costs related to January 1996, the first month under the Interim Operating Agreement. Future results could vary.

(2) Pro forma adjustment represents non-recurring costs of integrating Steinbach within the Company and includes travel, moving, and other personnel costs related to establishing an east coast office and additional staffing at the Company's corporate headquarters in Detroit.


(3) Pro forma adjustment represents reduction of depreciation expense based on purchase accounting write down of the fixed assets acquired.



(4) At December 30, 1995, Steinbach management recorded a markdown reserve totalling $3.3 million to reflect the impact on the inventory of poor retail market conditons and as such cost of merchandise and services sold reflects this cost. The Company does not believe this reserve will recur in the future but was primarily the result of the Company's extensive change in merchandise content at the stores.



(5) As described in footnote 1 on page D-2, the pro forma income statement reflects significant operating expense reductions due to the fact that the Company will not acquire Steinbach's two administrative facilities or its distribution center and therefor costs associated with such activities are not reflected in the pro forma financial statements. Steinbach corporate overhead allocated against the 15 Acquired Stores was over $10.0 million for 1995. The Company anticipates adding approximately $4.5 million of additional corporate overhead to its existing overhead to accommodate the Steinbach acquisition. This reduction of overhead is reflected in the pro forma income statement above. The Company also anticipates it will be able to reduce operating expenses in the 15 Acquired Stores from the present levels. Although the savings can not be quantified at this time, the Company believes that certain costs, such as supplies and property and liability insurance, can be reduced by combining the programs of both companies. Also the Company believes that certain benefit insurance costs can be reduced by instituting managed care health plans in lieu of the plans currently in place. A bidding out of service contracts should yield cost savings in maintenance and services purchased expenses. Also, the Company believes it can improve sales and margins from their recent levels. (The information in this note contains forward looking statements within the meaning of the Securities Exchange Act of 1934 and is subject to the safe harbor created by that statute; actual results could differ materially from those projected in such statements and there can be no assurance that the Company will be successful in reducing such expenses and costs.)

                                                                      APPENDIX E

                             STEINBACH STORES, INC.

                             FINANCIAL STATEMENTS

                           THREE MONTHS ENDED MAY 4, 1996

                                   CONTENTS
Balance Sheets.......................................................................    E-2
Statements of Operations.............................................................    E-3
Statements of Cash Flows.............................................................    E-4
Notes................................................................................    E-5

                             STEINBACH STORES, INC.

                                 BALANCE SHEETS

                                                                             MAY 4,     APRIL 29,
                                                                              1996        1995
                                                                            --------    ---------
                                                                               (IN THOUSANDS)
                                                                                 (UNAUDITED)
Assets
Current assets:
  Cash...................................................................   $    362     $   (752)
  Merchandise inventories................................................     12,990       41,508
  Prepaid expenses and other current assets..............................      3,986        4,566
                                                                            ---------    --------
Total current assets.....................................................     17,338       45,322
Fixed assets, net of accumulated depreciation and amortization...........      5,311        7,925
                                                                            ---------    --------
Total assets.............................................................   $ 22,649     $ 53,247
                                                                            =========    ========
Liabilities and shareholders' equity
Current liabilities:
  Line of credit.........................................................   $ 12,417     $ 14,267
  Accounts payable and accrued liabilities...............................     12,135       21,584
  Capital lease obligations due within one year..........................        997          893
                                                                            ---------    --------
Total current liabilities................................................     25,549       36,744
Capital lease obligations................................................      5,422        6,294
Other liabilities........................................................        366           38
Shareholders' equity
  Common stock, $10 stated value: 850 shares authorized,
     100 issued and outstanding..........................................          1            1
  Paid in capital........................................................     14,999       14,999
  Accumulated deficit/retained earnings..................................    (23,688)      (4,829)
                                                                            ---------    --------
Total shareholders' equity...............................................     (8,688)      10,171
                                                                            ---------    --------
Total liabilities and shareholders' equity...............................   $ 22,649     $ 53,247
                                                                            =========    ========

See accompanying notes to financial statements.

                             STEINBACH STORES, INC.

                            STATEMENTS OF OPERATIONS

                                                                          MAY 4,      APRIL 29,
                                                                           1996          1995
                                                                        ----------    ----------
                                                                             (IN THOUSANDS,
                                                                         EXCEPT PER SHARE DATA)
                                                                              (UNAUDITED)
Net sales............................................................   $   23,844    $   39,503
Operating expenses:
  Cost of sales......................................................       15,806        26,148
  Selling, general and administrative................................       12,337        20,588
  Store closing costs................................................        1,108            --
                                                                        -----------   -----------
Operating income.....................................................       (5,407)       (7,233)
Interest expense.....................................................         (245)         (158)
Interest and other income............................................           73            23
Other expenses.......................................................           --            --
                                                                        -----------   -----------
Net loss.............................................................   $   (5,579)   $   (7,368)
                                                                        ===========   ===========
Net loss per share...................................................   $55,790.00    $73,680.00
                                                                        ===========   ===========

See accompanying notes to financial statements.

                             STEINBACH STORES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                       MAY 4, 1996    APRIL 29, 1995
                                                                       -----------    --------------
                                                                              (IN THOUSANDS)
                                                                                (UNAUDITED)
Operating activities
  Net loss..........................................................     $(5,579)        $ (6,326)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..................................         355              254
     Changes in operating assets and liabilities:
       (Increase) Decrease in merchandise inventories...............       2,207           (9,454)
       Increase in prepaid expenses and other current assets........      (1,521)          (1,086)
       Decrease in accounts payable and accrued liabilities.........        (633)          (1,057)
       Increase in other liabilities................................         329               --
                                                                         -------         --------
Net cash used in operating activities...............................      (4,842)         (17,669)
Investment activities
  Purchase of fixed assets..........................................          --             (354)
                                                                         -------         --------
       Net cash used in investment activities.......................                         (354)
Financing activities
  Net proceeds from revolving line of credit........................       3,877           14,267
  Principal payments on capital lease obligations...................        (193)            (199)
                                                                         -------         --------
Net cash provided by financing activities...........................       3,684           14,068
                                                                         -------         --------
     Decrease in cash...............................................      (1,158)          (3,955)
Cash at beginning of year...........................................       1,520            3,203
                                                                         -------         --------
       Cash at end of period........................................     $   362         $   (752)
                                                                         =======         ========

See accompanying notes to financial statements.

                    NOTES TO STEINBACH FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the thirteen week period ended May 4, 1996 are not necessarily indicative of the results that may be expected for the year ending February 1, 1997, due to the seasonal nature of the retail department store business. For further information, refer to the Steinbach Financial Statements and notes thereto for the eleven months ended December 30, 1995.

NOTE B -- STORE CLOSURES

     During the first quarter, Steinbach recorded a charge of approximately $1.1 million related to the announced closing of two additional stores. All employees at these locations (approximately 80) have been terminated. The charge consists of the write-downs of fixed assets (approximately $862,000), net of anticipated proceeds, severance for employees (approximately $59,000) and lease termination costs (approximately $188,000). The Company anticipates the store closures to be completed during the second quarter of 1996.

                                                                      APPENDIX F

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                           QUARTER ENDED MAY 4, 1996

                                    CONTENTS

Steinbach Stores, Inc. -- 15 Store Balance Sheet.....................................    F-2
Pro Forma Balance Sheets.............................................................    F-4
Steinbach Stores, Inc. -- 15 Store Income Statement..................................    F-6
Pro Forma Income Statements..........................................................    F-7

                             STEINBACH STORES, INC.

                            15 STORE BALANCE SHEETS
                               FIRST QUARTER 1996

                                                              TOTAL                         15 STORE
                                                            STEINBACH      PRO FORMA        STEINBACH
                                                           MAY 4, 1996    ADJUSTMENTS      MAY 4, 1996
                                                           -----------    -----------      -----------
                                                                         (IN THOUSANDS)
Assets
Current assets
  Cash..................................................     $   362       $     (37)(2)     $   325
  Inventories...........................................      12,990            (402)(2)      12,588
  Prepaid expenses and other current assets.............       3,986          (2,653)(2)       1,333
                                                             -------       ---------         -------
Total current assets....................................      17,338          (3,092)         14,246
Other assets............................................          --              --              --
                                                                             (39,751)(2)
Property, plant and equipment...........................       7,211          53,133 (1)      20,593
Accumulated depreciation................................                     (28,511)(2)
  and amortization......................................       1,900          40,854 (1)      14,243
                                                             -------       ---------         -------
                                                               5,311           1,039           6,350
                                                             -------       ---------         -------
Total assets............................................     $22,649       $  (2,053)        $20,596
                                                             =======       =========         =======
Liabilities and shareholders equity
Current liabilities
  Accounts payable......................................     $ 7,572       $  (2,373)(2)     $ 5,199
  Notes payable short term..............................      12,417          (7,906)(2)       4,511
  Other current liabilities.............................       3,455          (2,365)(2)       1,090
  Store closing reserve.................................       1,108          (1,108)(2)          --
  Current maturities of long term debt..................          --              --              --
  Current maturities of capital lease obligations.......         997            (798)(2)         199
                                                             -------       ---------         -------
                                                              25,549         (14,550)         10,999
Long term liabilities
  Long term debt........................................          --              --              --
  Capital lease obligations.............................       5,422          (2,153)(2)       3,269
  Other.................................................         366             (38)(2)         328
                                                             -------       ---------         -------
                                                               5,788          (2,191)          3,597
Shareholders equity
  Common stock..........................................           1              (1)(2)          --
  Other capital.........................................      14,999          (8,999)(2)       6,000
  Retained earnings.....................................     (23,688)         23,688 (2)          --
                                                             -------       ---------         -------
                                                              (8,688)         14,688           6,000
                                                             -------       ---------         -------
Total liabilities and shareholders equity...............     $22,649       $  (2,053)        $20,596
                                                             =======       =========         =======

See accompanying notes to financial statements.

                        NOTES TO 15 STORE BALANCE SHEETS


(1) Effective October 30, 1994, Steinbach acquired all of the outstanding stock of Steinbach, Inc. (the predecessor company) which was subsequently merged with and into Steinbach. In connection with such acquisition, Steinbach allocated the purchase price to fixed assets, resulting in a $8.9 million write down of fixed assets. The Acquisition Agreement between the Company and Steinbach provides for fixed assets to be valued on a historical basis, instead of current accounting basis, for determining the 15 store balance sheet of Steinbach as of December 30, 1995. The pro forma adjustment represents the write up of the fixed assets to the historical basis. Refer to section 1.5 of the Acquisition Agreement for the basis of the fixed asset accounting.


(2) Pursuant to the Acquisition Agreement, between December 31, 1995 and the Closing Date, the Steinbach Shareholders have agreed to use their best efforts to take such actions as are necessary in order to transfer to another person or persons or to otherwise dispose of those assets (the "Excluded Assets") and liabilities (the "Excluded Liabilities") of Steinbach which are not related to the operations of the 15 retail department stores being acquired (the "Acquired Stores"), which actions include, among other things, the following: (i) the transfer of the nine stores which are non-Acquired Stores (and the assets and liabilities related thereto) and which are to be closed prior to the Closing Date; (ii) the termination or other disposition of the leases pertaining to Steinbach's corporate offices in White Plains, New York, and its central accounting offices in Bridgeport, Connecticut; (iii) the disposition to a third party of the assets and liabilities related to its distribution center in Eatontown, New Jersey; and
    (iv) the termination of all of Steinbach's employees, except for those actively involved in the day-to-day operations of the Acquired Stores and specifically identified by the Company as employees to be retained after the Closing Date (and, in connection therewith, the Steinbach Shareholders have agreed to pay all separation costs related to the terminated employees. The assets and liabilities that are being acquired by the Company as a result of the Acquisition include the Acquired Stores, as well as all cash, prepaid expenses, inventory, fixed assets, personnel, accounts payable and accrued liabilities associated with the Acquired Stores. The pro forma adjustments represent elimination of all assets and liabilities related to the nine stores, two administrative offices and distribution center not being acquired by the Company pursuant to the Acquisition Agreement.

               CROWLEY, MILNER AND COMPANY/STEINBACH STORES, INC.

                            PRO FORMA BALANCE SHEETS
                               FIRST QUARTER 1996

                                                                 15 STORE
                                                 THE COMPANY     STEINBACH      PRO FORMA
                                                 MAY 4, 1996    MAY 4, 1996    ADJUSTMENTS      COMBINED
                                                 -----------    -----------    -----------      --------
                                                                     (IN THOUSANDS)
Assets
Current assets
  Cash........................................     $   295            325                       $   620
  Accounts receivable.........................       1,652            524        $  (141)(1)      2,035
  Inventories.................................      16,587         12,588                        29,175
  Prepaid expenses and other current assets...       2,609            809                         3,418
                                                  --------       --------       --------        -------
Total current assets..........................      21,143         14,246           (141)        35,248
Other assets..................................       3,184             --                         3,184
Property, plant and equipment.................      23,690         20,593          (3683)(2)     40,600
Accumulated depreciation and amortization.....      14,151         14,243                        28,394
                                                  --------       --------       --------        -------
                                                     9,539          6,350         (3,683)        12,206
                                                  --------       --------       --------        -------
Total assets..................................     $33,866        $20,596        $(3,824)       $50,638
                                                  ========       ========       ========        =======
Liabilities and shareholders equity
Current liabilities
  Accounts payable............................     $ 6,569          5,199        $  (141)(1)    $11,627
  Notes payable short term....................       7,726          4,511                        12,237
  Other current liabilities...................       2,489          1,090                         3,579
  Current maturities of long term debt........         525             --                           525
  Current maturities of capital lease
     obligations..............................         185            199                           384
                                                  --------       --------       --------        -------
                                                    17,494         10,999           (141)        28,352
Long term liabilities
  Long term debt..............................       5,325             --                         5,325
  Capital lease obligations...................       3,695          3,269                         6,964
  Other.......................................       1,761            328                         2,089
                                                  --------       --------                       -------
                                                    10,781          3,597                        14,378
Shareholders equity
  Common stock................................         956             --            515 (2)      1,471
  Other capital...............................       1,196          6,000         (4,198)(2)      2,998
  Retained earnings...........................       3,439             --                         3,439
                                                  --------       --------       --------        -------
Total liabilities and shareholders equity.....       5,591          6,000         (3,683)         7,908
                                                  --------       --------       --------        -------
                                                   $33,866        $20,596        $(3,824)       $50,638
                                                  ========       ========       ========        =======

See accompanying notes to financial statements.

               CROWLEY, MILNER AND COMPANY/STEINBACH STORES, INC.

                     NOTES TO THE PRO FORMA BALANCE SHEETS
                               FIRST QUARTER 1996

(1) Pro forma adjustment represents elimination of intercompany receivable and payable.

(2) The Acquisition will be accounted for using the purchase method of accounting and, as such, the following schedule reflects the cost of the acquisition and the Company's plan for allocating the purchase price to fixed assets. The difference between the $6,000,000 equity on the 15 store balance sheet and the calculated purchase price of $2,316,600 resulted in a purchase accounting write down of fixed assets of $3,683,400.

                                                  PRICE OF COMPANYS
                         SHARES OF                     STOCK ON            PURCHASE
                        STOCK ISSUED              NOVEMBER 17, 1995         PRICE
               ------------------------------     ------------------      ----------
                          514,800                       $ 4.50*           $2,316,600

     ------------------------------
     * November 17, 1995 was the date the Company made its first public announcement regarding the acquisition. The closing price of the Company's stock, as traded on the American Stock Exchange on November 17, 1995 was $4.50 per share.

                             STEINBACH STORES INC.

                           15 STORE INCOME STATEMENT
                               FIRST QUARTER 1996

                                                              TOTAL                         15 STORE
                                                            STEINBACH      PRO FORMA        STEINBACH
                                                           MAY 4, 1996    ADJUSTMENTS      MAY 4, 1996
                                                           -----------    -----------      -----------
                                                                         (IN THOUSANDS)
Revenues
  Net sales.............................................     $23,844       $  (7,587)(1)     $16,257
  Investment and other income...........................          73             (56)(1)          17
                                                            --------       ---------        --------
                                                              23,917          (7,643)         16,274
Costs and Expenses
  Cost of Merchandise and services sold.................      15,806          (7,099)(1)       8,707
  Operating expenses....................................      12,337          (5,483)(1)       6,854
  Store closing costs...................................       1,108          (1,108)(1)          --
  Interest expense......................................         245            (185)(1)          60
  Other.................................................          --              --(1)           --
                                                            --------       ---------        --------
                                                              29,496         (13,875)         15,621
                                                            --------       ---------        --------
Earnings (loss) before income taxes.....................      (5,579)          6,232             653
Federal income taxes....................................          --              --              --
                                                            --------       ---------        --------
Net earnings (loss).....................................     $(5,579)      $   6,232         $   653
                                                            ========       =========        ========

- -------------------------
(1) Pursuant to the Acquisition Agreement, between December 31, 1995 and the Closing Date, the Steinbach Shareholders have agreed to use their best efforts to take such actions as are necessary in order to transfer to another person or persons or to otherwise dispose of those assets (the "Excluded Assets") and liabilities (the "Excluded Liabilities") of Steinbach which are not related to the operations of the 15 retail department stores being acquired (the "Acquired Stores"), which actions include, among other things, the following: (i) the transfer of the nine stores which are non-Acquired Stores (and the assets and liabilities related thereto) and which are to be closed prior to the Closing Date; (ii) the termination or other disposition of the leases pertaining to Steinbach's corporate offices in White Plains, New York, and its central accounting offices in Bridgeport, Connecticut; (iii) the disposition to a third party of the assets and liabilities related to its distribution center in Eatontown, New Jersey; and
    (iv) the termination of all of Steinbach's employees, except for those actively involved in the day-to-day operations of the Acquired Stores and specifically identified by the Company as employees to be retained after the Closing Date (and, in connection therewith, the Steinbach Shareholders have agreed to pay all separation costs related to the terminated employees. The assets and liabilities that are being acquired by the Company as a result of the Acquisition include the Acquired Stores, as well as all cash, prepaid expenses, inventory, fixed assets, personnel, accounts payable and accrued liabilities associated with the Acquired Stores. The pro forma adjustments represent sales revenues and other income related to the nine stores not being acquired in the Acquisition, as well as the related cost of sales. In addition, all payroll and benefits costs, advertising, depreciation, real estate, insurance, utilities, supplies and all other direct expenses attributable to the nine non-Acquired Stores have been eliminated as a pro forma adjustment. Additionally, since the Company is not acquiring Steinbach's two administrative offices or distribution center, nor any of the employees in these three facilities, all payroll and benefit costs, utilities, real estate, insurance, supplies, professional fees and all other direct costs of these facilities have also been eliminated as a pro forma adjustment. The elimination of the revenues and costs associated with the nine non-Acquired Stores and the three non-acquired administrative facilities was calculated and based on Steinbach managements internal operating statements.


(2) The Company believes it can operate the 15 Acquired Stores and its existing 10 stores at reduced operating expense levels relative to sales due to the fact it will not be absorbing the existing Steinbach corporate overhead. Steinbach's corporate overhead allocated against the 15 Acquired Stores was over $10.0 million dollars for 1995. The Company anticipates adding approximately $4.5 million of additional corporate overhead to its existing overhead to accommodate the Steinbach acquisition. Total Steinbach operating expenses as a percent of sales for the eleven months ended December 30, 1995, were 38.9%, compared with the Company's operating expense ratio of 31.6% for the fiscal year ended February 3, 1996. The 15 Acquired Stores operating expenses including the corporate overhead allocated to the stores as a percent of sales for the eleven months ended December 30, 1995 were 37.3%. The pro forma combined operating expenses for 1995 were 31.6% of sales.

               CROWLEY, MILNER AND COMPANY/STEINBACH STORES, INC.

                          PRO FORMA INCOME STATEMENTS
                               FIRST QUARTER 1996


                                                                 15 STORE
                                                 THE COMPANY     STEINBACH      PRO FORMA
                                                 MAY 4, 1996    MAY 4, 1996    ADJUSTMENTS      COMBINED
                                                 -----------    -----------    -----------      --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Net sales...................................     $23,267       $  16,257                      $39,524
  Investment and other income.................          29              17                           46
                                                  --------      -----------                     -------
                                                    23,296          16,274                       39,570
Costs and Expenses
  Cost of Merchandise and services sold.......      16,893           8,707                       25,600
  Operating expenses..........................       7,988           6,854       $    95(3)      14,937
  Interest expense............................         437              60                          497
  Operating profit related to Steinbach(1)....         653              --          (653)(2)         --
                                                  --------      -----------      -------        -------
                                                    24,665          15,621          (558)        41,034
                                                  --------      -----------      -------        -------
Earnings (loss) before income taxes...........      (1,369)            653          (558)        (1,464 )
Federal income taxes..........................          --              --            --             --
                                                  --------      -----------      -------        -------
Net earnings (loss)...........................     $(1,369)      $     653       $  (558)       $(1,464 )
                                                  ========      ===========      =======        =======
Net earnings (loss) per share.................     $ (1.43)      $   6,530            --        $ (1.00 )
                                                  ========      ===========      =======        =======


- -------------------------
(1) Operating profit related to the first quarter under the Interim Operating Agreement. Future results could vary.

(2) Pro forma adjustment represents the elimination of the profit from operating Steinbach that was recorded on the Company's operating statements.


(3) Pro forma adjustment represents additional depreciation expense related to the Steinbach fixed assets due to the fact the Company did not record any depreciation on the assets in the first quarter since it will not own the assets until the closing date.



(4) At December 30, 1995, Steinbach management recorded a markdown reserve, related to the 15 Acquired Stores, totalling $3.3 million to reflect the impact on the inventory of poor retail market conditions. In addition, the Company recorded a $700,000 reserve related to changes in certain price points at Steinbach to conform with the Company's pricing policies. These reserves were reversed in the first quarter as the inventory was sold and, as such, are reflected as reductions of cost of merchandise and services sold. The Company does not believe these services will recur in the future as they were established primarily as a result of the Company's extensive change in merchandise content at the stores.



(5) As described in footnote 1 on page D-2, the pro forma income statement reflects significant operating expense reductions due to the fact that the Company will not acquire Steinbach's two administrative facilities or its distribution center and therefor costs associated with such activities are not reflected in the pro forma financial statements. Steinbach corporate overhead allocated against the 15 Acquired Stores was over $10.0 million for 1995. The Company anticipates adding approximately $4.5 million of additional corporate overhead to its existing overhead to accommodate the Steinbach acquisition. This reduction of overhead is reflected in the pro forma income statement above. The Company also anticipates it will be able to reduce operating expenses in the 15 Acquired Stores from the present levels. Although the savings can not be quantified at this time, the Company believes that certain costs, such as supplies and property and liability insurance, can be reduced by combining the programs of both companies. Also the Company believes that certain benefit insurance costs can be reduced by instituting managed care health plans in lieu of the plans currently in place. A bidding out of service contracts should yield cost savings in maintenance and services purchased expenses. Also, the Company believes it can improve sales and margins from their recent levels. (The information in this note contains forward looking statements within the meaning of the Securities Exchange Act of 1934 and is subject to the safe harbor created by that statute; actual results could differ materially from those projected in such statements and there can be no assurance that the Company will be successful in reducing such expenses and costs.)

PROXY                                                                      PROXY

                         CROWLEY, MILNER AND COMPANY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CROWLEY, MILNER AND COMPANY

        The undersigned shareholder hereby appoints DENNIS P. CALLAHAN and MARK
A. VANDENBERG, or either one of them, the attorney and proxies of the undersigned, with power of substitution, to vote all the shares of Common Stock of Crowley, Milner and Company standing in the name of the undersigned at the close of business on July 5, 1996 (the "Record Date") at the Annual Meeting of Shareholders of the Company to be held on Wednesday, August __, 1996 at 2:00 p.m. Eastern Daylight Savings Time, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there present.

        The shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Proxy Statement dated June 5, 1996. Proxies will be voted as instructed.

        IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE COMPANY'S NOMINEES AS DIRECTORS, FOR THE ISSUANCE OF 514,800 SHARES OF COMMON STOCK IN CONNECTION WITH THE ACQUISITION, FOR THE APPROVAL OF AN AMENDMENT TO THE 1992 INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 200,000 SHARES TO 300,000 SHARES AND FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS.

        BY EXECUTION OF THIS PROXY, THE UNDERSIGNED SHAREHOLDER CONFERS UPON THE ABOVE-APPOINTED PROXIES THE DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

        The undersigned acknowledges receipt of the Proxy Statement and Notice of said meeting, both dated July __, 1996.

        Brokers executing proxies should indicate in the space below the number of shares with respect to which authority is conferred by this Proxy if less than all shares held as nominees are to be voted.

        Please sign exactly as your name appears. If acting as attorney, executor, trustee or in other representative capacity, sign name and title.
        PLEASE EXECUTE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.

Comments/Address Change:

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

                                                                With-   For All
                                                        For     hold    Except
    1.  Election of Directors to hold office            / /      / /      / /
        until the Annual Meeting of
        Shareholders in 1999.

        Nominee:

        JOSEPH C. KEYS          RICHARD S. KEYS
        PAUL R. RENTENBACH      JAMES L. SCHAYE, JR.


     If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).




                                                        For   Against   Abstain
    2.  To approve the issuance by the                  / /     / /       / /
        Company of 514,800 shares of Common
        Stock of the Company to the
        shareholders (the "Steinbach
        Shareholders") of Steinbach Stores, Inc.
        ("Steinbach") in exchange for all of the issued and outstanding shares of
        Common Stock of Steinbach (the
        "Acquisition") pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization.

                                                        For   Against   Abstain
    3.  To approve an amendment to the                  / /     / /       / /
        Crowley, Milner and Company 1992
        Incentive Stock Plan to increase the
        number of shares of Common Stock
        authorized for issuance thereunder from
        200,000 shares to 300,000 shares.

                                                        For   Against   Abstain
    4.  Appointment of Ernst & Young LLP as             / /     / /       / /
        independent auditors for the fiscal year ending February 1, 1997.

Please be sure to sign and date this Proxy              Date
______________________________________________________________________________



______________________________________________________________________________
        Shareholder sign here                           Co-owner sign here




                  Mark box at right if comments or address change        / /
                  have been noted on the reverse side of this card.

______________________________________________________________________________
        DETACH CARD